Filed Pursuant to Rule 424(b)(5)
Registration No. 333-168938

PROSPECTUS    SUPPLEMENT

(To Prospectus dated August 19, 2010)

10,000,000 Shares

9.50% Series C Cumulative Redeemable Perpetual

Preferred Shares

Seaspan Corporation

(Liquidation Preference $25 Per Share)

We are offering 10,000,000 of our 9.50% Cumulative Redeemable Perpetual Series C Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (the “Series C Preferred Shares”).

Dividends on the Series C Preferred Shares are cumulative from the date of original issue and will be payable quarterly in arrears on the 30th day of January, April, July and October of each year, commencing April 30, 2011, when, as and if declared by our board of directors. Dividends will be payable out of amounts legally available therefor at an initial rate equal to 9.50% per annum of the stated liquidation preference, subject to adjustment as described in this prospectus supplement.

At any time on or after January 30, 2016, the Series C Preferred Shares may be redeemed, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. If (i) we fail to comply with certain covenants (a “Covenant Default”), (ii) we experience certain defaults under any of our credit facilities (a “Cross Default”), (iii) four quarterly dividends payable on the Series C Preferred Shares are in arrears (a “Dividend Payment Default”) or (iv) the Series C Preferred Shares are not redeemed in whole by January 30, 2017 (a “Failure to Redeem”), the dividend rate payable on the Series C Preferred Shares shall increase, subject to aggregate maximum rate per annum of 25% prior to January 30, 2016 and 30% thereafter, to a rate that is 1.25 times the dividend rate payable on the Series C Preferred Shares as of the close of business on the day immediately preceding the Covenant Default, Cross Default, Divided Payment Default or Failure to Redeem, as applicable, and on each subsequent Dividend Payment Date, the dividend rate payable shall increase to a rate that is 1.25 times the dividend rate payable on the Series C Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until the Covenant Default, Cross Default or Dividend Payment Default is cured or the Series C Preferred Shares are no longer outstanding. Please read “Description of Series C Preferred Shares—Dividends—Dividend Payment Dates—Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem.”

We intend to apply to have the Series C Preferred Shares registered for listing on The New York Stock Exchange. Currently, there is no public market for the Series C Preferred Shares.

Investing in our Series C Preferred Shares involves a high degree of risk. Please read “Risk  Factors” beginning on page S-20 of this prospectus supplement and page 5 of the accompanying base prospectus.

	Per Share	Total
Public offering price	$25.00	$250,000,000
Underwriting discount	$0.875	$8,750,000
Proceeds (before expenses) to us	$24.125	$241,250,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series C Preferred Shares in book entry form through the facilities of The Depository Trust Company on or about January 28, 2011.

Sole Book-Running Manager and Structuring Agent

BofA Merrill Lynch

Co-Managers

Citi	Credit Suisse	Dahlman Rose & Company

BNP PARIBAS		DnB NOR Markets

January 21, 2011

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information in the prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Series C Preferred Shares in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or the information that is incorporated by reference herein is accurate as of any date other than its respective date.

We expect that delivery of the Series C Preferred Shares will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which will be the five business days following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). You should note that trading on the Series C Preferred Shares on the date of this prospectus supplement or the next business day may be affected by the T+5 settlement. Please read “Underwriting.”

i

Prospectus Supplement

Base Prospectus

ii

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	34
LEGAL MATTERS	35
PLAN OF DISTRIBUTION	36
EXPERTS	38
WHERE YOU CAN FIND ADDITIONAL INFORMATION	39
ENFORCEMENT OF CIVIL LIABILITIES	41
FORWARD LOOKING STATEMENTS	42

iii

SUMMARY

This summary highlights important information contained elsewhere in this prospectus supplement and the accompanying base prospectus. You should carefully read this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference to understand fully our business and the terms of our Series C Preferred Shares, as well as the tax and other considerations that are important to you in making your investment decision. You should consider carefully the “Risk Factors” section beginning on page S-20 of this prospectus supplement and on page 5 of the accompanying base prospectus to determine whether an investment in our Series C Preferred Shares is appropriate for you. Unless otherwise indicated, all references in this prospectus supplement to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus supplement is prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

Unless we otherwise specify, when used in this prospectus supplement, the terms “Seaspan,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its subsidiaries, except that when such terms are used in this prospectus supplement in reference to the Series C Preferred Shares, they refer specifically to Seaspan Corporation. References to our Manager are to Seaspan Management Services Limited and its wholly owned subsidiaries, which provide us with all of our technical, administrative and strategic services.

Shipbuilders: References to Samsung are to Samsung Heavy Industries Co., Ltd. References to HHI are to Hyundai Heavy Industries Co., Ltd. References to HSHI are to Hyundai Samho Heavy Industries Co., Ltd., a subsidiary of HHI. References to Jiangsu are to Jiangsu Yangzijiang Shipbuilding Co., Ltd. References to New Jiangsu are to Jiangsu New Yangzi Shipbuilding Co., Ltd. References to Zhejiang are to Zhejiang Shipbuilding Co. Ltd. References to Odense-Lindo are to Odense-Lindo Shipyard Ltd. Samsung, HHI, HSHI, Jiangsu, New Jiangsu, Zhejiang and Odense-Lindo are commonly referred to as our shipbuilders.

Customers: References to CSCL Asia are to China Shipping Container Lines (Asia) Co., Ltd., a subsidiary of China Shipping Container Lines Co., Ltd., or CSCL. References to APM are to A.P. Møller-Mærsk A/S. References to HL USA are to Hapag-Lloyd USA, LLC, a subsidiary of Hapag-Lloyd, AG, or Hapag-Lloyd. References to COSCON are to COSCO Container Lines Co., Ltd., a subsidiary of China COSCO Holdings Company Limited. References to K-Line are to Kawasaki Kisen Kaisha Ltd. References to MOL are to Mitsui O.S.K. Lines, Ltd. References to CSAV are to Compañia Sud Americana De Vapores S.A. References to UASC are to United Arab Shipping Company (S.A.G.).

Our Company

We are a leading independent charter owner of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters to major container liner companies. As of December 31, 2010, our operating fleet included 55 containerships (including one leased vessel), and we had entered into contracts for the purchase of an additional eight containerships and contracts to lease an additional six containerships, all of which are currently or will be under construction, and have scheduled delivery dates through April 2012.

Customers for our operating fleet are CSCL Asia, HL USA, APM, COSCON, CSAV, MOL, K-Line and UASC. Customers for the additional 14 newbuilding vessels will include K-Line and COSCON. Our primary objective is to continue to grow our business through accretive vessel acquisitions as market conditions allow.

We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters. As of December 31, 2010, the charters on the 55 vessels in our operating fleet had an average remaining term of approximately seven years, excluding the effect of charterers’ options to extend certain time charters.

Our Fleet

Our Operating Fleet

The following table summarizes key facts regarding our vessels as of December 31, 2010:

Vessel Name	Vessel Class (TEU)	Year Built	Charter Start Date	Charterer	Length of Time Charter	Daily Charter Rate
						(in thousands)
CSCL Zeebrugge	9600	2007	3/15/07	CSCL Asia	12 years	$34.0	(1)
CSCL Long Beach	9600	2007	7/6/07	CSCL Asia	12 years	34.0	(1)
CSCL Oceania	8500	2004	12/4/04	CSCL Asia	12 years + one 3-year option	29.8	(2)
CSCL Africa	8500	2005	1/24/05	CSCL Asia	12 years + one 3-year option	29.5	(2)
COSCO Japan	8500	2010	3/9/10	COSCON	12 years + three one-year options	42.9	(3)
COSCO Korea	8500	2010	4/5/10	COSCON	12 years + three one-year options	42.9	(3)
COSCO Philippines	8500	2010	4/24/10	COSCON	12 years + three one-year options	42.9	(3)
COSCO Malaysia	8500	2010	5/19/10	COSCON	12 years + three one-year options	42.9	(3)
COSCO Indonesia	8500	2010	7/5/10	COSCON	12 years + three one-year options	42.9	(3)
COSCO Thailand	8500	2010	10/20/10	COSCON	12 years + three one-year options	42.9	(3)
MOL Emerald	5100	2009	4/30/09	MOL	12 years	28.9
MOL Eminence	5100	2009	8/31/09	MOL	12 years	28.9
MOL Emissary	5100	2009	11/20/09	MOL	12 years	28.9
MOL Empire	5100	2010	1/8/10	MOL	12 years	28.9
Maersk Merritt (4)	4800	1989	11/6/06	APM	5 years + two 1-year options + one 2-year option	23.5	(5)
Cap Victor	4800	1988	11/20/06	APM	5 years + two 1-year options + one 2-year option	23.5	(5)
Cap York	4800	1989	12/6/06	APM	5 years + two 1-year options + one 2-year option	23.5	(5)
Maersk Moncton (6)	4800	1989	12/22/06	APM	5 years + two 1-year options + one 2-year option	23.5	(5)
Brotonne Bridge (7)	4500	2010	10/25/10	K-Line	12 years + two 3-year options	34.3	(8)
CSAV Licanten (9)	4250	2001	7/3/01	CSCL Asia	10 years + one 2-year option	18.3	(10)
CSCL Chiwan	4250	2001	9/20/01	CSCL Asia	10 years + one 2-year option	18.3	(10)
CSCL Ningbo	4250	2002	6/15/02	CSCL Asia	10 years + one 2-year option	19.7	(11)
CSCL Dalian	4250	2002	9/4/02	CSCL Asia	10 years + one 2-year option	19.7	(11)
CSCL Felixstowe	4250	2002	10/15/02	CSCL Asia	10 years + one 2-year option	19.7	(11)
CSCL Vancouver	4250	2005	2/16/05	CSCL Asia	12 years	17.0
CSCL Sydney	4250	2005	4/19/05	CSCL Asia	12 years	17.0
CSCL New York	4250	2005	5/26/05	CSCL Asia	12 years	17.0
CSCL Melbourne	4250	2005	8/17/05	CSCL Asia	12 years	17.0
CSCL Brisbane	4250	2005	9/15/05	CSCL Asia	12 years	17.0

Vessel Name	Vessel Class (TEU)	Year Built	Charter Start Date	Charterer	Length of Time Charter	Daily Charter Rate
						(in thousands)
New Delhi Express	4250	2005	10/19/05	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0	(13)
Dubai Express	4250	2006	1/3/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0	(13)
Jakarta Express	4250	2006	2/21/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0	(13)
Saigon Express	4250	2006	4/6/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0	(13)
Lahore Express	4250	2006	7/11/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0	(13)
Rio Grande Express	4250	2006	10/20/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0	(13)
Santos Express	4250	2006	11/13/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0	(13)
Rio de Janeiro Express	4250	2007	3/28/07	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0	(13)
Manila Express	4250	2007	5/23/07	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0	(13)
CSAV Loncomilla	4250	2009	4/28/09	CSAV	6 years	25.9
CSAV Lumaco	4250	2009	5/14/09	CSAV	6 years	25.9
CSAV Lingue	4250	2010	5/17/10	CSAV	6 years	25.9
CSAV Lebu	4250	2010	6/7/10	CSAV	6 years	25.9
UASC Madinah	4250	2009	7/1/10	UASC	2 years	20.5	(14)
COSCO Fuzhou	3500	2007	3/27/07	COSCON	12 years	19.0
COSCO Yingkou	3500	2007	7/5/07	COSCON	12 years	19.0
CSCL Panama	2500	2008	5/14/08	CSCL Asia	12 years	16.8	(15)
CSCL São Paulo	2500	2008	8/11/08	CSCL Asia	12 years	16.8	(15)
CSCL Montevideo	2500	2008	9/6/08	CSCL Asia	12 years	16.8	(15)
CSCL Lima	2500	2008	10/15/08	CSCL Asia	12 years	16.8	(15)
CSCL Santiago	2500	2008	11/8/08	CSCL Asia	12 years	16.8	(15)
CSCL San Jose	2500	2008	12/1/08	CSCL Asia	12 years	16.8	(15)
CSCL Callao	2500	2009	4/10/09	CSCL Asia	12 years	16.8	(15)
CSCL Manzanillo	2500	2009	9/21/09	CSCL Asia	12 years	16.8	(15)
Guayaquil Bridge	2500	2010	3/8/10	K-Line	10 years	17.9
Calicanto Bridge	2500	2010	5/30/10	K-Line	10 years	17.9

(1)	CSCL Asia has an initial charter of 12 years with a charter rate of $34,000 per day, increasing to $34,500 per day after six years.

(2)	CSCL Asia has an initial charter of 12 years with a charter rate of $29,500 per day for the first six years, $29,800 per day for the second six years, and $30,000 per day during the three-year option.

(3)	COSCON has an initial charter of 12 years with a charter rate of $42,900 per day for the initial term and $43,400 per day for the three one-year options.

(4)	The name of the MSC Sweden was changed to Maersk Merritt in May 2010 in connection with the termination of a sub-charter from APM to Mediterranean Shipping Company S.A.

(5)	APM has an initial charter of five years at $23,450 per day, two consecutive one-year options to charter the vessel at $22,400 and $21,400 per day, respectively, and a final two-year option to charter the vessel at $20,400 per day.

(6)	The name of the MSC Ancona was changed to Maersk Moncton in August 2010 in connection with the termination of a sub-charter of the vessel from APM to Mediterranean Shipping Company S.A.

(7)	This vessel is leased pursuant to a lease agreement, which we used to finance the acquisition of the vessel.

(8)	K-Line has an initial charter of 12 years with a charter rate of $34,250 per day for the first six years, increasing to $34,500 per day for the second six years, $37,500 for the first three-year option period and $42,500 for the second three-year option period.

(9)	The name of the CSCL Hamburg was changed to CSAV Licanten in November 2010, in connection with a sub-charter from CSCL to CSAV.

(10)	CSCL Asia has an initial charter of ten years with a charter rate of $18,000 per day for the first five years, $18,300 per day for the second five years, and $19,000 per day for the two-year option. CSCL Asia has exercised its option on the CSAV Licanten.

(11)	CSCL Asia has an initial charter of ten years with a charter rate of $19,933 per day for the first five years, $19,733 per day for the second five years, and $20,500 per day for the two-year option.

(12)	For these charters, the initial term was three years, which automatically extends for up to an additional seven years in successive one-year extensions, unless HL USA elects to terminate the charters with two years’ prior written notice. HL USA would have been required to pay a termination fee of approximately $8.0 million to terminate a charter at the end of the initial term. The termination fee declines by $1.0 million per year per vessel in years four through nine. The initial terms of the charters for these vessels have expired, and these charters have automatically extended pursuant to their terms.

(13)	HL USA had an initial charter of three years that automatically extends for up to an additional seven years with a charter rate of $18,000 per day, and $18,500 per day for the two one-year options.

(14)	UASC has a charter of two years with a charter rate of $20,500 per day for the first year, increasing to $20,850 per day for the second year. In addition, we pay a 1.25% commission to a broker on all hire payments for this charter.

(15)	CSCL Asia has a charter of 12 years with a charter rate of $16,750 per day for the first six years, increasing to $16,900 per day for the second six years.

New Vessel Contracts

Our primary objective is to acquire additional containerships as market conditions allow, and to enter into additional long-term, fixed-rate time charters for such vessels.

As of December 31, 2010, we had contracted to purchase eight additional containerships and to lease an additional six, all of which are currently or will be under construction, and have scheduled delivery dates through April 2012.

As at December 31, 2010, the eight newbuilding containerships that we have contracted to purchase and the six newbuilding containerships that we have contracted to lease consist of the following vessels:

Vessel	Vessel Class (TEU)	Length of Time Charter (1)	Charterer	Daily Charter Rate		Scheduled Delivery Date	Shipbuilder
				(in thousands)
Hull No. S452	13100	12 years	COSCON	$55.0		2012	HSHI
Hull No. 2177	13100	12 years	COSCON	55.0		2011	HHI
Hull No. S453	13100	12 years	COSCON	55.0		2011	HSHI
Hull No. 2178	13100	12 years	COSCON	55.0		2012	HHI
Hull No. S454	13100	12 years	COSCON	55.0		2012	HSHI
Hull No. 2179	13100	12 years	COSCON	55.0		2011	HHI
Hull No. 2180(2)	13100	12 years	COSCON	55.0		2012	HHI
Hull No. 2181(2)	13100	12 years	COSCON	55.0		2011	HHI
COSCO Prince Rupert	8500	12 years + three one-year options	COSCON	42.9	(3)	2011	HHI
COSCO Vietnam	8500	12 years + three one-year options	COSCON	42.9	(3)	2011	HHI
Brevik Bridge(2)	4500	12 years + two three-year options	K-Line	34.3	(4)	2011	Samsung
Bilbao Bridge(2)	4500	12 years + two three-year options	K-Line	34.3	(4)	2011	Samsung
Berlin Bridge(2)	4500	12 years + two three-year options	K-Line	34.3	(4)	2011	Samsung
Budapest Bridge(2)	4500	12 years + two three-year options	K-Line	34.3	(4)	2011	Samsung

(1)	Each charter is scheduled to begin upon delivery of the vessel to the relevant charterer.

(2)	This vessel is subject to a sale-leaseback arrangement.

(3)	COSCON has an initial charter of 12 years with a charter rate of $42,900 per day and $43,400 per day for the three one-year options.

(4)	K-Line has an initial charter of 12 years with a charter rate of $34,250 per day for the first six years, increasing to $34,500 per day for the second six years, $37,500 for the first three-year option period and $42,500 for the second three-year option period.

The following chart details the number of vessels in our fleet based on scheduled delivery dates as of December 31, 2010:

	Year Ending December 31,
	Scheduled
	2011	2012
Deliveries	10	4
Operating Vessels	65	69
Approximate Total Capacity (TEU)	352,700	405,100

Market Opportunity

We believe that the recent financial crisis and dislocation of the containership sector has created an opportunity for ship owners with access to capital to acquire vessels at attractive prices and employ them in a manner that will generate attractive returns on capital and is accretive to cash flow. Due to financial constraints of ship owners and the decrease in global trade, few orders for newbuilding containerships were placed in recent years and there is a limited amount of vessel capacity scheduled to enter the market after 2012. We believe that the containership sector is recovering and that supply and demand dynamics for containerized trade are relatively favorable for vessel owners.

We intend to continue to expand our fleet primarily through entering into newbuilding contracts with shipyards, but believe that there will also be select opportunities to acquire existing or newbuilding vessels from other shipowners, shipbuilders due to defaulting purchasers under construction contracts, or banks and other lessors that may acquire vessels upon borrower or lessee defaults. We believe we are well positioned to take advantage of current market opportunities. Without giving effect to the net proceeds from this offering or any additional debt capacity as a result thereof, we believe that we will be able to fund the remaining payments for the 14 containerships that we have contracted to purchase and lease through the availability under our current credit and lease facilities and current and anticipated operating cash flows less dividends. We will be able to use the proceeds from this offering, combined with additional debt capacity as a result thereof (exclusive of amounts committed to finance the remaining payments on the 14 vessels we have agreed to purchase and lease), to fund additional growth beyond our contracted fleet.

Our Competitive Strengths

We believe that we possess a number of competitive strengths that will allow us to capitalize on the opportunities in the containership industry, including the following:

•

Enhanced stability of cash flows through long-term, fixed-rate time charters. Our vessels are primarily subject to long-term, fixed-rate time charters, which had an average remaining term of approximately seven years as of December 31, 2010. As a result, nearly all of our revenue is protected from the volatility of spot rates and short-term charters. To further promote cash flow stability, we have primarily placed newbuilding orders and purchased secondhand vessels when we have concurrently entered into long-term time charters with our customers. As of December 31, 2010, and excluding any extensions of our time charters, we had approximately $6.5 billion of contracted future revenue under existing fixed-rate time charters, including approximately $2.9 billion attributable to time charters for the 14 newbuilding containerships that we have contracted to purchase and lease.

•

Significant built-in fleet growth. We have significantly grown our fleet since our initial public offering in August 2005. At that time, we had an operating fleet of 10 vessels with another 13 vessels on order, aggregating 116,950 TEU. As of December 31, 2010, we had 55 vessels in service and 14 vessels on order, aggregating 405,100 TEU, an increase of 246% in TEU capacity. The aggregate capacity of the 14 newbuilding vessels, with scheduled delivery dates through April 2012, represents over 50% of the aggregate capacity of our vessels currently in service.

•

Proven ability to source capital for growth. Since our initial public offering in 2005, we have successfully accessed capital to grow our fleet. Including our initial public offering, we have raised over $1.8 billion in public and private issuances of equity securities. In addition, we have secured credit and lease facilities with aggregate outstanding borrowings and commitments of $4.2 billion as of December 31, 2010. We also accessed capital during the recent economic downturn, including raising preferred share equity and entering into sale-leaseback financings. We will be able to use the proceeds from this offering, combined with additional debt capacity as a result thereof (exclusive of amounts committed to finance the remaining payments on the 14 vessels we have agreed to purchase and lease), to fund additional growth beyond our contracted fleet. We intend to continue to access existing capital, and to consider new sources, to cost-effectively maintain and grow our fleet.

•

Strong, long-term relationships with high-quality customers, including leading Asian container liners. We have developed strong relationships with our customers, which include leading container liner companies. We believe we are the largest provider of containerships to China, and anticipate that Asian demand for containerships will continue to rebound and grow following the recent economic downturn. We attribute the strength of our customer relationships in part to our consistent operational quality, customer oriented service and historical average utilization of over 99% since our initial public offering in 2005.

•

Scale, diversity and high quality of our fleet. We are one of the largest independent charter owners of containerships and believe that the size of our fleet appeals to our customers and provides us cost savings through volume purchases by our Manager and leverage in negotiating newbuilding contracts and accessing shipyard berths. Our operating fleet of 55 containerships had an average age of approximately five years as of December 31, 2010, which is significantly below the industry average of approximately 10 years. Our 14 newbuilding vessels also will be subject to our high standards for design, construction quality and maintenance. Upon delivery of these additional vessels, the vessels in our fleet will range in size from 2500 TEU to 13100 TEU, and our 13100 TEU containerships will be among the largest sized containerships then in operation.

•

Experienced management. Together our chief executive officer and chief financial officer have over 30 years of professional experience in the shipping industry. In addition, the members of the management team of our Manager have prior experience with many companies in the international ship management industry, such as China Merchants Group, Neptune Orient Lines, APL Limited, Safmarine Container Lines and Columbia Ship Management. Our Manager’s staff has skills in all aspects of ship management, including, among others, design, operations and marine engineering. We likewise benefit from the financial experience and sophistication of our Manager’s management team, which has assisted us in accessing various forms of capital.

Our Business Strategies

We seek to continue to expand our business and increase our cash flow by employing the following business strategies:

•

Pursuing long-term, fixed-rate charters. We intend to continue to primarily pursue long-term, fixed-rate charters, which contribute to the stability of our cash flows. In addition, container liner companies typically employ long-term charters for strategic expansion into major trade routes while employing spot charters for shorter term discretionary needs. To the extent container liner companies expand their services into these major trade routes, we believe we will be well positioned to participate in their growth.

•

Expanding and diversifying our customer relationships. Since our initial public offering, we have increased our customer base from two to eight customers and have expanded our revenue from existing customers. We intend to continue to expand our existing customer relationships and to add new customers to the extent container liner companies increase their use of chartered-in vessels to add capacity in their existing trade routes and establish new trade routes. We believe that we will benefit from the expected growth of worldwide container shipping demand, especially in certain markets that we believe to have high growth potential such as Asia, where we have strong customer relationships. We also believe that our Manager’s experience in working with container liners to provide ship design, construction supervision and chartering services will improve our ability to secure new customers.

•

Actively acquiring newbuilding and secondhand vessels. We have increased, and intend to further increase, the size of our fleet through selective acquisitions of new and secondhand containerships that we believe will be accretive to our cash flow. We believe that entering into newbuilding contracts will continue to provide long-term growth of our fleet and modern vessels to our customers. In addition, we intend to selectively consider any nearer-term growth opportunities to acquire high-quality secondhand vessels, primarily either with existing long-term charters or where we can enter into long-term charters concurrently with the acquisitions. We also intend to consider appropriate partnering opportunities that would allow us to seek to capitalize on opportunities in the newbuilding and secondhand markets with more modest investments, as well as the potential sale of any older vessels in our fleet as part of fleet renewal.

•

Maintaining efficient capital structure. We intend to pursue a financial strategy that aims to preserve our financial flexibility and achieve a low capital cost so that we may take advantage of acquisition and expansion opportunities in the future while also meeting our existing obligations.

An investment in our Series C Preferred Shares involves risks. Our growth depends on our ability to make accretive vessel acquisitions, expand existing and develop new relationships with charterers and obtain new charters. Substantial competition may hamper our business strategy. Our growth also depends upon continued growth in demand for containerships. A reduction in demand for containerships, increased competition or an inability to make accretive vessel acquisitions may lead to reductions and volatility in charter hire rates and profitability. In addition, we may be unable to realize expected benefits from acquisitions, and implementing our growth strategy through acquisitions may harm our business, financial condition, operating results and ability to pay dividends. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-20 of this prospectus supplement and on page 5 of the accompanying base prospectus.

Management Overview

Our operations are managed by our Manager under the supervision of our board of directors. We have entered into long-term management agreements pursuant to which our Manager and its subsidiaries provide us with all of our technical, administrative and strategic services, including our management team and employees. Our Manager is owned by trusts established for members of the Dennis Washington family and by an entity indirectly owned by certain directors and officers of our Manager, including our chief executive officer. Mr. Washington is one of our founders and entities controlled by him and his family control our largest shareholdings. Please read “Our Manager and Management Related Agreements” and “Related Party Transactions.”

Corporate Information

We are a Marshall Islands corporation incorporated on May 3, 2005. We maintain our principal executive offices at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686. We maintain a website at www.seaspancorp.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus and the documents we incorporate by reference herein when making a decision as to whether to invest in the Series C Preferred Shares.

The Offering

Issuer	Seaspan Corporation

Securities Offered	10,000,000 of our 9.50% Series C Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share. For a detailed description of the Series C Preferred Shares, please read “Description of Series C Preferred Shares.”

Price per share	$25.00

Conversion; Exchange and Preemptive Rights	The Series C Preferred Shares will not have any conversion or exchange rights or be subject or entitled to preemptive rights.

Dividends	Dividends on Series C Preferred Shares shall accrue and be cumulative from the date the Series C Preferred Shares are originally issued and shall be payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

In the event that four quarterly dividends, whether consecutive or not, payable on Series C Preferred Shares are in arrears, such event shall constitute a “Dividend Payment Default.”

Dividend Payment Dates	January 30, April 30, July 30 and October 30, commencing April 30, 2011 (each, a “Dividend Payment Date”).

Dividend Rate	The dividend rate for the Series C Preferred Shares will be 9.50% per annum per $25.00 of liquidation preference per share (equal to $2.375 per share), subject to increase if (i) we fail to comply with certain covenants (a “Covenant Default”), (ii) we experience certain defaults under any of our credit facilities (a “Cross Default”), (iii) four quarterly dividends payable on the Series C Preferred Shares are in arrears (a “Dividend Payment Default”) or (iv) the Series C Preferred Shares are not redeemed in whole by January 30, 2017 (a “Failure to Redeem”), the dividend rate payable on the Series C Preferred Shares shall increase, subject to aggregate maximum rates per annum of 25% prior to January 30, 2016 and 30% thereafter, to a rate that is 1.25 times the dividend rate payable on the Series C Preferred Shares as of the close of business on the day immediately preceding the Covenant Default, Cross Default, Divided Payment Default or Failure to Redeem, as applicable, and on each subsequent Dividend Payment Date, the dividend rate payable shall increase to a rate that is 1.25 times the dividend rate payable on the Series C Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until the Covenant Default, Cross Default or Dividend Payment Default is cured or the Series C Preferred Shares are no longer outstanding. Please read “Description of Series C Preferred Shares—Dividends.”

Ranking	The Series C Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series C Preferred Shares will rank:

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senior to all classes of our common shares (which currently consist of the Class A common shares and Class C common shares) and to each other class or series of capital stock established after the original issue date of the Series C Preferred Shares that is not expressly made senior to or on parity with the Series C Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up;

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pari passu with our existing Series B Preferred Shares and any other class or series of capital stock established after the original issue date of the Series C Preferred Shares that is not expressly subordinated or senior to the Series C Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up; and

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junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us and our Series A Preferred Shares and each other class or series of capital stock expressly made senior to the Series C Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up.

Optional Redemption and Failure to Redeem	At anytime on or after January 30, 2016, we may redeem, in whole or in part, the Series C Preferred Shares at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 15 days’ and not more than 60 days’ written notice of any such redemption.

Our failure to redeem all the Series C Preferred Shares on or prior to January 30, 2017, whether or not our board of directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which we are subject, shall constitute a “Failure to Redeem.”

Voting Rights	Holders of the Series C Preferred Shares generally have no voting rights. However, if and whenever dividends payable on the Series C Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series C Preferred Shares (voting together as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors until we pay, or declare and set apart for payment, all cumulative dividends on the Series C Preferred Shares.

Unless (1) after giving pro forma effect to the payment of any dividend arrearages on the Series C Preferred Shares, we would be in compliance with the covenant described under “Description of Series C Preferred Shares—Certain Covenants—Limitation on Non-Convertible Preferred Stock,” and (2) we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a single class, we may not issue any Parity Securities or Senior Securities (other than Series A Preferred Shares that are (i) authorized for issuance on the initial issue date of the Series C Preferred Shares and (ii) issued as dividends in respect of Series A Preferred Shares outstanding on the initial issue date of the Series C Preferred Shares or issued as dividends thereafter) if the cumulative dividends payable on outstanding Series C Preferred Shares are in arrears.

Covenants and Cross Defaults	We will be subject to certain covenants with respect to the Series C Preferred Shares, including:

(a)	Restricting Total Borrowings to less than 75% of Total Assets;

(b)	Not permitting our Non-Convertible Preferred Stock Ratio to exceed 33.33%;

(c)	Maintaining a Net Worth to Preferred Stock Ratio of at least 2.00; and

(d)	Mandatory conversion of all outstanding Series A Preferred Shares on or prior to March 31, 2014.

Our failure to comply with clauses (a), (b) or (c) above, if such failure continues unremedied for 120 days, or our failure to comply with clause (d) above, if such failure continues unremedied for 30 days, shall constitute a “Covenant Default.”

A default by us under any Credit Facility (as defined under “Description of Series C Preferred Shares—Dividends—Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem”) shall constitute a “Cross Default” if such default (a) is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under the Credit Facility (other than non-recourse indebtedness of any subsidiary) prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility, or (b) results in the acceleration of such indebtedness prior to its maturity, and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25 million or more.

We will also provide certain information to holders of Series C Preferred Shares during the period of any Cross Default.

For definitions of capitalized terms used in the bullets above, please read “Description of Series C Preferred Shares—Certain Covenants—Certain Definitions and Interpretations.”

Fixed Liquidation Price	If we liquidate, dissolve or wind-up, holders of the Series C Preferred Shares will have the right to receive $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common stock or other junior securities.

Sinking Fund	The Series C Preferred Shares will not be subject to any sinking fund requirements. Please read “Description of Series C Preferred Shares—No Sinking Fund.”

Use of Proceeds	We intend to use the net proceeds of the sale of the Series C Preferred Shares, which are expected to total approximately $240,606,000 million, for general corporate purposes, which may include making vessel acquisitions or investments. Pending the application of funds for these purposes, we may repay a portion of our outstanding debt under certain of our revolving credit facilities. Please read “Use of Proceeds.”

Ratings	The securities will not be rated by any Nationally Recognized Statistical Rating Organization.

Listing	We intend to file an application to list the Series C Preferred Shares on the New York Stock Exchange, or NYSE. If the application is approved, trading of the Series C Preferred Shares on the NYSE is expected to begin within 30 days after the original issue date of the Series C Preferred Shares. The underwriters have advised us that they intend to make a market in the Series C Preferred Shares prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series C Preferred Shares will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Tax Considerations	We believe that under current U.S. federal income tax law, all or a portion of the distributions you receive from us will constitute dividends and, if you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, such dividends are expected to be taxable as “qualified dividend income” subject to a maximum 15 percent U.S. federal income tax rate (currently through December 31, 2012). Any portion of your distribution that is not treated as a dividend will be treated first as a non-taxable return of capital to the extent of your tax basis in your Series C Preferred Shares and, thereafter, as capital gain. Please read “Material U.S. Federal Income Tax Considerations.”

Form	The Series C Preferred Shares will be issued and maintained in book-entry only form registered in the name of the nominee of The Depository Trust Company, or DTC, except under limited circumstances.

Settlement	Delivery of the Series C Preferred Shares will be made against payment therefor on or about January 28, 2011.

Conflict of Interest	We intend to use the net proceeds from this offering for general corporate purposes, which may include vessel acquisitions or investments. Pending the application of funds for these purposes, we may repay a portion of our outstanding debt under certain of our revolving credit facilities. Certain of the underwriters or their affiliates may receive proceeds from this offering if they are lenders under our credit facilities. Because this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA, a qualified independent underwriter is not required.

An investment in our Series C Preferred Shares involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-20 of this prospectus supplement and on page 5 of the accompanying base prospectus to determine whether an investment in our Series C Preferred Shares is appropriate for you.

Summary Historical Financial and Operating Data

The following table presents, in each case for the periods and as at the dates indicated, our summary historical financial and operating data.

The summary historical financial and operating data has been prepared on the following basis:

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The historical financial and operating data as at and for the years ended December 31, 2009 and 2008 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission, or the SEC, on March 19, 2010 and incorporated by reference into this prospectus.

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The historical financial and operating data as at and for the year ended December 31, 2007 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on March 31, 2009.

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The historical financial and operating data as at and for the nine months ended September 30, 2010 and 2009 is derived from our unaudited interim consolidated financial statements and the notes thereto, which are contained in our Report on Form 6-K filed with the SEC on October 28, 2010, and incorporated by reference into this prospectus.

The following table should be read together with, and is qualified in its entirety by reference to, our financial statements and the notes thereto incorporated by reference into this prospectus, as well as the notes to the table in the section of this prospectus entitled “Selected Historical Financial and Operating Data.”

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2008	2007	2010	2009
Statements of operations data (in thousands of dollars):
Revenue	$285,594	$229,405	$199,235	$289,265	$207,015

Operating expenses:
Ship operating	80,162	54,416	46,174	78,269	57,730
Depreciation	69,996	57,448	50,162	71,302	50,969
General and administrative	7,968	8,895	6,006	6,885	6,058

Operating earnings	127,468	108,646	96,893	132,809	92,258

Other expenses (income):
Interest expense	21,194	33,035	34,062	20,272	15,802
Change in fair value of financial instruments	(46,450)	268,575	72,365	336,547	76
Interest income	(311)	(694)	(4,074)	(41)	(270)
Write-off on debt refinancing	—	—	635	—	—
Undrawn credit facility fee	4,641	5,251	3,057	3,072	3,512
Amortization of deferred charges	2,042	1,825	1,256	2,296	1,476
Other	1,100	—	—	—	1,100

Net earnings (loss)	$145,252	$(199,346)	$(10,408)	$(229,337)	$70,562

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2008	2007	2010	2009
Statements of cash flows data (in thousands of dollars):
Cash flows provided by (used in):
Operating activities	$94,576	$124,752	$113,168	$97,673	$64,780
Financing activities	312,059	523,181	1,022,443	514,037	238,867
Investing activities	(409,520)	(634,782)	(1,104,704)	(598,401)	(335,903)
Balance sheet data (at period end, in thousands of dollars):
Cash and cash equivalents	$133,400	$136,285	$123,134	$146,709	$104,029
Vessels	3,485,350	3,126,489	2,424,253	4,082,881	3,425,436
Total assets	3,664,447	3,296,872	2,576,901	4,289,564	3,569,927
Long-term debt	1,883,146	1,721,158	1,339,438	2,370,446	1,824,300
Share capital	679	668	575	689	677
Total shareholder’s equity	1,059,566	746,360	862,326	850,653	966,594
Other data:
Number of vessels in operation at period end	42	35	29	53	41
TEU capacity at period end	187,456	158,483	143,207	252,300	182,369
Fleet utilization rate	99.7%	99.3%	99.0%	98.3%	99.8%

Ratio of Earnings to Fixed Charges and Preference Dividends

The following table sets forth our ratio of earnings to fixed charges and preference dividends for the periods presented:

	Nine Months Ended September 30, 2010	Year Ended December 31,						August 12 to December 31, 2005	January 1 to August 11, 2005 (1)
		2009	2008		2007		2006
Ratio of earnings to fixed charges and preference dividends (2)	— (3)	2.6	—	(3)	0.5	(3)	2.6	6.9	2.0
Dollar amount (in thousands) of deficiency in earnings to fixed charges and preference dividends	255,290	—	261,229		29,904		—	—	—

(1)	Represents data from our predecessor, Seaspan Container Lines Limited, or SCLL, for the period prior to our initial public offering.

(2)	For purposes of calculating the ratios of earnings to fixed charges and preference dividends:

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“earnings” consist of pre-tax income from continuing operations prepared under GAAP (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees; and

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount.

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“preference dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

The ratio of earnings to fixed charges and preference dividends is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our credit and lease facilities and Series C Preferred Shares, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.

(3)	The ratio of earnings to fixed charges and preference dividends for this period was less than 1.0x.

Recent Developments

Recently Completed Transactions

Non-Recourse Sale-leaseback Transaction

In October 2010, one of our subsidiaries entered into a sale-leaseback transaction for one of our 13100 TEU newbuilding vessels with an affiliate of Crédit Agricole CIB. This vessel is being constructed by HHI and will be under a time charter with COSCON. Upon delivery from HHI, the vessel will be purchased by the affiliate of Crédit Agricole CIB, and through an inter-company operating charter with our subsidiary, we will still time-charter the vessel to COSCON in accordance with the terms of our original time charter. Our subsidiary’s obligations under the sale-leaseback arrangement are non-recourse to Seaspan Corporation.

Extension of Time Charter

In November 2010, CSCL Asia exercised its option to extend the long-term time charter on one of our 4250 TEU vessels that it has sub-chartered, the CSAV Licanten, upon conclusion of its initial 10-year term. We are currently chartering the vessel to CSCL Asia at a rate of $18,300 per day and the rate for the option period increases to $19,000 per day beginning July 2011, for a term that expires in July 2013.

Guarantee Reduction

One of our wholly owned subsidiaries is the lessee under a lease facility used to finance the acquisition of five 4500 TEU vessels. We provide a guarantee relating to the lease facility. In October 2010, we amended the lease facility to provide that our guarantee of obligations under the lease facility is limited to a significantly reduced fixed amount. As part of this reduction, we have placed $60.0 million in a deposit account over which the lessor has a first priority security interest. Please read “Financing Facilities—Our Lease Facilities.”

Potential Transactions

The following discussion of potential transactions or arrangements is prospective and is intended to benefit from the protections described in the section in this prospectus supplement entitled “Forward-Looking Statements.” For any of the potential transactions or arrangements described below, the transactions or arrangements may not be completed, and the terms of the transactions and arrangements that are completed, if any, may differ materially from those described below.

Potential Non-Recourse Loan Facility Transaction

We are negotiating a transaction that would involve one of our subsidiaries entering into a transaction with affiliates of a leading Chinese and a Japanese bank for a non-recourse loan facility in an amount up to $150 million relating to one of our 13100 TEU newbuilding vessels. The vessel is being constructed by HHI and is currently financed with up to $75 million under one of our revolving credit facilities. Upon delivery of the vessel and through an inter-company operating charter with our subsidiary, we will still time-charter the vessel to COSCON in accordance with the terms of the original 12-year time charter. The subsidiary’s indebtedness under the loan facility would be non-recourse to Seaspan Corporation.

Potential Acquisition of Seaspan Management Services Limited and Change in Management Fees

Our Manager and certain of its subsidiaries provide us with all of our technical, administrative and strategic services, together with all of our executive officers and employees. We are in discussions with our

Manager about potentially acquiring all or a portion of our Manager. Please read “Related Party Transactions.” It is contemplated that the purchase price would be paid in shares of our capital stock or cash, or a combination thereof.

We believe any such acquisition of our Manager would increase our control over access to the services our Manager provides on a long-term basis. Additionally, the owners of our Manager have proposed increases in existing fees and the inclusion of additional fees under the management agreements, which they believe are in line with current market rates. Under the management agreements, the fees for the technical services are scheduled for renegotiation in December 2011. The conflicts committee of our board of directors is evaluating these proposals with the assistance of financial and legal advisors.

For additional information about the agreements with our Manager that govern the services provided to us, please read “Our Manager and Management Related Agreements—Management Agreements.”

Potential New Employment Agreements and Lock-up Arrangement with CEO Gerry Wang

Our chief executive officer, Gerry Wang, has developed significant relationships with key existing and potential customers for containership chartering opportunities. Pursuant to an employment agreement between Mr. Wang and Seaspan Ship Management Ltd., or SSML, a subsidiary of our Manager, Mr. Wang has agreed to serve as chief executive officer of SSML and us. Mr. Wang’s employment contract is scheduled to expire in 2013 unless it is renewed. Mr. Wang, SSML and we are discussing a new potential employment agreement between Mr. Wang and SSML, and a separate employment agreement between Mr. Wang and us. The proposed new employment terms would, among other things, (a) significantly increase Mr. Wang’s compensation, which primarily would include salary, cash and stock-based bonuses and incentives related to fleet transactions and company performance, (b) reduce the duration of Mr. Wang’s non-competition covenant following termination of his employment and (c) permit Mr. Wang to provide services to a potential investment vehicle that would acquire and charter out containerships (as described below). The duration of the new employment agreements, which could be shorter or longer than the existing term, are subject to negotiation. Mr. Wang would also agree to restrictions on the disposition of a portion of his equity ownership in us following termination of his employment with us, with the amount and type of equity subject to such restrictions and the duration of such restrictions to be mutually agreed.

The conflicts committee of our board of directors is evaluating Mr. Wang’s proposal with the assistance of financial and legal advisors.

Potential Investment in Container Shipping Focused Investment Vehicle

We are considering making a potential minority investment in an investment vehicle, or the Vehicle, that a leading private equity firm contemplates establishing. If established, the Vehicle would invest in container shipping assets, primarily newbuilding vessels strategic to China. Potential partners in the Vehicle would include, among others, Tiger Group Investments Ltd. (which is controlled by our director Graham Porter), or Tiger, and affiliates of Dennis R. Washington or other members of the Washington family. Our chief executive officer, Gerry Wang, would serve as chief executive officer of the Vehicle. It is proposed that our Manager and its subsidiaries would provide certain technical services for any vessels acquired by the Vehicle, and that Tiger and Mr. Wang would provide certain transactional, financial and advisory services to the Vehicle. The conflicts committee of our board of directors is evaluating this potential investment with the assistance of financial and legal advisors and would negotiate any such investment on our behalf.

We believe that our potential capital commitment to the Vehicle would be approximately $75 million to $100 million, which we would fund over time. It is anticipated that any investments by the Vehicle would be made over a period of approximately five years. We also anticipate that we would have a right of first refusal for some negotiated duration with respect to any containership asset opportunities that are developed by the Vehicle.

We believe that any investment by us in the Vehicle could enhance our ability to pursue current growth opportunities in the container shipping market by leveraging the Vehicle’s access to capital and customer relationships. We also believe that an investment in the Vehicle would allow us to continue to increase the scale of our business and realize volume discounts for newbuilding orders that we would not otherwise be able to achieve.

If we invest in the Vehicle, we would amend our existing omnibus agreement to permit our Manager, its subsidiaries, and our applicable affiliates as described above to provide management services to and invest in, directly or indirectly, the Vehicle. For additional information about the omnibus agreement, please read “Our Manager and Management Related Agreements—Omnibus Agreement.”

RISK FACTORS

Any investment in our Series C Preferred Shares involves a high degree of risk. You should consider carefully the information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this document before making an investment in shares of our Series C Preferred Shares. If any of these risks were to occur, our business, financial condition, operating results or ability to pay dividends could be harmed, which may reduce our ability to pay dividends or redeem, and lower the trading price of, our Series C Preferred Shares. You may lose all or part of your investment. In addition, we are subject to the following risks and uncertainties:

Risks Inherent in Our Business

Our ability to obtain additional debt financing for future acquisitions of vessels may depend upon the performance of our then existing charters and the creditworthiness of our customers.

The actual or perceived credit quality of our customers, and any defaults by them, may materially affect our ability to obtain funds we may require to purchase vessels in the future or may significantly increase our costs of obtaining such funds. Our inability to obtain additional financing at attractive costs, if at all, could harm our business, results of operations, financial condition and ability to pay dividends.

We will be required to make substantial capital expenditures to complete the acquisition of our newbuilding containerships and any additional vessels we acquire in the future, which may result in increased financial leverage, dilution of our equity holders’ interests or our decreased ability to pay dividends on or redeem our Series C Preferred Shares.

We have agreed to acquire an additional 14 newbuilding containerships with scheduled delivery dates through April 2012. We have entered into contracts to purchase eight of those containerships and lease financing arrangements, under which we are the lessee, for six vessels. As of December 31, 2010, the total purchase price of the eight vessels remaining to be paid was estimated to be approximately $780.9 million. Our obligation to purchase the eight vessels is not conditional upon our ability to obtain financing for such purchases. Under the terms of our lease financing arrangements for the remaining six vessels, we may purchase the vessels at the end of their respective lease terms at a price approximately equal to their fair market value at the end of such lease terms for four of the vessels and at a fixed price per vessel and a per vessel price to be determined for the remaining two vessels. Although we currently intend to purchase all six vessels, we may not be able to purchase them on terms favorable to us or at all.

To fund other and future capital expenditures, we intend to use cash from operations, incur borrowings, raise capital through the sale of additional securities, enter into other sale-leaseback or financing arrangements, or use a combination of these methods. Use of cash from operations may reduce cash available for dividends to our shareholders, including holders of our Series C Preferred Shares. Incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant shareholder dilution, which, subject to the relative priority of our equity securities, could negatively affect our ability to pay dividends. Our ability to obtain or access bank financing or to access the capital markets for future debt or equity financings may be limited by our financial condition at the time of any such financing or offering and covenants in our credit facilities, as well as by adverse market conditions. Our failure to obtain funds for our capital expenditures at attractive rates, if at all, could harm our business, results of operations, financial condition and ability to pay dividends.

Over the long term, we will be required to make substantial capital expenditures to preserve the operating capacity of our fleet, which could negatively affect our ability to pay dividends on or redeem our Series C Preferred Shares.

We must make substantial capital expenditures over the long-term to preserve the operating capacity of our fleet. If, however, we do not retain funds in our business in amounts necessary to preserve the operating capacity of our fleet, over the long-term we will not be able to continue to refinance our indebtedness or maintain our payment of dividends. At some time in the future, we will likely need to retain additional funds, on an annual basis, to provide reasonable assurance of maintaining the operating capacity of our fleet over the long-term. There are several factors that will not be determinable for a number of years, but which our board of directors will consider in future decisions about the amount of funds to be retained in our business to preserve our capital base. To the extent we use or retain available funds to make capital expenditures to preserve the operating capacity of our fleet, there will be less funds available to pay dividends on or redeem our Series C Preferred Shares.

Unless we set aside reserves or are able to borrow funds for vessel replacement at the end of a vessel’s useful life, our revenue will decline.

Unless we maintain reserves or are able to borrow or otherwise raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives. Our cash flows and income depend upon the revenues earned by the chartering of our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our results of operations, financial condition and ability to pay dividends will be harmed. Additionally, any reserves set aside for vessel replacement would not be available for dividends or redemption of Series C Preferred Shares.

Restrictive covenants in our credit and lease facilities impose financial and other restrictions on us, which may limit, among other things, our ability to borrow funds under such facilities and our ability to pay dividends.

To borrow funds under our credit facilities, we must, among other things, meet specified financial covenants. For example, we are prohibited under our existing credit facilities from incurring total borrowings in an amount greater than 65% of our total assets. In addition, although our credit facilities do not contain traditional vessel market value covenants that require us to repay our facilities solely because the market value of our vessels declines below a certain level, one of our credit agreements contains a loan-to-market-value ratio requirement that must be met before we can borrow funds under that facility. Based on a semi-annual valuation obtained in December 2010 (which was on a without-charter basis as required by our credit facility), the decline in the market value of the vessels as a result of the recent economic slowdown continues to limit our ability to borrow under the facility. We are currently unable to borrow the remaining approximately $267 million otherwise available under the facility. In addition, under this facility, there are certain circumstances that could require us to prepay a portion of the outstanding loan or provide additional acceptable security in order to meet the borrowing base ratio requirement. One of these circumstances includes the termination or expiration of a specified percentage of charters if we do not find suitable charterers or negotiate charter terms acceptable to our lenders. During 2011, the charters for four of our vessels will expire, and if we are unable to obtain extensions of these charters or replacement charters acceptable to our lenders for at least three of such vessels, we could trigger the borrowing base ratio requirement.

To the extent we are not able to satisfy the requirements in our credit facilities, we may not be able to borrow additional funds under the facilities, and if we are not in compliance with specified financial ratios or other requirements, we may be in breach of the facilities, which could require us to repay outstanding amounts. We may also be required to prepay amounts borrowed under our credit facilities if we, or in certain circumstances, our customers, experience a change of control.

Our credit and lease facilities impose operating and financial restrictions on us and require us to comply with certain financial covenants. These restrictions and covenants limit our ability to, among other things:

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except in the case of the lease facilities, pay dividends if an event of default has occurred and is continuing under one of our credit facilities or if the payment of the dividend would result in an event of default;

•	incur additional indebtedness under the credit facilities or otherwise, including through the issuance of guarantees;

•	change the flag, class or management of our vessels;

•	create liens on our assets;

•	sell our vessels without replacing such vessels or prepaying a portion of our loan;

•	conduct material transactions with our affiliates except on an arm’s-length basis;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

•	change our business.

Accordingly, we may need to seek consent from our lenders or lessors in order to engage in some corporate actions. The interests of our lenders or lessors may be different from ours, and we may be unable to obtain our lenders’ or lessors’ consent when and if needed. If we do not comply with the restrictions and covenants in our credit agreements or lease agreements, our results of operations, financial condition and ability to pay dividends will be harmed.

We may not be able to timely repay or be able to refinance any indebtedness incurred under our credit facilities.

We intend to substantially finance our fleet expansion with secured indebtedness drawn under our existing or future credit or lease facilities. We have significant repayment obligations under our credit and lease facilities, both prior to and at maturity. The earliest maturity date of our current credit facilities is 2015, and we intend to refinance amounts drawn under our existing or future credit facilities with replacement facilities, the net proceeds of future debt or equity offerings, or a combination thereof. If we are not able to refinance outstanding indebtedness at an interest rate or on terms acceptable to us, or at all, we will have to dedicate a significant portion of our cash flow from operations to repay such indebtedness. If we are not able to satisfy these obligations (whether or not refinanced) under our credit or lease facilities with cash flow from operations, we may have to seek alternative financing plans, which may not be available on terms attractive to us or at all. If we are unable to meet our debt obligations, or if we otherwise default under our credit facilities, our lenders could declare all outstanding indebtedness to be immediately due and payable and foreclose on the vessels securing such indebtedness. The market value of our vessels, which fluctuates with market conditions, will also affect our ability to obtain financing or refinancing as vessels serve as collateral for loans. Lower vessel values at the time of any financing or refinancing may reduce the amounts of funds we may borrow.

Our substantial debt levels and vessel lease obligations may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of December 31, 2010, we had approximately $2.4 billion outstanding on our credit facilities and lease obligations of approximately $543.0 million. These amounts outstanding under our credit facilities and our lease obligations will increase further following the completion of our acquisition of the 14 newbuilding containerships that we have contracted to purchase and lease. Our level of debt and vessel lease obligations could have important consequences to us, including the following:

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our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt or make our lease payments, reducing the funds that would otherwise be available for operations, future business opportunities and dividends to our shareholders;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt and vessel lease obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness and vessel lease obligations, we will be forced to take actions such as reducing dividends, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Future disruptions in global financial markets and economic conditions or changes in lending practices may harm our ability to obtain financing on acceptable terms, which could hinder or prevent us from meeting our capital needs.

Global financial markets and economic conditions in recent years were disrupted and volatile. The debt and equity capital markets were exceedingly distressed, and it was difficult generally to obtain financing and the cost of any available financing increased significantly. If global financial markets and economic conditions significantly deteriorate in the future, we may be unable to obtain adequate funding under our current credit facilities because our lenders may be unwilling or unable to meet their funding obligations or we may not be able to obtain funds at the interest rate agreed in our credit facilities due to market disruption events or increased costs. Such deterioration may also cause lenders to be unwilling to provide us with new financing to the extent needed to fund our ongoing operations and growth. In addition, in recent years, the number of lenders for shipping companies has decreased and ship-funding lenders have generally lowered their loan-to-value ratios and shortened loan terms and accelerated repayment schedules. These factors may hinder our ability to access financing.

If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to implement our growth strategy, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could harm our business, results of operations, financial condition and ability to pay dividends.

The business and activity levels of many of our customers, shipbuilders and related parties and their respective abilities to fulfill their obligations under agreements with us, including payments for the charter of our vessels, may be hindered by any deterioration in the credit markets.

Our current vessels are, and those that we will acquire will be, primarily chartered to customers under long-term time charters. Payments to us under those charters are and will be our sole source of operating cash flow. Many of our customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. During the recent financial and economic crises, there occurred a significant decline in the credit markets and the availability of credit. Additionally, the equity value of many of our customers substantially declined during that period. The combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing potentially reduced the ability of our customers to make charter payments to us. Any recurrence of the significant financial and economic disruption of the last few years could result in similar effects on our customers or other third parties with which we do business, which in turn could harm our business, results of operations, financial condition and ability to pay dividends.

Similarly, the shipbuilders with whom we have contracted may be affected by future instability of the financial markets and other market conditions, including with respect to the fluctuating price of commodities and currency exchange rates. In addition, the refund guarantors under our shipbuilding contracts (which are banks, financial institutions and other credit agencies that guarantee, under certain circumstances, the repayment of installment payments we make to the shipbuilders), may also be negatively affected by adverse financial market conditions in the same manner as our lenders and, as a result, be unable or unwilling to meet their obligations to us due to their own financial condition. If our shipbuilders or refund guarantors are unable or unwilling to meet their obligations to us, this will harm our fleet expansion and may harm our business, results of operations, financial condition and ability to pay dividends.

We will be paying all costs for the eight newbuilding vessels that we have contracted to purchase and have incurred borrowings to fund, in part, installment payments under the relevant shipbuilding contracts. If any of these vessels are not delivered as contemplated, we may be required to refund all or a portion of the amounts we borrowed.

The construction period currently required for a newbuilding containership similar to those we have ordered is approximately one year. For each of the newbuilding vessels that we have agreed to purchase, we are required to make certain payment installments, each ranging from approximately 5% to 20% of the total contracted purchase price for each vessel, as well as a final installment payment, generally equal to approximately 50% of the total vessel purchase price. We have entered into long-term credit facilities to partially fund the construction of these vessels. We are required to make these payments to the shipbuilder and to pay the debt service cost under the credit facilities in advance of receiving any revenue under the time charters for the vessels, which commences following delivery of the vessels. As a result, these costs reduce our operating results during vessel construction.

If a shipbuilder is unable to deliver a vessel or if we or one of our customers rejects a vessel, we may be required to repay a portion of the outstanding balance of the relevant credit facility. Such an outcome could harm our results of operations, financial condition and ability to pay dividends.

We are relying on the lessors under finance leasing arrangements to pay an aggregate amount of up to $700 million of the construction cost for seven newbuilding vessels that we have agreed to lease upon delivery of the vessels. If a lessor fails to make its payments under these arrangements, we may be required to finance the construction of these vessels before they begin generating revenue.

In 2007 we entered into vessel construction contracts to purchase five 4500 TEU newbuilding vessels from Samsung. Also in 2007, we entered into vessel construction contracts to purchase two 13100 TEU vessels from HHI. The construction costs of these seven vessels are financed through three sale-leaseback transactions. If the lessor under any of these agreements becomes insolvent or otherwise fails to continue to make construction payments for any of the vessels, we may need to finance such vessel through alternative arrangements before it begins operating and generating revenue. In such a case, we cannot assure you that we would be able to enter into alternative arrangements on terms favorable to us, if at all, which could harm our results of operations, financial condition or ability to pay dividends. Please read “Financing Facilities—Our Lease Facilities.”

We derive our revenue from a limited number of customers, and the loss of any of such customers would harm our revenue and cash flow.

The following table shows the number of vessels in our operating fleet that are chartered to our eight current customers and the percentage of our total containership revenue attributable to the charters for the nine months ended September 30, 2010:

Customer	Number of Vessels in our Operating Fleet Chartered to such Customer	Percentage of Total Containership Revenue for the nine months ended September 30, 2010
CSCL Asia	22	40.6%
HL USA	9	15.1%
COSCON	7	14.9%
MOL	4	10.8%
Others	11	18.6%

Total	53	100.0%

All of our vessels are chartered under long-term time charters, and customer payments are our primary source of operating cash flow. The loss of any of these charters or any material decrease in payments thereunder could materially harm our business, results of operations, financial condition and ability to pay dividends.

Under some circumstances, we could lose a time charter or payments under the charter if:

•	the customer fails to make charter payments because of its financial inability, disagreements with us, defaults on a payment or otherwise;

•	at the time of delivery, the vessel subject to the time charter differs in its specifications from those agreed upon under the shipbuilding contract with each of the relevant shipbuilders; or

•

the customer exercises certain limited rights to terminate the charter, including (a) if the ship fails to meet certain guaranteed speed and fuel consumption requirements and we are unable to rectify the situation or otherwise reach a mutually acceptable settlement and (b) under some charters, if we undertake a change of control to which the customer does not consent and if the vessel is unavailable for operation for certain reasons for a specified period of time, or if delivery of a newbuilding is delayed for a prolonged period.

Any recurrence of the significant financial and economic disruption of the last few years could result in our customers being unable to make charter payments to us in the future or seeking to amend the terms of our charters. Any such event could harm our business, results of operations, financial condition and ability to pay dividends.

Our growth depends upon continued growth in demand for containerships.

Our growth will generally depend on continued growth in world and regional demand for containership chartering. The ocean-going shipping container industry is both cyclical and volatile in terms of charter hire rates and profitability. Containership charter rates peaked in 2005 and generally stayed strong until the middle of 2008, when the effects of the recent economic crisis began to affect global container trade. Rates fell significantly in 2009 into early 2010 to levels below those in 2001. Rates rose throughout 2010, albeit to levels below historical averages. In the future, rates may moderate or continue to fluctuate. Fluctuations in containership charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the major products internationally transported by containerships. The factors affecting the supply and demand for containerships and supply and demand for products shipped in containers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

Factors that influence demand for containership capacity include, among others:

•	supply and demand for products suitable for shipping in containers;

•	changes in global production of products transported by containerships;

•	seaborne and other transportation patterns, including the distances over which container cargoes are transported and changes in such patterns and distances;

•	the globalization of manufacturing;

•	global and regional economic and political conditions;

•	developments in international trade;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

Factors that influence the supply of containership capacity include, among others:

•	the number of newbuilding orders and deliveries;

•	the extent of newbuilding vessel deferrals;

•	the scrapping rate of older containerships;

•	containership owner access to capital to finance the construction of newbuildings;

•	charter rates and the price of steel and other raw materials;

•	changes in environmental and other regulations that may limit the useful life of containerships;

•	the number of containerships that are slow-steaming or extra slow-steaming to conserve fuel;

•	the number of containerships that are out of service, idle or laid out of service; and

•	port congestion and canal closures.

Our ability to recharter our containerships upon the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, the then current state of the containership market. The existing time charters for ten of our vessels will expire (excluding options to extend) before 2013. If charter rates are low when our existing time charters expire, we may be required to recharter our vessels at reduced rates or even possibly a rate whereby we incur a loss, which would harm our operating results. The same issues will exist if we acquire additional vessels and seek to charter them under long-term time charter arrangements as part of our growth strategy.

Forty of the vessels in our current or contracted fleet are or will be chartered to Chinese customers. The legal system in China is not fully developed and has inherent uncertainties that could limit the legal protections available to us, and the geopolitical risks associated with chartering vessels to Chinese customers could harm our results of operations, financial condition and ability to pay dividends.

As of December 31, 2010, 22 of the 69 vessels in our current or contracted fleet are chartered to CSCL Asia, and 18 vessels are or will be chartered to COSCON. CSCL Asia and COSCON are subsidiaries of Chinese companies. Our vessels that are chartered to Chinese customers are subject to various risks as a result of uncertainties in Chinese law, including (a) the risk of loss of revenues, property or equipment as a result of expropriation, nationalization, changes in laws, exchange controls, war, insurrection, civil unrest, strikes or other political risks and (b) being subject to foreign laws and legal systems and the exclusive jurisdiction of Chinese courts and tribunals. The Chinese legal system is based on written statutes and their legal interpretation by the standing Committee of the National People’s Congress. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the Chinese government has been developing a comprehensive system of laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. If we are required to commence legal proceedings against a bank, a customer or a charter guarantor based in China with respect to the provisions of a credit facility, a time charter or a time charter guarantee, we may have difficulties in enforcing any judgment obtained in such proceedings in China. Similarly, our shipbuilders based in China provide warranties against certain defects for the vessels that they will construct for us and refund guarantees from a Chinese financial institution for the installment payments that we will make to them. Although the shipbuilding contracts and refund guarantees are governed by English law, if we are required to commence legal proceedings against these shipbuilders or against the refund guarantor, we may have difficulties enforcing in China any judgment obtained in such proceeding.

A decrease in the level of China’s export of goods or an increase in trade protectionism will harm our customers’ business and, in turn, harm our business, results of operations and ability to pay dividends.

China exports considerably more goods than it imports. Most of our customers’ container shipping business revenue is derived from the shipment of goods from the Asia Pacific region, primarily China, to various overseas export markets, including the United States and Europe. Any reduction in or hindrance to the output of China-based exporters could negatively affect the growth rate of China’s exports and our customers’ business. For instance, the government of China has recently implemented economic policies aimed at increasing domestic consumption of Chinese-made goods. This may reduce the supply of goods available for export and may, in turn, result in a decrease in shipping demand.

Our international operations expose us to the risk that increased trade protectionism will harm our business. If global economic challenges exist, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. Specifically, increasing trade protectionism in the markets that our customers serve has caused and may continue to cause an increase in (a) the cost of goods exported from China, (b) the length of time required to deliver goods from China and (c) the risks associated with exporting goods from China. Such increases may also affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs.

Any increased trade barriers or restrictions on trade, especially trade with China and Asia, would harm our customers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could harm our results of operations, financial condition and ability to pay dividends.

Future adverse economic conditions globally, and especially in the Asia Pacific region, the European Union or the United States, could harm our business, financial condition, results of operations and ability to pay dividends.

The global economy recently experienced disruption and volatility following adverse changes in global capital markets. The deterioration in the global economy caused, and any renewed deterioration may cause, a decrease in worldwide demand for certain goods and shipping. Economic instability in the future could harm our business, financial condition, results of operations and ability to pay dividends.

In particular, because a significant number of the port calls made by our vessels involves the loading or discharging of containerships in ports in the Asia Pacific region, economic turmoil in that region may exacerbate the effect of any economic slowdown on us. In recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product, which has increased the demand for shipping. Like the rest of the world, however, China recently experienced slowed or negative economic growth and this trend could return. Our business, results of operations, financial condition and ability to pay dividends will likely be harmed by any significant economic downturn in the Asia Pacific region, including China, or in the European Union or the United States.

Our growth and our ability to recharter our vessels depends on our ability to expand relationships with existing customers and develop relationships with new customers, for which we will face substantial competition.

We intend to acquire additional containerships as market conditions allow in conjunction with entering primarily into additional long-term, fixed-rate time charters for such ships, and to recharter our existing vessels following the expiration of their current long-term time charters to the extent we retain those vessels in our fleet. The existing time charters for ten of our vessels will expire (excluding options to extend) before 2013. The process of obtaining new long-term time charters is highly competitive and generally involves an intensive screening process and competitive bids, and often extends for several months. Container shipping charters are awarded based upon a variety of factors relating to the vessel operator, including, among others:

•	shipping industry relationships and reputation for customer service and safety;

•	container shipping experience and quality of ship operations, including cost effectiveness;

•	quality and experience of seafaring crew;

•	the ability to finance containerships at competitive rates and the ship owner’s financial stability generally;

•	relationships with shipyards and the ability to get suitable berths;

•	construction management experience, including the ability to obtain on-time delivery of new ships according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

Competition for providing new containerships for chartering purposes comes from a number of experienced shipping companies, including direct competition from other independent charter owners and indirect competition from state-sponsored and other major entities with their own fleets. Some of our competitors have significantly greater financial resources than we do and can operate larger fleets and may be able to offer better charter rates. An increasing number of marine transportation companies have entered the containership sector, including many with strong reputations and extensive resources and experience in the marine transportation industry. This increased competition may cause greater price competition for time charters. As a result of these factors, we may be unable to expand our relationships with existing customers or to develop relationships with new customers on a profitable basis, if at all, which would harm our business, results of operations, financial condition and ability to pay dividends.

If a more active short-term or spot container shipping market develops, we may have more difficulty entering into long-term, fixed-rate time charters and our existing customers may begin to pressure us to reduce our charter rates.

One of our principal strategies is to enter into long-term, fixed-rate time charters. As more vessels become available for the spot or short-term market, we may have difficulty entering into additional long-term, fixed-rate time charters for our vessels due to the increased supply of vessels and possibly lower rates in the spot market. As a result, our cash flow may be subject to instability in the long term. A more active short-term or spot market may require us to enter into charters based on changing market prices, as opposed to contracts based on a fixed rate, which could result in a decrease in our cash flow in periods when the market price for container shipping is depressed or insufficient funds are available to cover our financing costs for related vessels. In addition, the development of an active short-term or spot container shipping market could affect rates under our existing time charters as our current customers may begin to pressure us to reduce our rates.

We may be unable to make or realize expected benefits from acquisitions or investments, and implementing our growth strategy through acquisitions of existing businesses or vessels or investments in other containership businesses may harm our business, results of operations, financial condition and ability to pay dividends.

Our growth strategy includes selectively acquiring new containerships, existing containerships, containership-related assets and container shipping business as market conditions allow. We may also invest in other containership businesses. Factors that may limit the number of acquisition or investment opportunities in the containership industry include the ability to access capital to fund such transactions, the overall economic environment and the status of global trade and the ability to secure long-term, fixed-rate charters.

Any acquisition of or investment in a vessel or business may not be profitable to us at or after the time we acquire or make it and may not generate cash flow sufficient to justify our investment. In addition, our acquisition growth strategy exposes us to risks that may harm our business, financial condition and operating results, including risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost savings or cash flow enhancements;

•	be unable, through our Manager, to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet;

•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions or investments;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired;

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges; or

•	not be able to service our debt obligations or pay dividends.

Our four 4800 TEU vessels were acquired secondhand. The purchase of existing, secondhand vessels has inherent risks that are not present when purchasing newbuilding vessels. Unlike newbuildings, existing containerships typically do not carry warranties as to their condition. While we would inspect existing containerships prior to purchase, such an inspection would normally not provide us with as much knowledge of a containership’s condition as we would possess if it had been built for us and operated by us during its life. Repairs and maintenance costs for existing vessels are difficult to predict and may be substantially higher than for vessels we have operated since they were built. These costs could harm our business, operating results, financial condition and ability to pay dividends.

Our ability to grow may be reduced by the introduction of new accounting rules for leasing.

International and U.S. accounting standard-setting organizations have proposed the elimination of operating leases. The proposals are expected to be finalized in 2011 and implemented in 2013 or later. If the proposals are enacted, they would have the effect of bringing most off-balance sheet leases onto a lessee’s balance sheet as liabilities. This proposed change could affect our customers and potential customers by causing them to breach certain financial covenants. This may make them less likely to enter into time charters for our containerships, which could reduce our growth opportunities.

Under the time charters for some of our vessels, if a vessel is off-hire for an extended period, the customer has a right to terminate the charter agreement for that vessel.

Under most of our time charter agreements, if a vessel is not available for service, or off-hire, for an extended period, the customer has a right to terminate the charter agreement for that vessel. If a time charter is terminated early, we may be unable to re-deploy the related vessel on terms as favorable to us, if at all. In the worst case, we may not receive any revenue from that vessel, but be required to continue to pay financing costs for the vessel and expenses necessary to maintain the vessel in proper operating condition. Please read “Business—Time Charters.”

Risks inherent in the operation of ocean-going vessels could harm our business and reputation.

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	environmental accidents;

•	grounding, fire, explosions and collisions;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.

Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenue from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates, and damage to our reputation and customer relationships generally. The involvement of our vessels in an environmental disaster could harm our reputation as a safe and reliable vessel owner and operator. Any of these circumstances or events could harm our business, results of operations, financial condition and ability to pay dividends.

Acts of piracy on ocean-going vessels have increased in frequency, which could harm our business.

Piracy is an inherent risk in the operation of ocean-going vessels and has historically affected vessels trading in regions of the world, including, among other areas, the South China Sea and the Gulf of Aden off the coast of Somalia. The frequency of piracy incidents against commercial shipping vessels has increased significantly in recent years, particularly in the Gulf of Aden. We may not be adequately insured to cover losses from these incidents, which could harm our results of operations, financial condition and ability to pay dividends. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. Any of these events, or the loss of use of a vessel due to piracy, may harm our customers, impairing their ability to make payments to us under our charters.

Terrorist attacks and international hostilities could harm our results of operations, financial condition and ability to pay dividends.

Terrorist attacks such as the attacks on the United States on September 11, 2001, and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets. Conflicts in Afghanistan and other nations and recent tensions between North and South Korea (where many of our shipbuilders are located) may lead to additional acts of terrorism, regional conflict and other armed conflict around the world, which may contribute to further economic instability in the global financial markets or in regions where our customers do business or, in the case of South Korea, affect our access to new vessels. These uncertainties or events could harm our business, results of operations and financial condition, including our ability to obtain additional financing on terms acceptable to us or at all, and our ability to pay dividends. In addition, terrorist attacks targeted at sea vessels may in the future also negatively affect our operations and financial condition and directly affect our containerships or customers.

Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered could affect us. Hostilities in South Korea could constitute a force majeure event under our contracts with Samsung, HHI and HSHI and could negatively affect the construction of our newbuildings or result in the shipyards’ inability to perform under the contracts. In addition, future hostilities or other political instability in regions where our vessels trade could affect our trade patterns and harm our business, operations results, financial condition and ability to pay dividends.

Our insurance may be insufficient to cover losses that may occur to our property or result from our operations due to the inherent operational risks of the shipping industry.

We maintain insurance for our fleet against risks commonly insured against by vessel owners and operators. Our insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We may not be adequately insured against all risks and our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover any vessel loss, we may not be able to timely obtain a replacement vessel. Our credit facilities and lease agreements restrict our use of any proceeds we may receive from claims under our insurance policies. In addition, in the future we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to supplementary or additional calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations, as an industry group, through which we receive indemnity insurance coverage for statutory, contractual and tort liability, due to the sharing and reinsurance arrangements stated in the insurance rules. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may directly or indirectly increase our costs.

In addition, we do not carry loss-of-hire insurance, which covers the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled dry-docking due to damage to the vessel from accidents. Accordingly, any loss of a vessel or extended vessel off-hire, due to an accident or otherwise, could harm our business, results of operations, financial condition and ability to pay dividends.

Increased inspection procedures, tighter import and export controls and new security regulations could cause disruption of our business.

International container shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. These inspections can result in cargo seizure, delays in the loading, offloading, trans-shipment or delivery of containers and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, customers.

Since the events of September 11, 2001, U.S. and Canadian authorities have increased container inspection rates. Government investment in non-intrusive container scanning technology has grown and there is interest in electronic monitoring technology, including so-called “e-seals” and “smart” containers, that would enable remote, centralized monitoring of containers during shipment to identify tampering with or opening of the containers, along with potentially measuring other characteristics such as temperature, air pressure, motion, chemicals, biological agents and radiation.

It is unclear what changes, if any, to the existing inspection procedures will ultimately be proposed or implemented, or how any such changes will affect the industry. Such changes may impose additional financial and legal obligations on carriers and may render the shipment of certain types of goods by container uneconomical or impractical. Additional costs that may arise from current or future inspection procedures may not be fully recoverable from customers through higher rates or security surcharges. Any of these effects could harm our business, operating results and financial results.

An over-supply of containership capacity may lead to reductions in charter hire rates and profitability.

While the size of the containership orderbook has declined over the last 12 months, newbuilding containerships with an aggregate capacity of 3.9 million TEUs, representing approximately 28% of the total fleet capacity as of December 31, 2010, were under construction as of that date. The size of the orderbook will result in the increase in the size of the world containership fleet over the next few years. An over-supply of containership capacity, combined with any decline in the demand for containerships, may result in a reduction of charter hire rates. If such a reduction occurs when we seek to charter newbuilding vessels, our growth opportunities may be diminished. If such a reduction occurs upon the expiration or termination of our containerships’ current time charters, we may only be able to recharter our containerships for reduced rates or unprofitable rates or we may not be able to recharter our containerships at all.

Over time, containership values may fluctuate substantially and, if these values are lower at a time when we are attempting to dispose of a containership, we may incur a loss or we may not be able to dispose of such containership at all.

Containership values can fluctuate substantially over time due to a number of different factors, including, among others:

•	prevailing economic conditions in the market in which the containership trades;

•	a substantial or extended decline in world trade;

•	increases in the supply of containership capacity; and

•

the cost of retrofitting or modifying existing ships, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise.

If a charter terminates, we may be unable to re-deploy the vessel at attractive rates and, rather than continue to incur costs to maintain and finance the vessel, may seek to dispose of it. Our inability to dispose of the containership at a reasonable price, or at all, could result in a loss on its sale and harm our results of operations, financial condition and ability to pay dividends.

The age of our 4800 TEU secondhand vessels and general aging of our fleet may result in increased operating costs in the future, which could harm our operating results.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. Our fleet includes four 4800 TEU secondhand vessels that had an average age of approximately 22 years as of December 31, 2010. For these vessels, and as the rest of our fleet ages, we will incur increased costs as older vessels are typically more costly to maintain than newer vessels. In addition, cargo insurance rates increase with the age of a vessel, making older vessels less desirable to customers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations, or the addition of new equipment, to older vessels and may restrict the type of activities in which these vessels may engage. Increased costs or restrictions on the operation of our older vessels may prevent us from operating them profitably during the remainder of their useful lives and may harm our business, operating results, financial condition and ability to pay dividends.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our operations.

Our business and the operation of our containerships are materially affected by environmental regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which our containerships operate, as well as in the countries of their registration, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, water discharges and ballast water management. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost or effect of complying with such requirements or the effect thereof on the resale price or useful life of our containerships. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business, which may harm our business, operating results, financial condition and ability to pay dividends.

Environmental requirements can also affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in substantial penalties, fines or other sanctions, including the denial of access to certain jurisdictional waters or ports or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations and natural resource damages, if there is a release of petroleum or other hazardous materials from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of hazardous materials associated with our operations.

In addition, in complying with existing environmental laws and regulations and those that may be adopted, we may incur significant costs in meeting new maintenance and inspection requirements and new restrictions on air emissions from our containerships, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. Substantial violations of applicable requirements or a catastrophic release of bunker fuel from one of our containerships could harm our business, operating results, financial condition and ability to pay dividends.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and harm our business.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention.

A vessel must undergo annual surveys, intermediate surveys and special surveys to maintain classification society certification. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle under which the machinery is surveyed periodically over a five-year period. Each of the operating vessels in our fleet is on a special survey cycle for hull inspection and a continuous survey cycle for machinery inspection.

If any vessel does not maintain its class or fails any annual survey, intermediate survey or special survey, the vessel will be unable to trade between ports and will be unemployable and we could be in violation of certain covenants in our credit facilities and our lease agreements for our 4500 TEU vessels. This could harm our business, results of operations, financial condition and ability to pay dividends.

Delays in deliveries of our newbuilding containerships could harm our business and operating results.

We are currently under contract to purchase eight and lease six additional newbuilding containerships, which are scheduled to be delivered at various times through April 2012. These vessels are being built by HHI, HSHI and Samsung shipyards. The delivery of these vessels, or any other newbuildings we may order, could be delayed, which would delay our receipt of revenue under the time charters for the containerships and, if the delay is prolonged, could permit our customers to terminate the newbuilding time charter. Any of such events could harm our results of operations, financial condition and ability to pay dividends.

The delivery of the newbuildings could be delayed because of:

•	work stoppages, other labor disturbances or other events that disrupt any of the shipyards’ operations;

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	bankruptcy or other financial crisis of any of the shipyards;

•	a backlog of orders at any of the shipyards;

•	hostilities, or political or economic disturbances in South Korea, where the containerships are being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	our requests for changes to the original containership specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	our inability to obtain requisite permits or approvals;

•	a dispute with any of the shipyards; or

•	the failure of our banks to provide debt financing.

In addition, each of the shipbuilding contracts for the 14 newbuilding vessels contains “force majeure” provisions whereby the occurrence of certain events could delay delivery or possibly result in termination of the contract. If delivery of a containership is materially delayed or if a shipbuilding contract is terminated, it could harm our results of operations, financial condition and ability to pay dividends.

Due to our lack of diversification, adverse developments in our containership transportation business could harm our results of operations, financial condition and ability to pay dividends.

Our articles of incorporation currently limit our business to the chartering or rechartering of containerships to others and other related activities, unless otherwise approved by our board or directors, the holders of a majority of our Series A Preferred Shares and, for as long as the management agreements with our Manager are in effect, the approval of the holders of our Class C common shares.

We rely exclusively on the cash flow generated from our charters that operate in the containership transportation business. Due to our lack of diversification, an adverse development in the container shipping industry may more significantly harm our results of operations, financial condition and ability to pay dividends than if we maintained more diverse assets or lines of business.

Our charter revenue from the four 4800 TEU secondhand vessels will decrease if APM exercises its options to extend its charters beyond the initial charter period of five years, and if APM does not exercise its options to extend, we may not be able to recharter these vessels at favorable rates or at all.

We purchased our four 4800 TEU secondhand vessels from APM in 2006. Simultaneously with the delivery of the four 4800 TEU vessels, we entered into five-year charter agreements for each of these vessels with APM at a daily hire rate of $23,450. Upon the expiration of the initial five-year time charter term for each of the four 4800 TEU vessels, APM will have two consecutive one-year options to charter each vessel at $22,400 and $21,400 per day, respectively, and a final two-year option to charter each vessel at $20,400 per day. If APM exercises its options, our charter revenue from the four 4800 TEU secondhand vessels will decrease during the option years. In addition, the 4800 TEU vessels are approximately 22 years old, which is relatively old for containerships. If APM does not exercise its options to extend these time charters, the age of these vessels may prevent us from rechartering them at rates favorable to us or at all. If we are unable to recharter our 4800 TEU vessels, we may attempt to sell them. The age of the 4800 TEU vessels may prevent us from being able to sell them at a profit or at all.

Because each existing and newbuilding vessel in our fleet is built or will be built in accordance with standard designs and uniform in all material respect to all other vessels in its TEU class, any material design defect likely will affect all vessels in such class.

Each existing and newbuilding vessel in our fleet is built or will be built in accordance with standard designs and uniform in all material respects to all other vessels in its class. As a result, any latent design defect discovered in one of our vessels will likely affect all of our other vessels in that class. Any disruptions in the operation of our vessels resulting from these defects could harm our business, operating results, financial condition and ability to pay dividends.

There may be greater than normal operational risks with respect to our 9600 TEU vessels.

The two 9600 TEU vessels that we have purchased are some of the first vessels of this type to be built. There is one other company that operated similar vessels built by Samsung, and there may exist greater than normal operational risks associated with these vessels. Any operational risks arising from these vessels could adversely affect our reputation, the receipt of revenue under time charters for or the operating cost of these vessels, and their future resale value.

There are greater than normal construction, delivery and operational risks with respect to our 13100 TEU newbuilding vessels.

The eight 13100 TEU newbuilding vessels that are under construction are some of the first vessels of this type to be built. As such, there may exist greater than normal construction, delivery and operational risks associated with these vessels. Deliveries of these vessels could be delayed and problems with operation of these vessels could be encountered, either of which could adversely affect our reputation, the receipt of revenue under time charters for or the operating cost of these vessels, and their future resale value.

Increased technological innovation in competing vessels could reduce our charter hire income and the value of our vessels.

The charter hire rates and the value and operational life of a vessel are determined by a number of factors, including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to be loaded and unloaded quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. Physical life is related to the original design and construction, maintenance and the impact of the stress of operations. If new containerships are built that are more efficient or flexible or have longer physical lives than our vessels, competition from these more technologically advanced containerships could adversely affect the amount of charter hire payments we receive for our vessels once their initial charters end and the resale value of our vessels. As a result, our operating results and financial condition could be harmed.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against the applicable vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our ships. The arrest or attachment of one or more of our vessels could interrupt our business and cash flow and require us to pay significant amounts to have the arrest lifted.

Governments could requisition our containerships during a period of war or emergency, resulting in loss of earnings.

The government of a ship’s registry could requisition for title or seize our containerships. Requisition for title occurs when a government takes control of a ship and becomes the owner. Also, a government could requisition our containerships for hire. Requisition for hire occurs when a government takes control of a ship and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our containerships could harm our business, operating results, financial condition and ability to pay dividends.

We depend on our Manager to operate our business, and if our Manager fails to satisfactorily perform its management services, our business, results of operations, financial condition and ability to pay dividends may be harmed.

We do not currently have any employees. Pursuant to our management agreements, our Manager and certain of its affiliates provide us with our executive officers and with all of our services, including technical, commercial, administrative and strategic services (including vessel maintenance, crewing, purchasing, shipyard supervision, insurance, assistance with regulatory compliance and financial services). Our operational success and our ability to grow depend significantly upon our Manager’s satisfactory performance of these services. Our business will be harmed if our Manager fails to perform these services satisfactorily. In addition, if any of the management agreements were to be terminated or if their terms were to be amended, our business could be harmed if we could not timely find adequate replacement services, or even if replacement services are immediately available, the terms offered may be less favorable than the ones currently offered by our Manager.

Our ability to compete for and to enter into new charters and expand our relationships with our customers depends upon our relationship with our Manager and its reputation and relationships in the shipping industry. If our Manager suffers material damage to its reputation or relationships, it may harm our ability to, among other things:

•	renew existing charters upon their expiration;

•	obtain new charters;

•	successfully interact with shipyards;

•	obtain financing on commercially acceptable terms;

•	maintain satisfactory relationships with our customers and suppliers; or

•	grow our business.

If our ability to do any of the things described above is impaired, it could harm our business, results of operations, financial condition and ability to pay dividends.

As we expand our business or if our Manager provides services to third parties, our Manager may need to improve its operating and financial systems, expand its commercial and technical management staff, and recruit suitable employees and crew for our vessels.

Since our initial public offering in 2005, we have increased the size of our contracted fleet from 23 to 69 vessels. Our Manager’s current operating and financial systems may not be adequate if we further expand the size of our fleet or if our Manager provides services to third parties and attempts to improve those systems may be ineffective. In addition, if we expand our fleet or our Manager provides services to third parties, our Manager will need to recruit suitable additional administrative and management personnel. Our Manager may not be able to continue to hire suitable employees in such circumstances. If there exists a shortage of experienced labor or if our Manager encounters business or financial difficulties, our Manager may not be able to adequately staff our vessels. If we expand our fleet or our Manager provides services to third parties and our Manager is unable to grow its financial and operating systems or to recruit suitable employees, our business, results of operations, financial condition and ability to pay dividends may be harmed.

The fees that we pay our Manager for its technical management of our ships have increased since our initial public offering and may continue to increase. Additional increases in our technical management or other existing fees, or the introduction of new fees, would increase our operating costs and could harm our results of operations, financial condition and ability to pay dividends.

Under the management agreements for all our vessels, we currently pay our Manager a fixed fee for its technical management of such vessels. The fixed fees that we pay our Manager for its technical management of our fleet have increased and may continue to increase in the future. Pursuant to the management agreements, the current technical fee structure is effective until December 31, 2011 and thereafter, we and our Manager are required to renegotiate new fees every three years. Our Manager has indicated that it believes the fees under our management agreements are below market, and is proposing increases to existing fees and the inclusion of additional new fees under the management agreements. Any increase in the fees we pay our Manager will increase our operating costs and could harm our results of operations, financial condition and ability to pay dividends. Please read “Summary—Recent Developments—Potential Transactions—Potential Acquisition of Seaspan Management Services Limited and Change in Management Fees.”

Our Manager and its affiliates have conflicts of interest and limited fiduciary and contractual duties, which may permit them to favor their own interests to your detriment and ours.

Conflicts of interest may arise between our Manager and its affiliates, on the one hand, and us and holders of our securities, on the other hand. As a result of these conflicts, our Manager may favor its own interests and the interests of its affiliates over the interests of the holders of our securities, including the Series C Preferred Shares. These conflicts include, among others, the following situations:

•

our management agreements, the omnibus agreement and other contractual agreements we have with our Manager and its affiliates were not the result of arm’s-length negotiations, and the negotiation of these agreements may have resulted in prices and other terms that are less favorable to us than terms we might have obtained in arm’s-length negotiations with unaffiliated third parties for similar services;

•

our chief executive officer and certain of our directors also serve as executive officers or directors of our Manager and our chief financial officer serves as an executive officer of certain of our Manager’s affiliates;

•

our Manager advises our board of directors about the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional securities and reserves, each of which can affect the amount of cash that is available for dividends to our shareholders and the payment of dividends on our outstanding Class C common shares, or the incentive shares, which are currently held by an affiliate of the Manager;

•	our Manager may recommend that we borrow funds in order to permit the payment of cash dividends;

•	our officers, including our chief executive officer and our chief financial officer, do not spend all of their time on matters related to our business; and

•	our Manager advises us of costs incurred by it and its affiliates that it believes are reimbursable by us.

Even if our board of directors or our shareholders are dissatisfied with our Manager, there are limited circumstances under which the management agreements governing the management of our vessels can be terminated by us. On the other hand, our Manager has substantial rights to terminate the management agreements and, under certain circumstances, could receive substantial sums in connection with such termination.

Under the management agreements governing our vessels, our Manager currently has the right to terminate the management agreements on 12 months’ notice, although the covenant limiting our Manager’s ability to compete with us continues for two years following such termination, and we can elect for our Manager to continue to provide services to us for such two-year period as long as the Manager continues to be in the business of providing services to third parties for similar types of vessels. Our Manager also has the right to terminate the management agreements after a dispute resolution if we have materially breached any of the management agreements, in which case none of the covenants would continue to apply to our Manager.

The management agreements will each terminate upon the sale of substantially all of our assets to a third party, upon our liquidation or after any change of control of our company occurs. If the management agreements terminate as a result of an asset sale, our liquidation or change of control, our Manager may be paid the fair market value of the incentive shares as determined by an appraisal process. Any such payment could be substantial.

In addition, our rights to terminate the management agreements are limited. Even if we are not satisfied with the Manager’s efforts in managing our business, unless our Manager materially breaches one of the agreements, we may not be able to terminate any of the management agreements until 2020, and only with the approval of two-thirds of our independent directors. Even if we so terminate the management agreements then or at the end of their initial terms in 2025 or a subsequent renewal term, our Manager will continue to receive dividends on the incentive shares for a five-year period from the date of termination, if available.

Our Manager is a privately held company and there is little or no publicly available information about it.

The ability of our Manager to continue providing services for our benefit depends in part on its own financial strength. Circumstances beyond our control could impair our Manager’s financial strength, and because it is a privately held company, information about its financial strength is not generally available. As a result, an investor in our securities might have little advance warning of problems affecting our Manager, even though these problems could harm our business, operating results, financial condition and ability to pay dividends. As part of our reporting obligations as a public company, we disclose information regarding our Manager that has a material impact on us to the extent that we become aware of such information.

Our Manager will engage in other businesses and may compete with us.

Pursuant to an omnibus agreement entered into in connection with our initial public offering, our Manager, Seaspan International Ltd. and Norsk Pacific Steamship Company Limited, or Norsk, generally agreed to, and agreed to cause their controlled affiliates (which does not include us), not to engage in the business of chartering or rechartering containerships to others during the term of our management agreement with our Manager. Please read “Our Manager and Management Related Agreements—Management Agreements.” The omnibus agreement, however, contains significant exceptions that may allow these entities to compete with us. For instance, in certain circumstances these entities are permitted to acquire and operate containerships to the extent that such containership assets were part of an acquired business, provided that (a) a majority of the fair market value of the total assets of the acquired business is not attributable to the containership business and (b) such entity has offered to sell to us the containership assets of the acquired business. Please read “Our Manager and Management Related Agreements—Omnibus Agreement.” Our Manager has proposed that the omnibus agreement be amended to permit it to provide services to a potential investment vehicle that would acquire and charter out containerships.

Our officers do not devote all of their time to our business.

Our Manager and its affiliates as well as certain of our officers are involved in other business activities that may result in their spending less time than is appropriate or necessary in order to manage our business successfully. Pursuant to the employment agreement between our chief executive officer, Gerry Wang, and our Manager, Mr. Wang is to devote substantially all of his time to us and our Manager on our business and affairs. Mr. Wang’s employment contract will expire in 2013 unless it is renewed, and we are in discussions with Mr. Wang about Mr. Wang entering into a replacement agreement with our Manager and a second employment agreement with us, pursuant to which Mr. Wang would be entitled to provide services to a potential investment vehicle that would acquire and charter out containerships. Our chief financial officer is also employed by our Manager and he devotes substantially all of his time to us and our Manager. Other officers appointed by our Manager may spend a material portion of their time providing services to our Manager and its affiliates on matters unrelated to us. Please read “Summary—Recent Developments—Potential Transactions—Potential New Employment Agreements and Lock-Up Arrangement with CEO Gerry Wang.”

Our business depends upon certain employees who may not necessarily continue to work for us.

Our future success depends to a significant extent upon our chief executive officer, Gerry Wang, and certain members of our senior management and that of our Manager. Mr. Wang has substantial experience and relationships in the container shipping industry and has worked with our Manager for many years. Mr. Wang has been instrumental in developing our relationships with our customers. Mr. Wang and others employed by our

Manager are crucial to the development of our business strategy and to the growth and development of our business. If they, and Mr. Wang in particular, were no longer to be affiliated with our Manager, or if we otherwise cease to receive advisory services from them, we may fail to recruit other employees with equivalent talent, experience and relationships, and our business, operating results and financial condition may be significantly harmed as a result. Although Mr. Wang has an employment agreement with our Manager, he does not currently have an employment agreement with us. In addition, Mr. Wang’s employment agreement is due to expire at the end of 2013 unless it is renewed, and Mr. Wang has recently requested to enter into a new agreement with our Manager and a separate employment agreement with us, each of which would expire at the end of 2012. Of course, Mr. Wang could terminate his employment at any time. As such, it is possible that Mr. Wang will no longer provide services to us and that our business may be harmed by the loss of such services.

Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our securities.

Several provisions of our articles of incorporation and our bylaws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

•	authorizing our board of directors to issue “blank check” preferred shares without shareholder approval;

•	providing for a classified board of directors with staggered, three-year terms;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for those directors;

•	prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;

•	limiting the persons who may call special meetings of shareholders;

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and

•	restricting business combinations with interested shareholders.

In addition, upon a change of control, our Manager may elect to have us purchase the incentive shares, which could result in a substantial payment to our Manager and discourage a change of control that might otherwise be beneficial to shareholders.

We have also adopted a shareholder rights plan pursuant to which our board of directors may cause the substantial dilution of the holdings of any person that attempts to acquire us without the board’s prior approval.

In addition, holders of our Series A Preferred Shares have the power to vote as a single class to approve certain major corporate changes, including any merger, consolidation, asset sale or other disposition of all or substantially all of our assets. These shareholders could exercise this power to block a change of control that might otherwise be beneficial to holders of our common shares. Please read “Description of Capital Stock—Preferred Stock—Series A Preferred Shares.”

These anti-takeover provisions, including the provisions of our shareholder rights plan, could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our securities and your ability to realize any potential change of control premium.

We are incorporated in the Republic of the Marshall Islands, which does not have a well developed body of corporate law.

Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of some states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our principal executive offices are located in Hong Kong and a majority of our directors are residents outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against our directors or our management in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers.

Risks of Investing in the Series C Preferred Shares

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series C Preferred Shares following the payment of expenses and the establishment of any reserves.

We will pay quarterly dividends on our Series C Preferred Shares from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. In addition, we may have insufficient cash available to redeem our Series C Preferred Shares. The amount of dividends we can pay or use to redeem Series C Preferred Shares depends upon the amount of cash we generate from our operations, which may fluctuate based on, among other things:

•	the rates we obtain from our charters or recharters and the ability of our customers to perform their obligations under their respective time charters;

•	the level of our operating costs;

•	the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, dry-docking of our containerships;

•	delays in the delivery of new vessels and the beginning of payments under charters relating to those ships;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	our ability to service our current and future indebtedness;

•	our ability to raise additional equity to satisfy our capital needs; and

•	our ability to draw on our existing credit facilities and the ability of our lenders and lessors to perform their obligations under their agreements with us.

In addition, before we can determine the amount of cash available for the payment of dividends or to redeem Series C Preferred Shares, we must pay fees to our Manager for the technical, commercial, administrative and strategic services. We are also required to reimburse our Manager for certain extraordinary costs and capital expenditures as provided for in our management agreements. For information about fees we pay to our Manager, please read “Our Manager and Management Related Agreements—Management Agreements.”

The amount of cash we have available for dividends on or to redeem our Series C Preferred Shares will not depend solely on our profitability.

The actual amount of cash we will have available for dividends or to redeem our Series C Preferred Shares also will depend on many factors, including the following:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•

restrictions under our existing or future credit and lease facilities or any future debt securities, including existing restrictions under our credit and lease facilities on our ability to declare or pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default;

•	the amount of any cash reserves established by our board of directors; and

•

restrictions under Marshall Islands law, which generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

The Series C Preferred Shares represent perpetual equity interests.

The Series C Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series C Preferred Shares may be required to bear the financial risks of an investment in the Series C Preferred Shares for an indefinite period of time. In addition, the Series C Preferred Shares will rank junior to all our indebtedness and other liabilities, and to our Series A Preferred Shares and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

The Series C preferred Shares are a new issuance and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares. In addition, the lack of a fixed redemption date for the Series C Preferred Shares will increase your reliance on the secondary market for liquidity purposes.

The Series C Preferred Shares are a new issue of securities with no established trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market absent redemption by us. We intend to apply to list the Series C Preferred Shares on the NYSE, but there can be no assurance that the NYSE will accept the Series C Preferred Shares for listing. Even if the Series C Preferred Shares are approved for listing by the NYSE, however, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares of Series C Preferred Shares could be adversely affected and your ability to transfer your shares will be limited. If an active trading market does develop on the NYSE, our Series C Preferred Shares may trade at prices lower than the offering price. The trading price of our Series C Preferred Shares would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the shares of our Series C Preferred Shares pending any listing of the shares on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Series C Preferred Shares have not been rated.

We have not sought to obtain a rating for the Series C Preferred Shares, and the shares may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series C Preferred Shares or that we may elect to obtain a rating of our Series C Preferred Shares in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series C Preferred Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Series C Preferred Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series C Preferred Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series C Preferred Shares may not reflect all risks related to us and our business, or the structure or market value of the Series C Preferred Shares.

Our Series C Preferred Shares are subordinate to our debt, and your interests could be diluted by the issuance of additional shares of preferred stock, including additional Series C Preferred Shares, and by other transactions.

Our Series C Preferred Shares are subordinate to all of our existing and future indebtedness. As of December 31, 2010, we had outstanding indebtedness of approximately $2.9 billion. Our existing indebtedness restricts, and our future indebtedness may include restrictions on, our ability to pay dividends to preferred stockholders. Our charter currently authorizes the issuance of up to 65 million shares of preferred stock in one or more classes or series. The issuance of additional preferred stock on a parity with or senior to our Series C

Preferred Shares would dilute the interests of the holders of our Series C Preferred Shares, and any issuance of preferred stock senior to our Series C Preferred Shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series C Preferred Shares. Other than the increase in the dividend that may occur in a circumstance described under “Description of Series C Preferred Shares—Dividends” below, none of the provisions relating to our Series C Preferred Shares contain any provisions affording the holders of our Series C Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series C Preferred Shares, so long as the rights of our Series C Preferred Shares are not directly materially and adversely affected.

The Series C Preferred Shares will be subordinated to our Series A Preferred Shares.

Our Series A Preferred Shares rank senior to the Series C Preferred Shares. Accordingly, we must satisfy our obligations to make preferred distributions to the Series A Preferred Shares before we may make distributions to holders of the Series C Preferred Shares. In addition, in the event of our bankruptcy, holders of Series A Preferred Shares will generally be entitled to payment of their liquidation preference from our assets before those assets are made available for distribution to holders of the Series C Preferred Shares. As a result, any right that you have to receive any of our assets upon our liquidation or reorganization will be subordinate to the liquidation preference of the Series A Preferred Shares. As of December 31, 2010, the liquidation preference on the outstanding Series A Preferred Shares was approximately $241.4 million.

Market interest rates may adversely affect the value of our Series C Preferred Shares.

One of the factors that will influence the price of our Series C Preferred Shares will be the dividend yield on the Series C Preferred Shares (as a percentage of the price of our Series C Preferred Shares, as applicable) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Series C Preferred Shares to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Series C Preferred Shares to decrease.

As a holder of Series C Preferred Shares you have extremely limited voting rights.

Your voting rights as a holder of Series C Preferred Shares will be extremely limited. Our common stock is the only class or series of our stock carrying full voting rights. Holders of Series C Preferred Shares will have no voting rights other than the ability to elect one director if dividends for six quarterly dividend periods (whether or not consecutive) payable on our Series C Preferred Shares are in arrears and certain other limited protective voting rights described in this prospectus under “Description of Series C Preferred Shares—Voting Rights.”

Our ability to pay dividends on and to redeem our Series C Preferred Shares is limited by the requirements of Marshall Islands law.

Marshall Islands law provides that we may pay dividends on and redeem the Series C Preferred Shares only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends on or redeem Series C Preferred Shares if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.

Tax Risks

In addition to the following risk factors, you should read “Business—Taxation of the Company,” “Material U.S. Federal Income Tax Considerations” and “Non-United States Tax Consequences” for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our Series C Preferred Shares.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or a PFIC, for such purposes in any taxable year for which either (i) at least 75% of its gross income consists of certain types of “passive income” or (ii) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, those types of “passive income.” For purposes of these tests, “passive income” includes rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) but does not include income derived from the performance of services.

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code of 1986, as amended, or the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and that of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. shareholders if we are treated as a PFIC, please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences.”

The preferential tax rates applicable to qualified dividend income are temporary.

Certain of our distributions may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to individual U.S. shareholders (and certain other U.S. shareholders). In the absence of legislation extending the term for these preferential tax rates, all dividends received by such U.S. shareholders in tax years beginning on January 1, 2013 or later will be taxed at graduated tax rates applicable to ordinary income.

We, or any of our subsidiaries, may become subject to income tax in jurisdictions in which we are organized or operate, including the United States, Canada and Hong Kong, which would reduce our earnings and potentially cause certain shareholders to be subject to tax in such jurisdictions.

We intend that our affairs and the business of each of our subsidiaries will be conducted and operated in a manner that minimizes income taxes imposed upon us and our subsidiaries. However, there is a risk that we will be subject to income tax in one or more jurisdictions, including the United States, Canada and Hong Kong, if under the laws of any such jurisdiction, we or such subsidiary is considered to be carrying on a trade or business there or earn income that is considered to be sourced there and we do not or such subsidiary does not qualify for an exemption. Please read “Business—Taxation of the Company.” In addition, while we do not believe that we are, nor do we expect to be, resident in Canada, in the event that we were treated as a resident of Canada, shareholders who are non-residents of Canada may be or become subject to tax in Canada. Please read “Business—Taxation of the Company—Canadian Taxation” and “Non-United States Tax Consequences—Canadian Federal Income Tax Consequences.”

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in the prospectus concerning our operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus. These risks and uncertainties include, among others:

•	future operating or financial results;

•	future growth prospects;

•	our business strategy and other plans and objectives for future operations;

•	our expectations relating to dividend payments and our ability to make such payments;

•	potential acquisitions, vessel financing arrangements and other investments, and our expected benefits from such transactions;

•	a potential employment agreement between us and Gerry Wang, a potential replacement employment agreement between SSML and Mr. Wang, and a potential amendment to the omnibus agreement;

•	our expected results for the quarter ended December 31, 2010;

•	operating expenses, availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•

our financial condition and liquidity, including our ability to borrow funds under our credit facilities and to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve our capital base;

•

our expectations about the availability of vessels to purchase, the time that it may take to construct new vessels, the delivery dates of new vessels, the commencement of service of new vessels under long-term time charter contracts or the useful lives of our vessels;

•	our continued ability to enter into primarily long-term, fixed-rate time charters with our customers;

•	our ability to leverage to our advantage our Manager’s relationships and reputation in the containership industry;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	the financial condition of our shipbuilders, customers, lenders, refund guarantors and other counterparties and their ability to perform their obligations under their agreements with us;

•

the recent economic downturn and crisis in the global financial markets and potential negative effects of any reoccurrence of such disruptions on our customers’ ability to charter our vessels and pay for our services;

•	taxation of our company and of distributions to our shareholders;

•	potential liability from future litigation; and

•	other factors discussed in the section titled “Risk Factors.”

We expressly disclaim any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the performance of our securities.

USE OF PROCEEDS

We will receive net proceeds of approximately $240,606,000 (after deducting underwriting discounts and estimated offering expenses) from the issuance of Series C Preferred Shares in this offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include making vessel acquisitions or investments. Pending the application of funds for these purposes, we may repay a portion of our outstanding debt under certain of our revolving credit facilities. Our outstanding indebtedness under these facilities has an effective interest rate of approximately 6% per annum (giving effect to our interest rate swap agreements) and the facilities have maturity dates commencing in 2015.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preference dividends for the periods presented:

	Nine Months Ended September 30, 2010	Year Ended December 31,						August 12 to December 31, 2005	January 1 to August 11, 2005 (1)
		2009	2008		2007		2006
Ratio of earnings to fixed charges and preference dividends (2)	— (3)	2.6	—	(3)	0.5	(3)	2.6	6.9	2.0
Dollar amount (in thousands) of deficiency in earnings to fixed charges and preference dividends	255,290	—	261,229		29,904		—	—	—

(1)	Represents data from our predecessor, SCLL, for the period prior to our initial public offering.

(2)	For purposes of calculating the ratios of earnings to fixed charges and preference dividends:

•

“earnings” consist of pre-tax income from continuing operations prepared under GAAP (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees; and

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount.

•

“preference dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

The ratio of earnings to fixed charges and preference dividends is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our credit and lease facilities and Series C Preferred Shares, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.

(3)	The ratio of earnings to fixed charges and preference dividends for this period was less than 1.0x.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010, and as adjusted as of September 30, 2010 to give effect to the issuance of the Series C Preferred Shares and the application of the net proceeds therefrom. Please read “Use of Proceeds.”

	September 30, 2010
	Actual	As Adjusted
	(Unaudited)
	(dollars in thousands)
Cash and cash equivalents	$146,709	$146,709
Long-term debt (including current portion)	2,370,446	2,129,840
Other long-term liabilities (including current portion)(1)	507,250	507,250

Shareholders’ equity:
Share capital
Series A Preferred Shares, $0.01 par value; 315,000 shares authorized; 200,000 shares issued and outstanding
Series B Preferred Shares, $0.01 par value; 260,000 shares authorized; 260,000 shares issued and outstanding
Series C Preferred Shares, $0.01 par value; 40,000,000 shares authorized; no shares issued and outstanding, actual; 10,000,000 shares issued and outstanding, as adjusted
Class A common shares, par value $0.01 per share, 200,000,000 shares authorized; 68,385,151 shares issued and outstanding
Class B common shares, par value $0.01 per share, 25,000,000 shares authorized; nil shares issued and outstanding
Class C common shares, par value $0.01 per share, 100 shares authorized; 100 shares issued and outstanding	689	789
Additional paid-in capital	1,523,623	1,764,129
Deficit	(602,055)	(602,055)
Accumulated other comprehensive loss	(71,604)	(71,604)

Total shareholders’ equity	850,653	1,091,259

Total capitalization	$3,728,349	$3,728,349

(1)	Other long-term liabilities represents amounts due under non-recourse or limited recourse sale-leaseback arrangements with financial institutions to finance certain vessels under construction.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table presents, in each case for the periods and as at the dates indicated, our selected historical financial and operating data.

The selected historical financial and operating data has been prepared on the following basis:

•

The historical financial and operating data as at and for the years ended December 31, 2009 and 2008 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC, on March 19, 2010 and incorporated by reference into this prospectus.

•

The historical financial and operating data as at and for the year ended December 31, 2007 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on March 31, 2009.

•

The historical financial and operating data as at and for the period ended December 31, 2005 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2005, filed with the SEC on March 16, 2006. The historical financial and operating data as at and for the period ended August 11, 2005 is derived from the audited combined financial statements and the notes thereto of our predecessor, SCLL, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2005, filed with the SEC on March 16, 2006. We were incorporated on May 3, 2005 and were inactive prior to our initial public offering and the acquisition of our initial fleet on August 12, 2005.

•

The historical financial and operating data as at and for the nine months ended September 30, 2010 and 2009 is derived from our unaudited interim consolidated financial statements and the notes thereto, which are contained in our Report on Form 6-K filed with the SEC on October 28, 2010, and incorporated by reference into this prospectus.

The following table should be read together with, and is qualified in its entirety by reference to, our financial statements and historical predecessor combined financial statements, and the notes thereto incorporated by reference into this prospectus.

	Year Ended December 31,				August 12 to December 31,	January 1 to August 11,	Nine Months Ended September 30,
	2009	2008	2007	2006	2005	2005(1)	2010	2009
Statements of operations data (in thousands of dollars):
Revenue	$285,594	$229,405	$199,235	$118,489	$34,803	$40,157	$289,265	$207,015
Operating expenses:
Ship operating	80,162	54,416	46,174	27,869	7,832	7,733	78,269	57,730
Depreciation	69,996	57,448	50,162	26,878	7,186	9,904	71,302	50,969
General and administrative	7,968	8,895	6,006	4,911	1,694	218	6,885	6,058

Operating earnings	127,468	108,646	96,893	58,831	18,091	22,302	132,809	92,258
Other expenses (income):
Interest expense	21,194	33,035	34,062	17,594	1,699	14,563	20,272	15,802
Change in fair value of financial instruments (2)	(46,450)	268,575	72,365	908	—	(7,308)	336,547	76
Interest income	(311)	(694)	(4,074)	(1,542)	(124)	—	(41)	(270)
Write-off on debt refinancing	—	—	635	—	—	—	—	—
Undrawn credit facility fee	4,641	5,251	3,057	2,803	1,041	—	3,072	3,512
Amortization of deferred charges	2,042	1,825	1,256	1,980	726	450	2,296	1,476
Other	1,100	—	—	—	—	(17)	—	1,100

Net earnings (loss)	$145,252	$(199,346)	$(10,408)	$37,088	$14,749	$14,614	$(229,337)	$70,562

Statements of cash flows data (in thousands of dollars):
Cash flows provided by (used in):
Operating activities	$94,576	$124,752	$113,168	$71,363	$24,115	$19,289	$97,673	$64,780
Financing activities	312,059	523,181	1,022,443	610,798	817,856	793	514,037	238,867
Investing activities	(409,520)	(634,782)	(1,104,704)	(605,652)	(826,253)	(20,939)	(598,401)	(335,903)

Selected balance sheet data (at period end, in thousands of dollars):
Cash and cash equivalents	$133,400	$136,285	$123,134	$92,227	$15,718	$3,209	$146,709	$104,029
Current assets	146,053	141,711	130,318	96,655	18,070	22,316	158,575	111,948
Vessels (3)	3,485,350	3,126,489	2,424,253	1,198,782	621,163	466,112	4,082,881	3,425,436
Total assets	3,664,447	3,296,872	2,576,901	1,317,216	650,558	496,976	4,289,564	3,569,927
Long-term debt	1,883,146	1,721,158	1,339,438	563,203	122,893	405,495	2,370,446	1,824,300
Owner’s equity	—	—	—	—	—	4,976	—	—
Share capital(4)	679	668	575	475	360	—	689	677
Total shareholders’ equity	1,059,566	746,360	862,326	725,015	523,439	—	850,653	966,594

Other data:
Number of vessels in operation at period end	42	35	29	23	13	10	53	41
TEU capacity at period end	187,456	158,483	143,207	108,473	63,719	50,960	252,300	182,369
Fleet utilization rate (5)	99.7%	99.3%	99.0%	99.0%	100.0%	99.8%	98.3%	99.8%

(1)	Represents selected financial data for our predecessor for the period prior to our initial public offering and the acquisition of our initial fleet.

(2)

Subsequent to the initial public offering, we entered into interest rate swap agreements to reduce our exposure to market risks from changing interest rates. The swap agreements fix LIBOR at 4.6325% to 5.8700% based on expected drawdowns and outstanding debt until at least February 2014. Interest rate swap agreements are recorded on the balance sheet at their respective fair values. For the interest rate swap agreements that were designated as hedging instruments in accordance with the requirements in the accounting literature, the changes in the fair value of these interest rate swap agreements were reported in accumulated other comprehensive income. The fair value will change as market interest rates change. For designated swaps, amounts payable or receivable under the interest rate swaps are included in earnings when and where the designated interest payments are included. The ineffective portion of the interest rate swaps are recognized immediately in net income. Other interest rate swap agreements and derivative instruments that are not designated as hedging instruments are marked to market and are recorded on the balance sheet at fair value. The changes in the fair value of these instruments are recorded in earnings. On January 31, 2008, we de-designated two of our interest swaps for which we were obtaining hedge accounting. On September 30, 2008, we elected to prospectively de-designate all interest rate swaps for which we were obtaining hedge accounting treatment due to the compliance burden associated with this accounting policy. As a result, all of our interest rate swap agreements and the swaption agreement are marked to market subsequent to this date and the changes in the fair value of these instruments are recorded in earnings. Prior to our initial public offering the interest rate swap agreements of our predecessor were recognized on the predecessor combined balance sheet at their fair value. As the predecessor did not designate the interest rate swap agreements as hedging instruments in accordance with the requirements in accounting literature, changes in the fair value of the interest rate swaps have been recognized in earnings. These changes occur due to changes in market interest rates for debt with substantially similar credit risk and payment terms. These interest rate swaps, together with the underlying debt, were settled by the predecessor and not assumed by us on completion of the initial public offering and the acquisition of the initial fleet.

(3)	Vessel amounts include the net book value of vessels in operation and deposits on vessels under construction.

(4)	For a description of our capital stock, please read “Description of Capital Stock.”

(5)	Fleet utilization is based on number of operating days divided by the number of ownership days during the period.

THE INTERNATIONAL CONTAINERSHIP INDUSTRY

The information and data contained in this prospectus relating to the international container shipping industry has been provided by Clarkson Research Services Limited, or CRSL, and is taken from CRSL’s database and other sources. We do not have any knowledge that the information provided by CRSL is inaccurate in any material respect. CRSL has advised that: (i) some information in CRSL’s database is derived from estimates or subjective judgments; (ii) the information in the databases of other maritime data collection agencies may differ from the information in CRSL’s database; and (iii) although CRSL has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

Overview of the Container Shipping Market

Container shipping is responsible for the movement of a wide range of goods between different parts of the world in a unitized form and, since its beginnings in the late 1960s, containerization has become an integral part of the global economy. The use of containers in global trade has resulted in considerable production and efficiency gains and has become important to the process of globalization. A wide range of cargoes are transported by container but most notably container transportation is responsible for the shipment of a diverse selection of manufactured and consumer goods. These cargoes are transported by container to end users in all regions of the world, and in particular from key producing and manufacturing regions to end users in the world’s largest consumer economies. Participants in the container shipping industry include “liner” shipping companies, who operate container shipping services and own containerships, containership owners, often known as “charter owners,” who own containerships and charter them out to liner companies, and shippers who require the seaborne movement of containerized goods.

Containership Demand

The expansion of global container trade is heavily influenced by global economic growth, increases in economic consumption at a global and regional level, and the process of globalization. In 2008, global container trade peaked at 137 million TEU, following an average annual increase in trade of 9.6% in the period 1999-2008. During this period rapid growth in exports from China were driving a significant part of the increase in container trade, along with growth in container trade volumes in and out of Russia and the Baltic, and to and from other emerging markets such as Brazil. Intra-Asian container trade volumes also grew rapidly during this period. In 2009, global container trade was an estimated 124 million TEU following a significant contraction of 8.9% due to the economic slowdown. Trade figures available for 2010 show improved container volumes on many of the world’s largest trade lanes, and it is estimated that in full year 2010 global container trade is set to expand by 12.3%.

Note: The 2010 and 2011 forecasts are based on data available in December 2010 for full year 2010 and for full year 2011 and subject to change. There is limited trade and economic data for 2010. These forecasts are subjective and dependent on continued economic recovery. There is no guarantee that trends are sustainable.

Trade Routes and Growth Trends

Global container trade is spread over a range of long-haul, regional, and intra-regional routes, which can be separated into four categories. The individual “mainlane” container trades on the major east-west routes are the world’s largest in volume terms, with the Transpacific trade route forming the world’s largest container trade with 15% of the total container volume in 2009, followed by the Far East-Europe trade route and the Transatlantic trade route. Due to the higher cargo volumes on these routes, they are generally served by very large Post-Panamax ships with capacity 8,000 TEU and above, and by other large Post-Panamax and Panamax containerships generally with capacity from 8,000 TEU down to around 4,500 TEU. There are also some 3000-4500 TEU containerships which continue to serve these trades. Non-Mainlane East-West routes include trade lanes between the Indian Sub-Continent or the Middle East and North America, Europe or the Far East, and are generally served by a range of ship sizes, from smaller Post-Panamax containerships below 8,000 TEU to vessels of Panamax size and below. North-South trade routes form the second layer of the global liner network, connecting the northern hemisphere with South America, Africa and Oceania, and are generally served by vessels of between 1,000-5,000 TEU. Intra-regional trade routes include both intra-Asian and intra-European trades, where containerships below 3,000 TEU in size generally provide the majority of transportation. Intra-Asian container trades collectively constitute the largest portion of global containership volumes. Ports involved in these trades often impose infrastructural and other limitations on the vessel types that can be utilized, such as draft restrictions or the lack of availability of handling equipment.

As mentioned above, 2010 has seen increased demand for global container trade. This has been evidenced across most trade routes and is expected to continue through 2011.

Note: The 2010 and 2011 forecasts are based on data available in December 2010 for full year 2010 and for full year 2011 and are subject to change. There is limited trade and economic data available for 2010. These forecasts are subjective and dependent on continued economic recovery. There is no guarantee that trends are sustainable.

Containership Supply

The most significant portion of the global container capable fleet is comprised of fully cellular containerships which as of December 1, 2010, represented 4,963 vessels with a total capacity of 14.1 million TEU. The remainder of the fleet is made up of a range of non-fully cellular vessel types, including multi-purpose vessels, or MPPs, capable of carrying container and breakbulk cargo, roll-on roll-off cargo vessels, or Ro-Ros, and general cargo vessels, which often have container carrying capacity. Unless noted otherwise, the remainder of the discussion in this section focuses on fully cellular containerships. As of December 1, 2010, liner companies accounted for the ownership of 49.7% of containership fleet capacity, and charter owners, who own containerships and charter them out for operation by liner companies, accounted for 50.3% of total fleet capacity.

Overall fully cellular containership standing slot capacity expanded at an average annual growth rate of 10.6% in the period between 1985 and 2009. Fully cellular containership capacity is estimated to have increased by 12.7% in 2008, and 6.1% in 2009. The fully cellular fleet capacity is expected (based on data available in December 2010) to have expanded by 9.5% in full year 2010 and is projected to increase by 6.4% in 2011.

Note: The 2010 and 2011 forecasts are based on data available in December 2010 for full year 2010 and for full year 2011 and subject to change. They take into account the orderbook as at December 1, 2010, potential delay and cancellation of deliveries, and projected demolition of capacity. These figures are subject to change as a result of actual delivery delay and cancellation, re-negotiation of contracts and levels of demolition. Due to technical and contractual issues, there is currently considerable uncertainty surrounding the delivery of the orderbook.

As of December 1, 2010, the containership orderbook comprised 642 vessels and 3.88 million TEU, representing 28% of the existing fleet in terms of capacity. The size of orderbook, however, differed widely across containership size segments, as demonstrated below, with the most significant orderbook compared to existing fleet capacity being in the larger vessel sizes.

Containership Order Book by Year of Delivery

Containership Type	Size (TEU)	Total Order Book			2010		2011		2012		2013+		% Non-Delivery (2009)
		Number	‘000 TEU	% of fleet	‘000 TEU	% of flt	‘000 TEU	% of flt	‘000 TEU	% of flt	‘000 TEU	% of flt
Post-Panamax	8,000 & above	235	2,581.0	94.2%	35.7	1.3%	1,049.5	38.3%	888.4	32.4%	607.4	22.2%	46%
Post-Panamax	3,000-7,999	125	680.5	22.1%	20.0	0.7%	316.1	10.3%	260.3	8.5%	84.1	2.7%	47%
Panamax	3,000 & above	78	321.3	8.2%	36.7	0.9%	132.6	3.4%	131.5	3.4%	20.5	0.5%	36%
Sub-Panamax	2,000-2,999	44	113.4	6.3%	29.5	1.6%	35.9	2.0%	31.9	1.8%	16.2	0.9%	50%
Handy	1,000-1,999	109	144.0	7.9%	22.3	1.2%	74.5	4.1%	25.7	1.4%	21.5	1.2%	53%
Feeder/Max	100-999	51	39.9	5.4%	20.2	2.8%	19.7	2.7%	0.0	0.0%	0.0	0.0%	68%
Total	100+ TEU	642	3,880.2	27.6%	164.5	1.2%	1,628.3	11.6%	1,337.8	9.5%	749.7	5.3%	45%

Source: Clarkson Research, December 2010.

Note: Orderbook as at December 1, 2010. Going forward, the orderbook will be influenced by delays, cancellations and the re-negotiation of contracts. Due to these technical and contractual issues, there is currently considerable uncertainty surrounding the orderbook. The figures quoted above relate to the orderbook as at December 1, 2010 and do not take into account potential delivery problems. Orderbook includes some orders originally scheduled for 2009 delivery.

Although establishing accurate data is difficult, approximately 45% of scheduled deliveries in terms of TEU capacity expected to enter the fleet in 2009 at the start of that year have been confirmed as non-delivered during 2009. This figure was 68% for containerships below 1,000 TEU in size, 51% for containerships between 1,000 TEU and 2,999 TEU, 36% for Panamax containerships and 46% for Post-Panamax containerships. This is partly due to statistical reporting delays but also because of delays in construction and cancellations of orders. The tables above and below illustrate the difference between scheduled start year and actual containership deliveries in 2009. It is estimated that in 2010 “non delivery” has remained a feature of the containership sector.

Around 1.3 million TEU of containership capacity has been confirmed as delivered in the first 11 months of the year. Delivering the orderbook presents a number of challenges, with factors both technical and financial facing both shipyards and owners contributing to delays in and cancellations of the containership scheduled deliveries.

Additionally, the placement of new orders for containership capacity slowed dramatically in 2009. In 2007 a historical high level of 3.2 million TEU of containership capacity was ordered. In 2008 the volume of ordering slowed to 1.1 million TEU, while containership contracting activity in 2009 was negligible. Contracting activity picked up in the second half of 2010, with the total for the first 11 months of 2010 reaching 0.6 million TEU. In the period from 1996 to 2008 an average of 312 containership orders were placed each year, with the average level of capacity ordered totaling 1.2 million TEU.

In the period from 1996 to 2008 an average of 30 containerships were scrapped each year. A substantial volume of aging containership capacity was sold for scrap in 2009, with the full year seeing 201 containerships with a combined capacity of 0.38 million TEU sold for demolition, significantly higher than historical levels. In the first 11 months of 2010, 78 containerships with a combined capacity of 0.12 million TEU were sold for scrap. As of December 1, 2010, the average age of a vessel in the containership fleet was 10.4 years. The majority of aging containership capacity is at the smaller end of the fleet below 4,000 TEU, where some capacity may be more at risk to becoming outdated by increased trade volumes over time being more efficiently served by larger ships. Overall, 6% of containership fleet capacity is currently aged 20 years or more.

As a result of the slowdown in demand through 2009, the portion of the fleet not in operation (or idle) grew from 0.42 million TEU at the end of 2008 to peak at an estimated 1.52 million TEU of capacity in December 2009, representing approximately 570 vessels, according to AXS-Alphaliner, equal to 11.8% of the global fleet by capacity, according to Clarkson Research. However, the proportion of “idle” capacity has declined through most of 2010 to date, as carriers have reintroduced capacity on reactivated or newly implemented services, and in some cases upgraded capacity on existing services, to meet the apparent rise in trade volumes. As of the start of December 2010 it was reported that a total of 0.36 million TEU of capacity was idle, according to AXS-Alphaliner, equivalent to around 2.5% of the global fleet by capacity, according to Clarkson Research.

Following the downturn in container trade volumes in late 2008 and 2009, a significant number of container shipping services began to be operated at slower vessel speeds than previously by liner companies, with additional ships added to services in order to maintain fixed regular port call schedules. This management of supply not only reduced liner company bunker costs but also helped absorb containership capacity, as ‘slow steamed’ services offer the same amount of ‘running’ capacity whilst requiring additional standing vessel capacity. As of December 2010, slow steaming remains in place on a range of container shipping services and appears to have been most prevalent on services on the longer mainlane trades such as the Far East-Europe and the Transpacific, where there is the greater possibility to add an extra ship and adjust the service speed to an appropriate level, than on shorter-haul trades. Along with the idling of capacity, slow steaming of services was another of a range of initiatives to manage supply during the period of declining container trade volumes.

Containership Markets

Containership Timecharter Rates

Pricing of containership transportation services occurs against a background of a highly competitive global containership charter market. Containership charter rates depend on the supply of, and demand for, containership capacity, and can vary significantly from year to year. Containership economies of scale mean that the daily time charter rate per TEU for a larger containership is less than for a ship with lower TEU capacity. The containership charter market experienced significant upward movement in time charter rates in the period between the start of 2002 and the middle of 2005. The market recovered from the falls in charter rates seen in 2001 to levels beyond previous market highs before falling again mid-way through 2005, stabilizing in the first half of 2006, and then slipping further during the second half of 2006. The first half of 2007 saw the containership charter market recover to rate levels similar to those seen in late 2005 and early 2006, while early

2008 saw rates rise further. However, the onset of the global economic downturn and the resulting slowdown in container trade growth created a relative oversupply of capacity, leading to a rapid fall in containership earnings in the latter half of 2008, which continued in the first half of 2009, with earnings remaining depressed during the rest of the year. In 2010 containership charter rates registered an upward trend over the year as a whole, although rates remain below long term averages. Based on an index covering a range of containership sizes, time charter daily rates improved 86% during 2010. Among other factors, there has been a reduction in the number of vessels in lay-up and an increase in transported container volumes over the low levels of 2009. The estimated one year time charter rate for a 3500 TEU containership at the end of December 2009 was $5,450 per day. At the end of December 2010, it was $14,500 per day, compared to an average of $26,902 per day in the period 2000 to 2009.

Note: Estimates based on market assessments for theoretical fully cellular ships by H. Clarksons & Co. Ltd. Brokers. These estimates are based on a given point in time and are no guide to or guarantee of future rates. Geared vessels have their own cranes for the purpose of loading and unloading containers.

There are, of course, limitations and risks to future scenarios, dependent on developments in the world economy and global trade patterns, and the development of ordering, deliveries and demolitions in the future. With the growth in container volumes having turned very negative in 2009, supply far outweighed demand for the global movement of containers, causing significant downwards pressure on the entire container shipping sector. The impact of the differential between growth in demand and supply on the containership charter market was sharply negative, pushing rates acutely downwards. Demand growth has outpaced capacity expansion in 2010 leading to upwards pressure on rates but the re-deployment of “idle” capacity, the fact that there are still a considerable number of vessels to be delivered within the next few years, and potential demand side risks may put downward pressure on charter rates.

Vessel Values: The Newbuilding and Secondhand Containership Market

Newbuilding Prices. The development of containership newbuilding prices reflects both the demand for vessels as well as the cost of acquisition of new containerships by owners from shipyards, which is influenced by the cost of materials and labor, availability of shipbuilding capacity, and the impact of demand from other shipping sectors on shipyards. Economies of scale in containership building mean that the cost per TEU involved in building larger containerships is less than for vessels with smaller TEU capacity.

The total newbuilding price for a theoretical 6200 TEU containership increased from $60.0 million at the start of 2003 to peak at $108.0 million in the period June to September 2008. However, following the onset of the downturn, this figure fell to $66.0 million at the end of January 2010. By the end of December 2010 it had increased to $79.5 million. The graph below shows the historical development of containership newbuilding prices. The average price for a 6200 TEU containership newbuilding since March 2001 is estimated at $83.6 million.

Note: Prices are evaluated at the end of each calendar month. Newbuilding prices assume “European spec.,” standard payment schedules and “first class competitive yards” quotations. Prices are evaluated at the end of each calendar month.

Secondhand Prices. As the containership charter market is playing an increasingly important role in the container shipping industry as a whole, the market for the sale and purchase of secondhand containerships has also expanded. Secondhand vessel prices are influenced by newbuilding prices and also by vessel charter rates or earnings, although there is sometimes a lag in the relationship.

Activity on the secondhand market for containerships has grown steadily in recent years from relatively low volumes of activity previously. A portion of this activity has been constituted by the sale of containerships by liner companies to charter owners. These sales have commonly been accompanied by “time charter back” arrangements whereby the liner company sells the vessel, removing the asset from its balance sheet, then, as part of the transaction, arranges a time charter of the vessel from the party to which it has sold the ship. The liquidity of the secondhand sales market is much greater for small and medium-sized containerships than for large vessels. Only 200 of the 1,271 secondhand containership sales recorded in the period from 1999 to 2009 involved ships with 3,000 TEU or more in capacity. Large containerships are generally newer, and more likely to remain owned by their original owner either for their own end use or on an initial relatively long-term charter.

Secondhand containership sales volumes show some volatility and the first 11 months of 2010 saw 155 secondhand vessels with a combined capacity of 344,826 TEU sold. The following graph shows the development of secondhand prices for five-year old containerships. Trends in secondhand prices for older containerships typically move according to similar cycles. The graph shows the development of five-year old 3500 TEU, 1700 TEU and 1000 TEU ship prices. The five-year old 1700 TEU price as at end December 2010 was estimated to be approximately $23.5 million, compared to a 10-year average of $24.7 million. The price for a theoretical five-year old 1700 TEU containership decreased from $37.5 million at the start of June 2008 to just $14.0 million at the end of 2009. However, the first 11 months of 2010 saw an upward trend in containership secondhand prices.

Note: Prices are evaluated at the end of each calendar month. There have been periods of uncertainty surrounding secondhand prices and the values provided between October 2008 and December 2009 are subject to wider than usual confidence margins.

BUSINESS

Overview

We are a leading independent charter owner of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters. We seek additional accretive vessel acquisitions as market conditions allow. We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters.

As of December 31, 2010 we operated a fleet of 55 containerships (including one leased vessel) and have entered into contracts to purchase an additional eight containerships and to lease an additional six containerships. The average age of the 55 vessels in our fleet was approximately five years as of December 31, 2010. Our customer selection process is targeted at well-established container liner companies that charter-in vessels on a long-term basis as part of their fleet expansion strategy. Customers for our operating fleet are CSCL Asia, HL USA, APM, COSCON, CSAV, MOL, K-Line and UASC. Customers for the additional 14 vessels will include K-Line and COSCON. Please read “—Our Fleet” for more information.

Most of our customers’ container shipping business revenues are derived from the shipment of goods from the Asia Pacific region, primarily China, to various overseas export markets in the United States and in Europe.

Our Manager and certain of its wholly owned subsidiaries provide our management team and all of the technical, administrative and strategic services necessary to support our business, including purchasing supplies, crewing, vessel maintenance, insurance procurement and claims handling, inspections, and ensuring compliance with flag, class and other statutory requirements. For more information about the agreements with our Manager that govern the provision of management services for our fleet, please read “Our Manager and Management Related Agreements—Management Agreements.” In addition to the ship management services provided to us, our Manager also provides limited ship management services to other vessel owning companies.

Our Fleet

Our Operating Fleet

The following table summarizes key facts regarding our vessels as of December 31, 2010:

Vessel Name	Vessel Class (TEU)	Year Built	Charter Start Date	Charterer	Length of Time Charter	Daily Charter Rate
						(in thousands)
CSCL Zeebrugge	9600	2007	3/15/07	CSCL Asia	12 years	$34.0(1)
CSCL Long Beach	9600	2007	7/6/07	CSCL Asia	12 years	34.0(1)
CSCL Oceania	8500	2004	12/4/04	CSCL Asia	12 years + one 3-year option	29.8(2)
CSCL Africa	8500	2005	1/24/05	CSCL Asia	12 years + one 3-year option	29.5(2)
COSCO Japan	8500	2010	3/9/10	COSCON	12 years + three one-year options	42.9(3)
COSCO Korea	8500	2010	4/5/10	COSCON	12 years + three one-year options	42.9(3)
COSCO Philippines	8500	2010	4/24/10	COSCON	12 years + three one-year options	42.9(3)
COSCO Malaysia	8500	2010	5/19/10	COSCON	12 years + three one-year options	42.9(3)
COSCO Indonesia	8500	2010	7/5/10	COSCON	12 years + three one-year options	42.9(3)
COSCO Thailand	8500	2010	10/20/10	COSCON	12 years + three one-year options	42.9(3)
MOL Emerald	5100	2009	4/30/09	MOL	12 years	28.9
MOL Eminence	5100	2009	8/31/09	MOL	12 years	28.9

Vessel Name	Vessel Class (TEU)	Year Built	Charter Start Date	Charterer	Length of Time Charter	Daily Charter Rate
						(in thousands)
MOL Emissary	5100	2009	11/20/09	MOL	12 years	28.9
MOL Empire	5100	2010	1/8/10	MOL	12 years	28.9
Maersk Merritt(4)	4800	1989	11/6/06	APM	5 years + two 1-year options + one 2-year option	23.5(5)
Cap Victor	4800	1988	11/20/06	APM	5 years + two 1-year options + one 2-year option	23.5(5)
Cap York	4800	1989	12/6/06	APM	5 years + two 1-year options + one 2-year option	23.5(5)
Maersk Moncton(6)	4800	1989	12/22/06	APM	5 years + two 1-year options + one 2-year option	23.5(5)
Brotonne Bridge(7)	4500	2010	10/25/10	K-Line	12 years + two 3-year options	34.3(8)
CSAV Licanten(9)	4250	2001	7/3/01	CSCL Asia	10 years + one 2-year option	18.3(10)
CSCL Chiwan	4250	2001	9/20/01	CSCL Asia	10 years + one 2-year option	18.3(10)
CSCL Ningbo	4250	2002	6/15/02	CSCL Asia	10 years + one 2-year option	19.7(11)
CSCL Dalian	4250	2002	9/4/02	CSCL Asia	10 years + one 2-year option	19.7(11)
CSCL Felixstowe	4250	2002	10/15/02	CSCL Asia	10 years + one 2-year option	19.7(11)
CSCL Vancouver	4250	2005	2/16/05	CSCL Asia	12 years	17.0
CSCL Sydney	4250	2005	4/19/05	CSCL Asia	12 years	17.0
CSCL New York	4250	2005	5/26/05	CSCL Asia	12 years	17.0
CSCL Melbourne	4250	2005	8/17/05	CSCL Asia	12 years	17.0
CSCL Brisbane	4250	2005	9/15/05	CSCL Asia	12 years	17.0
New Delhi Express	4250	2005	10/19/05	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0(13)
Dubai Express	4250	2006	1/3/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0(13)
Jakarta Express	4250	2006	2/21/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0(13)
Saigon Express	4250	2006	4/6/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0(13)
Lahore Express	4250	2006	7/11/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0(13)
Rio Grande Express	4250	2006	10/20/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0(13)
Santos Express	4250	2006	11/13/06	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0(13)
Rio de Janeiro Express	4250	2007	3/28/07	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0(13)
Manila Express	4250	2007	5/23/07	HL USA	3 years + seven 1-year extensions + two 1-year options(12)	18.0(13)

Vessel Name	Vessel Class (TEU)	Year Built	Charter Start Date	Charterer	Length of Time Charter	Daily Charter Rate
						(in thousands)
CSAV Loncomilla	4250	2009	4/28/09	CSAV	6 years	25.9
CSAV Lumaco	4250	2009	5/14/09	CSAV	6 years	25.9
CSAV Lingue	4250	2010	5/17/10	CSAV	6 years	25.9
CSAV Lebu	4250	2010	6/7/10	CSAV	6 years	25.9
UASC Madinah	4250	2009	7/1/10	UASC	2 years	20.5(14)
COSCO Fuzhou	3500	2007	3/27/07	COSCON	12 years	19.0
COSCO Yingkou	3500	2007	7/5/07	COSCON	12 years	19.0
CSCL Panama	2500	2008	5/14/08	CSCL Asia	12 years	16.8(15)
CSCL São Paulo	2500	2008	8/11/08	CSCL Asia	12 years	16.8(15)
CSCL Montevideo	2500	2008	9/6/08	CSCL Asia	12 years	16.8(15)
CSCL Lima	2500	2008	10/15/08	CSCL Asia	12 years	16.8(15)
CSCL Santiago	2500	2008	11/8/08	CSCL Asia	12 years	16.8(15)
CSCL San Jose	2500	2008	12/1/08	CSCL Asia	12 years	16.8(15)
CSCL Callao	2500	2009	4/10/09	CSCL Asia	12 years	16.8(15)
CSCL Manzanillo	2500	2009	9/21/09	CSCL Asia	12 years	16.8(15)
Guayaquil Bridge	2500	2010	3/8/10	K-Line	10 years	17.9
Calicanto Bridge	2500	2010	5/30/10	K-Line	10 years	17.9

(1)	CSCL Asia has an initial charter of 12 years with a charter rate of $34,000 per day, increasing to $34,500 per day after six years.

(2)	CSCL Asia has an initial charter of 12 years with a charter rate of $29,500 per day for the first six years, $29,800 per day for the second six years, and $30,000 per day during the three-year option.

(3)	COSCON has an initial charter of 12 years with a charter rate of $42,900 per day for the initial term and $43,400 per day for the three one-year options.

(4)	The name of the MSC Sweden was changed to Maersk Merritt in May 2010 in connection with the termination of a sub-charter from APM to Mediterranean Shipping Company S.A.

(5)	APM has an initial charter of five years at $23,450 per day, two consecutive one-year options to charter the vessel at $22,400 and $21,400 per day, respectively, and a final two-year option to charter the vessel at $20,400 per day.

(6)	The name of the MSC Ancona was changed to Maersk Moncton in August 2010 in connection with the termination of a sub-charter of the vessel from APM to Mediterranean Shipping Company S.A.

(7)	This vessel is leased pursuant to a lease agreement, which we used to finance the acquisition of the vessel.

(8)	K-Line has an initial charter of 12 years with a charter rate of $34,250 per day for the first six years, increasing to $34,500 per day for the second six years, $37,500 for the first three-year option period and $42,500 for the second three-year option period.

(9)	The name of the CSCL Hamburg was changed to CSAV Licanten in November 2010, in connection with a sub-charter from CSCL to CSAV.

(10)	CSCL Asia has an initial charter of ten years with a charter rate of $18,000 per day for the first five years, $18,300 per day for the second five years, and $19,000 per day for the two-year option. CSCL Asia has exercised its option on the CSAV Licanten.

(11)	CSCL Asia has an initial charter of ten years with a charter rate of $19,933 per day for the first five years, $19,733 per day for the second five years, and $20,500 per day for the two-year option.

(12)	For these charters, the initial term was three years, which automatically extends for up to an additional seven years in successive one-year extensions, unless HL USA elects to terminate the charters with two years’ prior written notice. HL USA would have been required to pay a termination fee of approximately $8.0 million to terminate a charter at the end of the initial term. The termination fee declines by $1.0 million per year per vessel in years four through nine. The initial terms of the charters for these vessels have expired, and these charters have automatically extended pursuant to their terms.

(13)	HL USA had an initial charter of three years that automatically extends for up to an additional seven years with a charter rate of $18,000 per day, and $18,500 per day for the two one-year options.

(14)	UASC has a charter of two years with a charter rate of $20,500 per day for the first year, increasing to $20,850 per day for the second year. In addition, we pay a 1.25% commission to a broker on all hire payments for this charter.

(15)	CSCL Asia has a charter of 12 years with a charter rate of $16,750 per day for the first six years, increasing to $16,900 per day for the second six years.

New Vessel Contracts

Our primary objective is to acquire additional containerships as market conditions allow, and to enter into additional long-term, fixed-rate time charters for such vessels.

As of December 31, 2010, we had contracted to purchase eight additional containerships and to lease an additional six, all of which are currently or will be under construction, and have scheduled delivery dates through April 2012.

As at December 31, 2010, the eight newbuilding containerships that we have contracted to purchase and the six newbuilding containerships that we have contracted to lease consist of the following vessels:

Vessel	Vessel Class (TEU)	Length of Time Charter (1)	Charterer	Daily Charter Rate		Scheduled Delivery Date	Shipbuilder
				(in thousands)
Hull No. S452	13100	12 years	COSCON	$55.0		2012	HSHI
Hull No. 2177	13100	12 years	COSCON	55.0		2011	HHI
Hull No. S453	13100	12 years	COSCON	55.0		2011	HSHI
Hull No. 2178	13100	12 years	COSCON	55.0		2012	HHI
Hull No. S454	13100	12 years	COSCON	55.0		2012	HSHI
Hull No. 2179	13100	12 years	COSCON	55.0		2011	HHI
Hull No. 2180(2)	13100	12 years	COSCON	55.0		2012	HHI
Hull No. 2181(2)	13100	12 years	COSCON	55.0		2011	HHI
COSCO Prince Rupert	8500	12 years + three one-year options	COSCON	42.9	(3)	2011	HHI
COSCO Vietnam	8500	12 years + three one-year options	COSCON	42.9	(3)	2011	HHI
Brevik Bridge(2)	4500	12 years + two three-year options	K-Line	34.3	(4)	2011	Samsung
Bilbao Bridge(2)	4500	12 years + two three-year options	K-Line	34.3	(4)	2011	Samsung
Berlin Bridge(2)	4500	12 years + two three-year options	K-Line	34.3	(4)	2011	Samsung
Budapest Bridge(2)	4500	12 years + two three-year options	K-Line	34.3	(4)	2011	Samsung

(1)	Each charter is scheduled to begin upon delivery of the vessel to the relevant charterer.

(2)	This vessel is subject to a sale-leaseback arrangement.

(3)	COSCON has an initial charter of 12 years with a charter rate of $42,900 per day and $43,400 per day for the three one-year options.

(4)	K-Line has an initial charter of 12 years with a charter rate of $34,250 per day for the first six years, increasing to $34,500 per day for the second six years, $37,500 for the first three-year option period and $42,500 for the second three-year option period.

The following chart details the number of vessels in our fleet based on scheduled delivery dates as of December 31, 2010:

	Year Ending December 31,
	Scheduled
	2011	2012
Deliveries	10	4
Operating Vessels	65	69
Approximate Total Capacity (TEU)	352,700	405,100

Our Competitive Strengths

We believe that we possess a number of competitive strengths that will allow us to capitalize on the opportunities in the containership industry, including the following:

•

Enhanced stability of cash flows through long-term, fixed-rate time charters. Our vessels are primarily subject to long-term, fixed-rate time charters, which had an average remaining term of approximately seven years as of December 31, 2010. As a result, nearly all of our revenue is protected from the volatility of spot rates and short-term charters. To further promote cash flow stability, we have primarily placed newbuilding orders and purchased secondhand vessels when we have concurrently entered into long-term time charters with our customers. As of December 31, 2010, and excluding any extensions of our time charters, we had approximately $6.5 billion of contracted future revenue under existing fixed-rate time charters, including approximately $2.9 billion attributable to time charters for the 14 newbuilding containerships that we have contracted to purchase and lease.

•

Significant built-in fleet growth. We have significantly grown our fleet since our initial public offering in August 2005. At that time, we had an operating fleet of 10 vessels with another 13 vessels on order, aggregating 116,950 TEU. As of December 31, 2010, we had 55 vessels in service and 14 vessels on order, aggregating 405,100 TEU, an increase of 246% in TEU capacity. The aggregate capacity of the 14 newbuilding vessels, with scheduled delivery dates through April 2012, represents over 50% of the aggregate capacity of our vessels currently in service.

•

Proven ability to source capital for growth. Since our initial public offering in 2005, we have successfully accessed capital to grow our fleet. Including our initial public offering, we have raised over $1.8 billion in public and private issuances of equity securities. In addition, we have secured credit and lease facilities with aggregate outstanding borrowings and commitments of $4.2 billion as of December 31, 2010. We also accessed capital during the recent economic downturn, including raising preferred share equity and entering into sale-leaseback financings. We will be able to use the proceeds from this offering, combined with additional debt capacity as a result thereof (exclusive of amounts committed to finance the remaining payments on the 14 vessels we have agreed to purchase and lease), to fund additional growth beyond our contracted fleet. We intend to continue to access existing capital, and to consider new sources, to cost-effectively maintain and grow our fleet.

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Strong, long-term relationships with high-quality customers, including leading Asian container liners. We have developed strong relationships with our customers, which include leading container liner companies. We believe we are the largest provider of containerships to China, and anticipate that Asian demand for containerships will continue to rebound and grow following the recent economic downturn. We attribute the strength of our customer relationships in part to our consistent operational quality, customer oriented service and historical average utilization of over 99% since our initial public offering in 2005.

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Scale, diversity and high quality of our fleet. We are one of the largest independent charter owners of containerships and believe that the size of our fleet appeals to our customers and provides us cost savings through volume purchases by our Manager and leverage in negotiating newbuilding contracts and accessing shipyard berths. Our operating fleet of 55 containerships had an average age of approximately five years as of December 31, 2010, which is significantly below the industry average of approximately 10 years. Our 14 newbuilding vessels also will be subject to our high standards for design, construction quality and maintenance. Upon delivery of these additional vessels, the vessels in our fleet will range in size from 2500 TEU to 13100 TEU, and our 13100 TEU containerships will be among the largest sized containerships then in operation.

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Experienced management. Together our chief executive officer and chief financial officer have over 30 years of professional experience in the shipping industry. In addition, the members of the management team of our Manager have prior experience with many companies in the international ship management industry, such as China Merchants Group, Neptune Orient Lines, APL Limited, Safmarine Container Lines and Columbia Ship Management. Our Manager’s staff has skills in all aspects of ship management, including, among others, design, operations and marine engineering. We likewise benefit from the financial experience and sophistication of our Manager’s management team, which has assisted us in accessing various forms of capital.

Our Business Strategies

We seek to continue to expand our business and increase our cash flow by employing the following business strategies:

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Pursuing long-term, fixed-rate charters. We intend to continue to primarily pursue long-term, fixed-rate charters, which contribute to the stability of our cash flows. In addition, container liner companies typically employ long-term charters for strategic expansion into major trade routes while employing spot charters for shorter term discretionary needs. To the extent container liner companies expand their services into these major trade routes, we believe we will be well positioned to participate in their growth.

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Expanding and diversifying our customer relationships. Since our initial public offering, we have increased our customer base from two to eight customers and have expanded our revenue from existing customers. We intend to continue to expand our existing customer relationships and to add new customers to the extent container liner companies increase their use of chartered-in vessels to add capacity in their existing trade routes and establish new trade routes. We believe that we will benefit from the expected growth of worldwide container shipping demand, especially in certain markets that we believe to have high growth potential such as Asia, where we have strong customer relationships. We also believe that our Manager’s experience in working with container liners to provide ship design, construction supervision and chartering services will improve our ability to secure new customers.

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Actively acquiring newbuilding and secondhand vessels. We have increased, and intend to further increase, the size of our fleet through selective acquisitions of new and secondhand containerships that we believe will be accretive to our cash flow. We believe that entering into newbuilding contracts will continue to provide long-term growth of our fleet and modern vessels to our customers. In addition, we intend to selectively consider any nearer-term growth opportunities to acquire high-quality secondhand vessels, primarily either with existing long-term charters or where we can enter into long-term charters concurrently with the acquisitions. We also intend to consider appropriate partnering opportunities that would allow us to seek to capitalize on opportunities in the newbuilding and secondhand markets with more modest investments, as well as the potential sale of any older vessels in our fleet as part of fleet renewal.

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Maintaining efficient capital structure. We intend to pursue a financial strategy that aims to preserve our financial flexibility and achieve a low capital cost so that we may take advantage of acquisition and expansion opportunities in the future while also meeting our existing obligations.

Time Charters

General

We charter our vessels primarily under long-term, fixed-rate time charters. A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate; the charterer is responsible for substantially all of the vessel voyage expenses, such as fuel (bunkers) cost, port expenses, agents’ fees, canal dues, extra war risk insurance and commissions.

The initial term for a time charter commences on the vessel’s delivery to the charterer. Under all of our time charters, the charterer may also extend the term for periods in which the vessel is off-hire. The current charter periods and any applicable extension options are included above under “—Our Fleet.”

The following table presents the number of vessels chartered by each of our customers as of December 31, 2010.

Charterer	Number of vessels in our current operating fleet	Number of vessels scheduled to be delivered	Total vessels upon all deliveries
CSCL Asia	22	—	22
HL USA	9	—	9
APM	4	—	4
COSCON	8	10	18
CSAV	4	—	4
MOL	4	—	4
K-Line	3	4	7
UASC	1	—	1

Total	55	14	69

With respect to the vessels on charter to HL USA, CP Ships has provided a guarantee of the obligations and liabilities of HL USA under each time charter and Hapag-Lloyd AG has provided a guarantee of the obligations and liabilities of CP Ships under the original guarantee. For the vessels on charter to CSCL Asia, CSCL Hong Kong and CSCL have each provided a guarantee of the obligations and liabilities of CSCL Asia under each time charter.

Hire Rate

“Hire rate” refers to the basic payment from the charterer for the use of the vessel. Under all of our time charters, hire rate is payable, in advance, in U.S. dollars, as specified in the charter. Generally, the hire rate is a fixed daily amount that increases at varying intervals during the term of the charter and any extension to the term. Payments generally are made in advance on a monthly or semi-monthly basis.

In the case of all of our time charters, if a vessel’s speed is reduced as a result of a defect or breakdown of the hull, machinery or equipment, hire rates under that particular time charter may be reduced by the cost of the time lost and extra fuel consumed for that particular incident. Historically, we have had no instances of hire rate reductions.

Operations and Expenses

Our Manager operates our vessels and is responsible for ship operating expenses, which include technical management, crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses and capital expenses, including normally scheduled dry-docking of the vessels. Please read “Our Manager and Management Related Agreements—Management Agreements” for a description of the material terms of the management agreements. The charterer generally pays the voyage expenses, which include all expenses relating to particular voyages, including any bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions.

Off-hire

When a vessel is “off-hire,” or not available for service, the charterer generally is not required to pay the hire rate, and we are responsible for all costs, including the cost of fuel bunkers, unless the charterer is responsible for the circumstances giving rise to the lack of availability. A vessel generally will be deemed to be off-hire if there is an occurrence preventing the full working of the vessel due to, among other things:

•	operational deficiencies not due to actions of the charterers or their agents;

•	dry-docking for repairs, maintenance or inspection;

•	equipment or machinery breakdowns;

•	delays due to accidents for which the vessel owner, operator or manager is responsible, and related repairs;

•	crewing strikes, labor boycotts caused by the vessel owner, operator or manager, certain vessel detentions or similar problems; or

•	our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

Under our time charters with HL USA, if a vessel is delayed, detained or arrested for 30 consecutive days due to engine or essential gear breakdown, strikes, labor stoppages, boycotts or blockades, or is requisitioned, or other causes affecting the vessel’s schedule, other than grounding, collision or similar causes, we are obligated to charter a substitute vessel and to pay any difference in hire cost of the charter for the duration of the substitution. Under our time charters with COSCON for the 3500 TEU vessels, if a vessel is placed off-hire for 30 cumulative days in a 365 day period, COSCON has a right to cancel the time charter with respect to that vessel. Under our time charters with COSCON for the 8500 TEU vessels and the 13100 TEU vessels, if a vessel is placed off-hire for 45 cumulative days in a 365 day period, COSCON has a right to cancel the time charter with respect to that vessel. Under our time charters with MOL and APM, if a vessel is off-hire for more than 60 consecutive days, the charterer has a right to terminate the charter agreement for that vessel. Under our time charters with CSAV, if a vessel is off-hire for more than 15 days and if we estimate that such off-hire is to last longer than 45 days, CSAV has a right to terminate the time charter. Under our charter with UASC, if the vessel is off-hire for more than 40 consecutive days, excluding time due to blockage, trapping, strikes, boycotts, war, war-like circumstances and port or canal constraints, UASC has a right to terminate the charter agreement with one month prior notice. If a vessel on charter to K-Line is off-hire more than 50 consecutive days, K-Line has an option to cancel the time charter. CSCL Asia does not have similar rights under its charters with us. The periods specified above exclude, in addition to any specific exclusions listed, off-hire for routine dry-dockings, and off-hire for breaches of charter provisions such as voyage under-speed, fuel over-consumption and non-compliance with regulatory obligations.

Ship Management and Maintenance

Under each of our time charters, we are responsible for the operation and management of each vessel, including maintaining the vessel, periodic dry-docking, cleaning and painting and performing work required by regulations. Our Manager provides these services to us pursuant to management agreements. Please read “Our Manager and Management Related Agreements—Management Agreements” for a description of the material terms of the management agreements.

Termination and Suspension

We are generally entitled to withdraw a vessel from service to a charterer if the charterer defaults in its payment obligations, without prejudice to other claims for hire against the charterers. Some of our charterers also have the right to terminate the time charters in circumstances other than extended periods of off-hire as noted above. Under our time charters with HL USA, if a vessel consistently fails to perform to a specified speed or the amount of fuel consumed to power the vessel under normal circumstances exceeds a specified amount, and we are unable to rectify the situation within a reasonable period of time or otherwise reach a mutually acceptable settlement, HL USA has the right to terminate the time charter for that vessel. Under our time charters with COSCON, if a vessel consistently fails to perform to a specified, mutually agreed speed, and we are unable to rectify the situation within a reasonable period of time or otherwise reach a mutually acceptable settlement, COSCON has the right to terminate the time charter with respect to that vessel. APM, MOL, CSCL Asia, CSAV, UASC and K-Line do not have similar rights under their charters with us.

Change of Control

Under our time charters with HL USA, HL USA’s prior consent is required to make any material change in our ownership or voting control. HL USA cannot unreasonably withhold such consent. None of CSCL Asia, APM, MOL, COSCON, CSAV or K-Line have similar rights under their charters with us. Under our time charter with UASC, we must give UASC notice two months prior to any material change in our ownership.

Sale of Vessels

Several of our time charters with CSCL Asia allow us to sell the time-chartered vessels as long as the warranties and conditions under the time charters remain unaffected. The remaining time charters with CSCL Asia allow us to sell the vessels under the time charters as long as we obtain the charterer’s prior consent, which CSCL Asia cannot unreasonably withhold.

If we seek to sell one of the vessels under a time charter with HL USA, we must first notify HL USA and provide HL USA with an opportunity to purchase the vessel. If HL USA declines to purchase the vessel or if we are unable to reach an agreement with HL USA within 14 days, we may sell the vessel to another party subject to certain terms.

Under our time charter with UASC, we must give UASC notice two months prior to a sale of the vessel.

Our time charters with COSCON, MOL, K-Line and CSAV allow us to sell the vessels under time charters to any buyer suitable to fulfill the charter, but only when justified by circumstances and subject to the charterer’s consent, which cannot be unreasonably withheld. In addition, under our time charters with CSAV, we must give CSAV 50 days notice of our intent to transfer ownership.

There is no similar provision in the time charters with APM relating to the sale of the vessels.

Sub-charters do not affect our ability to sell our time-chartered vessels.

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters based upon price, customer relationships, operating expertise, professional reputation and size, age and condition of the vessel.

Competition for providing new containerships for chartering purposes comes from a number of experienced shipping companies, including direct competition from other independent charter owners and indirect competition from state-sponsored and other major entities with their own fleets. Some of our competitors have significantly greater financial resources than we do and can operate larger fleets and may be able to offer better charter rates. An increasing number of marine transportation companies have entered the containership sector, including many with strong reputations and extensive resources and experience. This increased competition may cause greater price competition for time charters.

Seasonality

Our vessels primarily operate under long-term charters and are not subject to the effect of seasonal variations in demand.

Risk of Loss and Insurance

Hull and Machinery, Loss of Hire and War Risks Insurance

We maintain marine hull and machinery and war risks insurance, which covers the risk of actual or constructive total loss and partial loss, for all of our vessels. Each of our vessels is covered up to at least fair market value with certain deductibles per vessel per claim. We achieve this overall coverage by maintaining nominal increased value coverage for each of our vessels, under which coverage in the event of total loss of a vessel, we will be entitled to recover amounts not recoverable under our hull and machinery policy due to under-insurance. We have not obtained, and do not intend to obtain, loss-of-hire insurance covering the loss of revenue during extended off-hire periods. We believe that this type of coverage is not economical and is of limited value to us. However, we evaluate the need for such coverage on an ongoing basis, taking into account insurance market conditions and the employment of our vessels.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I associations, which insure our third-party and crew liabilities in connection with our shipping activities. This includes third-party liability, crew liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by P&I associations. Subject to the “capping” discussed below, our coverage, except for pollution, is unlimited, but subject to the rules of the particular protection and indemnity insurer.

Our protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The 13 P&I associations that comprise the International Group insure approximately 90% of the world’s commercial blue-water tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. As a member of a mutual P&I association, which is a member or affiliate of the International Group, we are subject to calls payable to the associations based on the International Group’s claim records as well as the claim records of all other members of the individual associations.

Inspection by Classification Societies

Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

Each vessel is inspected by a surveyor of the classification society in three surveys of varying frequency and thoroughness: every year for the annual survey, every two to three years for intermediate surveys, and every five years for special surveys. Should any defects be found, the classification surveyor will issue a “condition of class” or a “requirement” for appropriate repairs that have to be made by the shipowner within the time limit prescribed. Vessels may be required, as part of the annual and intermediate survey process, to be dry-docked for inspection of the underwater portions of the vessel and for necessary repair stemming from the inspection. Special surveys always require dry-docking. The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case or to the regulations of the country concerned.

Environmental and Other Regulations

Government regulation affects the ownership and operation of our vessels in a significant manner. We are subject to international conventions and codes, and national, state, provincial and local laws and regulations in force in the countries in which our vessels may operate or are registered, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, and water discharges and ballast water management.

A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (United States Coast Guard, Canadian Coast Guard, harbor master or equivalent), classification societies, flag state administrations (country of registry), charterers, and terminal operators. Certain of these entities require us to obtain permits, licenses and certificates for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels in one or more ports.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the shipping industry.

Increasing environmental concerns have created a demand for vessels that conform to the strictest environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States, Canadian and international regulations and with flag administration. We rely on our Manager in complying with these standards and requirements.

International Maritime Organization

The International Maritime Organization, or IMO, has negotiated international conventions that impose liability for pollution in international waters and a signatory’s territorial waters. For example, the International Convention for the Prevention of Pollution from Ships, or MARPOL, imposes environmental standards on the shipping industry relating to pollution prevention and procedures, technical standards, oil spills management, management of garbage, the handling and disposal of noxious liquids, harmful substances in packaged forms, sewage and air emissions. Annex III of MARPOL regulates the transportation of marine pollutants, including standards on packing, marking, labeling, documentation, stowage, quantity limitations and pollution prevention. These requirements have been expanded by the International Maritime Dangerous Goods Code, which imposes additional standards for all aspects of the transportation of dangerous goods and marine pollutants by sea. Annex VI to MARPOL, which became effective in May 2005, addresses air pollution from ships. All of our vessels are Annex VI compliant. Annex VI sets limits on sulfur oxide, nitrogen oxide and particulate matter emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. By means of the Maritime Pollution Prevention Act of 2008, the United Statements implemented Annex VI in its territorial waters in January 2009. In October 2008, the Member States of the IMO adopted amendments to Annex VI creating more stringent standards for engines and fuels. These amendments call for a new interim fuel standard beginning in 2012, incremental reductions in sulfur in fuel between 2012 and 2016, and the use of advanced technology engines designed to reduce emissions of nitrogen oxide by 2016. These requirements could require modifications to our vessels to achieve compliance. We are evaluating these requirements and the alternatives for achieving compliance. The costs to comply with these requirements may be material or significant to our operations. In Europe, an Emission Control Area, or ECA, with similar standards is already in effect and we are already complying by switching to low sulfur fuel when operating in this area.

Shortly after ratifying Annex VI, the United States, along with Canada, proposed the designation of an ECA for specific portions of U.S. and Canadian coastal waters in March 2009. This action would control the emission of nitrogen oxides, sulfur oxides, and particulate matter from ocean-going ships. In July 2009, the joint proposal from the United States and Canada to amend MARPOL Annex VI to designate specific areas these coastal waters as an ECA was accepted in principle at the IMO; the North American ECA was accepted by member states in March 2010. The approved ECA will enter into force in August 2012. New requirements associated with the ECA may increase the cost of operating our vessels in U.S. and Canadian waters.

The operation of our vessels is also affected by the requirements set forth in the ISM Code. The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. A Safety Management Certificate is issued under the provisions of the International Convention for the Safety of Life at Sea, or SOLAS, to each ship with a Safety Management System verified to be in compliance with the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. All of the vessels in our fleet are ISM code-certified.

The IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements beginning in 2009, to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. As of December 2010, the BWM Convention had not yet been adopted by the required number of states to come into force. The IMO has indicated that it may seek to postpone the deadline for inclusion of ballast water treatment facilities on newly built ships to the end of 2011 if the BWM Convention were adopted by the requisite number of states.

In 2001, the IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, which imposes strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of “bunker oil.” The Bunker Convention defines “bunker oil” as “any hydrocarbon mineral oil, including lubricating oil, used or intended to be used for the operation or propulsion of the ship, and any residues of such oil.” The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). The Bunker Convention took effect in November 2008.

In September 2008, the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or AFSC, came into force. It prohibits the use of harmful organotins in anti-fouling paints used on ships and will establish a mechanism to prevent the potential future use of other harmful substances in anti-fouling systems. Our vessels are required to obtain certification of compliance.

Increasingly, various regions are adopting additional, unilateral requirements on the operation of vessels in their territorial waters. These regulations, such as those described below, apply to our vessels when they are in the relevant regions’ waters and can add to the costs of operating and maintaining those vessels as well as increasing the potential liabilities that apply to spills or releases of oil or other materials or violations of the applicable requirements.

United States

The United States Oil Pollution Act of 1990

The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its two hundred nautical mile exclusive economic zone. Although OPA is primarily directed at oil tankers (which are not operated by us), it also applies to non-tanker ships, including container ships, with respect to the fuel used to power such ships.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•	natural resources damage and the costs of assessment thereof;

•	real and personal property damage;

•	net loss of taxes, royalties, rents, fees and other lost revenue;

•	lost profits or impairment of earning capacity due to property or natural resources damage; and

•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

Effective July 2009, the limits on the liability of responsible parties for any vessel other than a tank vessel increased to $1000 per gross ton or $854,400, whichever is greater, unless the incident is caused by gross negligence, willful misconduct, or a violation of certain regulations, in which case liability is unlimited. In response to the 2010 oil spill in the Gulf of Mexico resulting from the explosion of the Deepwater Horizon drilling rig, bills have been introduced in the U.S. Congress to increase the limits of OPA liability for all vessels, including non-tank vessels.

We maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation. OPA requires owners and operators of vessels over 300 gross tons to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential aggregate liabilities under OPA and the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA. The current amount of such financial responsibility for non-tank vessels is $1,250 per gross ton, which includes the CERCLA liability limit of $300 per gross ton, described below. Under the U.S. Coast Guard regulations implementing OPA, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance, or guaranty. Under the OPA regulations, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA. We have obtained the necessary OPA financial assurance certificates for each of our vessels currently in service and trading to the United States.

The Coast Guard and Maritime Transportation Act of 2004, or the CGMTA, amended OPA to require the owner or operator of any non-tank vessel of 400 gross tons or more that carries oil of any kind as a fuel for main propulsion, to prepare and submit a response plan for each vessel. The vessel response plans include detailed information on actions to be taken by vessel personnel to prevent or mitigate any discharge or threat of discharge of oil from the vessel due to operational activities or casualties. Each of our vessels has the necessary response plans in place to comply with the requirements of the CGMTA and OPA.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states that have enacted such legislation have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

CERCLA

CERCLA governs spills or releases of hazardous substances other than petroleum or petroleum products. CERCLA imposes joint and several liability, without regard to fault, on the owner or operator of a ship, vehicle or facility from which there has been a release, along with other specified responsible parties. Costs recoverable under CERCLA include cleanup and removal costs, natural resource damages and governmental oversight costs. Liability under CERCLA is generally limited for vessels to the greater of $300 per gross ton or $0.5 million (or $5 million for vessels carrying hazardous substances as cargo or residue) per release of or incident involving a release of hazardous substances. These liability limits do not apply if the incident is caused by gross negligence, willful misconduct or a violation of certain regulations, in which case liability is unlimited.

Ballast Water Management

The U.S. Environmental Protection Agency, or the EPA, had exempted the discharge of ballast water and other substances incidental to the normal operation of vessels in U.S. ports from the Clean Water Act permitting requirements. However, in March 2005, a U.S. District Court ruled that the EPA exceeded its authority in so exempting ballast water from regulation under the act. In September 2006, the court issued an order invalidating the exclusion in the EPA’s regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directing the EPA to develop a system for regulating all discharges from vessels by that date. The EPA’s appeal failed and the Ninth Circuit Court of Appeals upheld the District Court’s ruling in July 2008. In response, the EPA required compliance, commencing in February 2009, with a Vessel General Permit, or VGP, covering the discharges incidental to the operation of vessels greater than 79 feet in length. The VGP requires the use of Best Management Practices, inspections, and monitoring of the areas of the vessel the permit addresses. Since January 2009, several environmental groups and industry associations have filed challenges in U.S. federal courts to the EPA’s issuance of the Vessel General Permit; these cases have been consolidated in the U.S. District of Columbia and are currently stayed.

States may also add additional conditions, and many of them have added conditions to their certifications under section 401 of the Clean Water Act. For example, California requires that all vessel discharges in its waters comply with numeric effluent limitations.

The United States National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into United States waters through ballast water taken on by vessels in foreign ports. The Coast Guard adopted regulations under NISA in July 2004 that impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering United States waters. The Coast Guard has issued proposed standards for ballast water discharge, which could set maximum acceptable discharge limits for various invasive species, or lead to requirements for active treatment of ballast water.

In the absence of federal standards, states have enacted legislation or regulations to address invasive species through ballast water and hull cleaning management and permitting requirements. For example, Michigan has approved a law requiring vessels to obtain a ballast water discharge permit to operate in state waters and use certain technologies to prevent the introduction of non-native species into waters of the state. The Michigan Department of Environmental Quality has approved four options for ballast water treatment that involve sodium hypochlorite, chlorine dioxide, ultraviolet light radiation, or de-oxygenation. The use of these technologies may be costly for oceangoing vessels operating in Michigan ports to implement. The Sixth Circuit and several state courts have rejected challenges to this law since 2007.

Similarly, in October 2007, the California governor signed into law legislation, or A.B. 740, expanding the state’s marine invasive species ballast water regulatory program to regulate “hull fouling organisms.” A.B. 740 gives the State Lands Commission until 2012 to adopt regulations requiring vessels owners and operators to use best available and economically feasible “inwater” technology to remove aquatic species from submerged parts of vessels. Until the regulations can be implemented, A.B. 740 specifies that “hull fouling organisms,” such as barnacles, algae, mussels, and worms that attach to the hard parts of ships, must be removed and disposed of on a regular basis. In addition, in October 2007, the California State Lands Commission approved regulations governing the discharge of ballast water for vessels operating in California waters, which among other things, sets limits for the number of living organisms allowed in ballast water discharge. The regulations are being implemented on a graduated time schedule beginning in January 2009, with a final performance standard of zero detectable living organisms going into effect in January 2020. Other states may create similar hull cleaning regulations or ballast water performance standards that could increase the costs of operating in state waters of the United States.

Clean Air Act

The Federal Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, or the CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements when cleaning fuel tanks and conducting other operations in regulated port areas and to air emissions standards for compression-ignition marine engines operating in U.S. waters. These types of engines are called “Category 3” marine diesel engines and are typically found on large ocean-going vessels. These rules are currently limited to new engines beginning with the 2004 model year. More recently, in December 2009, the EPA adopted new rules imposing more stringent emission standards and other related provisions for new Category 3 marine engines. This rule contains standards consistent with Annex VI of MARPOL discussed above, by establishing lower standards for vessel emissions of particulate matter, sulfur oxides, and nitrogen oxides. The rule’s emission standards apply in two stages: near-term standards for newly-built engines will apply beginning in 2011, and long-term standards requiring an 80% reduction in nitrogen oxides will begin in 2016.

The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in primarily major metropolitan and industrial areas. Where states fail to present approvable SIPs or SIP revisions by statutory deadlines, the federal government is required to draft a Federal Implementation Plan. Several SIPs regulate emissions resulting from degassing operations by requiring the installation of vapor control equipment on vessels. A risk exists that new regulations could require significant capital expenditures and otherwise increase our costs.

After a previous attempt to regulate the emissions of auxiliary diesel engines on ocean-going vessels was rejected by the Ninth Circuit, California’s Air Resources Board approved regulations that went into effect in July 2009, which apply to ocean-going vessels’ main diesel engines, auxiliary engines, and auxiliary boilers when operating within 24 miles of the California coast and require operators to use low sulfur fuels.

California also approved regulations that became effective in January 2009 to reduce emissions from diesel auxiliary engines on certain ocean-going vessels while in California ports, including container ship fleets that make 25 or more annual visits to California ports. The regulations require vessel operators to either (1) turn off auxiliary engines for most of their stay and connect the vessel to some other source of power, most likely a shore-based grid, or (2) use alternative control techniques to achieve equivalent emission reductions. These requirements may increase our operating costs while in California ports.

Canada

Canada has established a complex regulatory enforcement system under the jurisdiction of various ministries and departments for preventing and responding to a marine pollution incident. The legislation prescribes measures to prevent pollution, mandates clean up of marine pollution, and creates civil and criminal liabilities for those responsible for a marine pollution incident.

The Canada Shipping Act, 2001

In July 2001, the Canada Shipping Act, 2001, or CSA 2001, replaced the Canada Shipping Act, 1985, as the primary legislation governing marine transport, pollution and safety. However, most of the provisions of CSA 2001 did not come into force until July 2007, when certain regulations necessary to implement these provisions came into effect. CSA 2001 applies to all vessels operating in Canadian waters and in the Exclusive Economic Zone of Canada and establishes the primary regulatory and liability regime for oil pollution prevention and response.

Regulations that relate primarily to environmental matters under the CSA 2001 include the Regulations for the Prevention of Pollution from Ships and for Dangerous Chemicals, which contain provisions to enable Canada to complete accession to annex IV (sewage), V (garbage) and VI (air) of the International Convention for the Prevention of Pollution from Ships, the Ballast Water Control and Management Regulations and the Response Organizations and Oil Handling Facilities Regulations. It is expected that the Response Organizations and Oil Handling Facilities Regulations will be replaced at a future date by new Environmental Response Regulations.

CSA 2001 requires ship owners to have in place an arrangement with an approved pollution response organization. Vessels must carry a declaration, which identifies the vessel’s insurer and confirms that an arrangement with a response organization is in place. Failure of a vessel to comply with these requirements can result in a fine of up to C$1 million or imprisonment for a term of not more than 18 months, or both. Lesser offenses, such as failing to comply with the directions of a pollution prevention officer, are subject to a fine of not more than C$100,000, imprisonment for a term of not more than one year, or both.

CSA 2001 also makes it a strict liability offense to discharge a pollutant, including but not limited to, oil from a vessel. Vessels must have a shipboard oil pollution plan and implement the same in respect of an oil pollution incident. The maximum fine for marine pollution, or for failing to implement an oil pollution plan, is C$1 million or imprisonment for not more than 18 months, or both. If the discharge of a pollutant continues for more than one day, the person committing the offense may be convicted of a separate offense for each day on which the pollutant is discharged. Lesser offenses, such as failing to comply with directions of the Minister in respect of a pollution incident, are subject to a fine of not more than C$100,000, imprisonment for a term of not more than one year, or both. Depending upon the circumstances of the offense, a person convicted of an offense may be subject to other penalties, such as being liable to fund the cost of conducting research into the ecological use and disposal of the pollutant in respect of which the offense was committed.

CSA 2001 also provides the authorities with broad discretionary powers to enforce its requirements. The CSA 2001 authorizes the detention of a vessel where there are reasonable grounds for believing that the vessel caused marine pollution or that an offense has been committed. In addition, CSA 2001 provides authorities with the power to issue administrative monetary penalties for contraventions of the legislation. The Administrative Monetary Penalties Regulations, which came into force in April 2008 and apply to all vessel types except pleasure crafts, allow for the imposition of penalties up to C$25,000 outside of the formal court process.

Canada’s Department of Transport has also published proposed regulations on ballast water management under CSA 2001. These regulations will require the use of management practices, including mid-ocean ballast water exchange.

Migratory Birds Convention Act, 1994

The Migratory Birds Convention Act, or MBCA, implements Canada’s obligations under a bilateral Canada-United States treaty designed to protect migrating birds that cross North American land and water areas. Recent amendments to MBCA clarify existing prohibitions, expand the investigative and enforcement powers of Environment Canada and provide the government with the ability to enforce the statute effectively in Canada’s Exclusive Economic Zone.

MBCA prohibits the deposit of any substance that is harmful to migratory birds in any waters or area frequented by migratory birds. Increased maximum fines range from C$300,000 to C$1 million or imprisonment from six months to three years, or both, which penalty provisions extend to the vessel’s owner, operator, master and chief engineer. MBCA imposes minimum fines, C$500,000 for an indictable offense and C$100,000 for a summary offense, for offenses committed by a vessel in excess of 5,000 tons deadweight. An offense can be committed by a “person” or a “vessel.”

MBCA extends to every master, chief engineer, owner and operator of a vessel and, if the vessel is owned by a corporation, to certain of its directors and officers, the duty to take reasonable steps to ensure a vessel’s compliance with the prohibition against harmful deposits. A foreign vessel may be detained within Canada’s Exclusive Economic Zone with the consent of the attorney general. MBCA grants discretion to the court, on application by a person who has incurred monetary loss as a result of an offense, to order the convicted party to pay compensation to that person.

The Canadian Environmental Protection Act, 1999

The Canadian Environmental Protection Act, or CEPA, regulates water pollution, including disposal at sea and the management of hazardous waste. Insofar as the shipping industry is concerned, CEPA prohibits the disposal or incineration of substances at sea except with a permit issued under CEPA, the importation or exportation of a substance for disposal at sea without a permit, and the loading on a ship of a substance for disposal at sea without a permit.

Contravention of CEPA can result in maximum fines ranging from C$300,000 to C$1 million or imprisonment from six months to three years, or both. The penalties may be increased if damage to the environment results and the person acted intentionally or recklessly. A vessel also may be seized or detained for contravention of CEPA’s prohibitions. Costs and expenses of measures taken to remedy a condition or mitigate damage resulting from an offense are also recoverable. CEPA establishes civil liability for restoration of the environment, costs and expenses incurred relating to prevention or remedying environmental damage, or an environmental emergency. Limited defenses are provided but generally would not cover violations arising from ordinary vessel operations.

Recent amendments to CEPA subject owners of ships and directors and officers of corporations that own ships to a duty of care to ensure that ships comply with CEPA provisions and its regulations concerning disposal at sea and with orders and directions made under CEPA. The amendments also expand the jurisdiction of Canadian courts to include the Exclusive Economic Zone of Canada.

Environmental Enforcement Act

The Environmental Enforcement Act, or EEA, received Royal Assent in June 2009 and amends nine existing statutes that are administered by Environment Canada and the Parks Canada Agency, including CEPA and the MBCA. Key provisions of the EEA raise maximum fines and introduce minimum fines for the first time. In particular, the EEA raises maximum fines to as high as C$6 million and establishes minimum fines for serious offenses which range between C$5,000 for individuals and C$500,000 for large corporations and vessels or ships of 7,500 tons deadweight or over (the minimum fine for serious offenses by small corporations and vessels or ships of less than 7,500 tons deadweight ranges between C$25,000 and C$75,000). Furthermore, the EEA provides enforcement officers with new powers to investigate cases and grants courts new sentencing authorities to ensure that penalties reflect the seriousness of the pollution and wildlife offenses. The EEA came into force in December 2010, except for provisions related to the penalty schemes of certain statutes, including the CEPA and MBCA. No coming into force date has been announced with respect to these provisions.

An Act To Amend The Migratory Birds Convention Act, 1994 and the Canadian Environmental Protection Act, 1999

Passed in 2005, an Act To Amend The Migratory Birds Convention Act, 1994 and the Canadian Environmental Protection Act, 1999 clarifies existing prohibitions, expands the investigative and enforcement powers of Environment Canada and provides the government with the ability to enforce the two statutes effectively in Canada’s Exclusive Economic Zone. The act also creates or amends a number of strict liability offenses. Other amendments effected by the act include:

•

the extension to every master, chief engineer, owner and operator of a vessel and, if the vessel is owned by a corporation, to certain of its directors and officers, of the duty to take reasonable steps to ensure a vessel’s compliance with the prohibition against harmful deposits;

•	a provision allowing a foreign vessel to be detained within Canada’s Exclusive Economic Zone with the consent of the attorney general;

•

an increased maximum fine of C$1 million or up to three years’ imprisonment, or both, for indictable offenses and an increased maximum fine of C$300,000 or up to six months’ imprisonment for summary offenses, which penalty provisions extend to the vessel’s owner, operator, master and chief engineer;

•	for offenses committed by a vessel in excess of 5,000 tons deadweight, a minimum fine of C$500,000 for an indictable offense and C$100,000 for a summary offense;

•	a provision that an offense can be committed by a person or a vessel; and

•	the grant to a court of the discretion, on application by a person who has incurred monetary loss as a result of an offense, to order the convicted party to pay compensation to that person.

If any of our vessels fails to comply with its provisions, it could have an adverse effect on us.

Fisheries Act

The Fisheries Act prohibits the deposit of a deleterious substance in waters frequented by fish. The owner of a deleterious substance, the person having control of the substance and the person causing the spill must report the spill and must take all reasonable measures to counteract, mitigate or remedy any adverse effects resulting from a spill and are subject to maximum fines ranging from C$300,000 to C$1 million or imprisonment from six months to three years, or both.

Marine Liability Act

The Marine Liability Act, which came into force in August 2001, is the principal legislation dealing with liability of ship owners and operators in relation to passengers, cargo, pollution and property damage. The Marine Liability Act implements the 1992 International Convention on Civil Liability for Oil Pollution Damage (the CLC or Civil Liability Convention) and the 1992 International Convention on the Establishment of an International Fund for Compensation for Oil Pollution Damage (the IOPC or Fund Convention). The Marine Liability Act creates strict liability for a vessel owner for damages from oil pollution from a ship, as well as for the costs and expenses incurred for clean up and preventive measures. Both governments and private parties can pursue vessel owners for damages sustained or incurred as a result of such an incident. Although the act does provide some limited defenses, they are generally not available for spills or pollution incidents arising out of the routine operation of a vessel. The act limits the overall liability of a vessel owner to amounts that are determined by the tonnage of the containership.

In 2009, amendments were made to the Marine Liability Act to enable the implementation of two additional international maritime conventions on pollution liability and compensation, the Supplementary Fund Protocol of 2003 to the 1992 International Oil Pollution Compensation Fund and the International Convention on Civil Liability for Bunker Oil Pollution Damage, 2001. The amendments also introduce the creation of a maritime lien over foreign vessels for unpaid invoices to ship suppliers operating in Canada, and the establishment of a general limitation period of three years in federal law for maritime claims where a limitation period does not currently exist.

British Columbia’s Environmental Management Act

British Columbia’s Environmental Management Act, or EMA, governs spills or releases of waste into the environment within the province in a manner or quantity that causes pollution. EMA imposes absolute, retroactive, joint and separate liability for remediation of a contaminated site. Maximum penalties for an offense are C$1 million or imprisonment for up to six months, or both. Where a person intentionally causes damage to the environment, the maximum penalties are C$3 million or imprisonment for up to three years, or both.

European Union Requirements

In waters of the European Union, or the EU, our vessels are subject to regulation EU-level directives implemented by the various nations through laws and regulations of these requirements. These laws and regulations prescribe measures to prevent pollution, protect the environment, and support maritime safety. For instance, the EU has adopted directives that require member states to refuse access to their ports to certain sub-standard vessels, according to vessel type, flag, and number of previous detentions. Member states must inspect at least 25% of vessels using their ports annually and provide increased surveillance of vessels posing a high risk to maritime safety or the marine environment. If deficiencies are found that are clearly hazardous to safety, health or the environment, the state is required to detain the vessel until the deficiencies are addressed. Member states are also required to implement a system of penalties for breaches of these standards.

Our vessels are also subject to inspection by appropriate classification societies. Classification societies typically establish and maintain standards for the construction and classification of vessels, supervise that construction is according to these standards, and carry out regular surveys of ships in service to ensure compliance with the standards. The EU has adopted directives that provide member states with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of classification societies that are negligent in their duties. The EU requires member states to monitor these organizations’ compliance with EU inspection requirements and to suspend any organization whose safety and pollution prevention performance of the organization becomes unsatisfactory.

The EU’s directive on the sulfur content of fuels restricts the maximum sulfur content of marine fuels used in vessels operating in EU member states’ exclusive economic zones. Under this directive, our vessels may need to make expenditures to comply with the sulfur fuel content limits in the marine fuel they use in order to avoid delays or other obstructions to their operations. The EU has also issued a directive adopting the IMO’s standards for the maximum sulfur content of marine fuels used in special sulfur oxide Emission Control Areas, or ECAs, in the Baltic Sea, the North Sea, and for any other seas or ports the IMO may designate as sulfur oxide ECAs 12 months after the date of entry into force of the designation. These and other related requirements may increase our costs of operating and may affect financial performance.

In response to the sinking of the MT Prestige and resulting oil spill in 2003, the EU adopted a directive requiring member states to impose criminal sanctions for certain pollution discharges committed intentionally, recklessly or by serious negligence. Penalties may include fines, imprisonment, permanent or temporary disqualification from engaging in commercial activities, placement under judicial supervision, or exclusion from access to public benefits or aid.

The EU also authorizes member states to adopt the IMO’s Bunker Convention, discussed above, that imposes strict liability on ship owners for pollution damage caused by spills of oil carried as fuel in vessels’ bunkers and requires vessels of a certain size to maintain financial security to cover any liability for such damage.

The EU is currently considering other proposals to further regulate vessel operations. In October 2007, the EU adopted a new Integrated Maritime Policy for the EU that included, in part, the development of environmentally sound end-of-life ship dismantling requirements, promotion of the use of shore-side electricity by ships at berth in EU ports to reduce air emissions, and consideration of options for EU legislation to reduce greenhouse gas emissions from maritime transport. Individual countries in the EU may also have additional environmental and safety requirements. It is impossible to predict what additional legislation or regulations, if any, may be promulgated by the EU or any other country or authority. The trend, however, is towards increasing regulation and we anticipate that requirements will become more extensive and more stringent. Were more stringent future requirements to be put in effect in the future, they may require, individually or in the aggregate, significant expenditures and could increase our costs of operating, potentially adversely affecting our financial condition and operating results.

Other Regions

Other regions of the world also have the ability to adopt requirements or regulations that may impose obligations on our vessels and may increase our costs to operate them. We cannot assure you that compliance with these requirements will not entail significant expenditures on our part. However, these requirements would apply to the industry as a whole and should also affect our competitors.

Greenhouse Gas Legislation

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change, or the Kyoto Protocol, entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the greenhouse gas emissions from international shipping do not come under the Kyoto Protocol. At the December 2010 meeting of the United Nations Climate Change Conference in Cancun, the IMO proposed measures to control greenhouse gas emissions from international shipping. The EU has indicated that if the IMO does not decide how to address greenhouse gas emissions from international shipping before December 2011, the EU will include international shipping in its emissions trading scheme. In the United States, the California Attorney General and a coalition of environmental groups petitioned the EPA in October 2007 to regulate greenhouse gas emissions from ocean-going ships under the Clean Air Act. Legislation has been introduced into the U.S. Congress to reduce greenhouse gas emissions in the United States. In addition, the EPA’s December 2009 “endangerment finding” regarding greenhouse gases allows the EPA to begin regulating greenhouse gas emissions under existing provisions of the federal Clean Air Act. To date, rules proposed by the EPA pursuant to this authority have not involved ocean-going vessels. Any passage of climate control legislation or other regulatory initiatives by the IMO, EU, United States or other individual countries where we operate that restrict emissions of greenhouse gases from vessels could require us to make significant financial expenditures we cannot predict with certainty at this time.

In British Columbia, Canada, the Greenhouse Gas Reduction Targets Act became effective in 2008. This act sets a province-wide 33% reduction in the 2007 level of greenhouse gas emissions by 2020. As part of British Columbia’s plan to implement the Western Climate Initiative’s cap-and-trade system, a regulation requiring the reporting of greenhouse gas emissions was approved under the authority of the Greenhouse Gas Reduction (Cap and Trade) Act in November 2009. The Reporting Regulation came into effect in January 2010 and requires operations that are located in British Columbia and emitting 10,000 tons or more of carbon dioxide equivalent per year to report greenhouse gas emissions to the British Columbia Ministry of Environment. Those reporting operations with emissions of 25,000 tons or greater are required to have emissions reports verified by a third party. However, certain sectors are exempt from the Reporting Regulation, including marine transportation.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In November 2002, the Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the United States Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security, which came into effect in July 2004. The new chapter imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code, or ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The United States Coast Guard regulations, intended to align with international maritime security standards, exempt non-United States vessels from MTSA vessel security measures such vessels have on board a valid International Ship Security Certificate, or ISSC, that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Our existing vessels have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code and we intend to continue to do so in the future.

Taxation of the Company

United States Taxation

The following is a discussion of the expected material U.S. federal income tax considerations applicable to us. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing final and temporary regulations promulgated thereunder, or the Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

The following discussion is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations applicable to us. No ruling has been requested from the IRS regarding any matter affecting us. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

Taxation of Operating Income

We expect that substantially all of our gross income will be attributable to the transportation of cargo. For this purpose, gross income attributable to transportation, or Transportation Income, includes income from the use (or hiring or leasing for use) of a vessel to transport cargo and the performance of services directly related to the use of any vessel to transport cargo and, thus, includes time charter and bareboat charter income.

Fifty percent (50%) of Transportation Income attributable to transportation that either begins or ends, but that does not both begin and end, in the United States, or U.S. Source International Transportation Income, is considered to be derived from sources within the United States. Transportation Income attributable to transportation that both begins and ends in the United States, or U.S. Source Domestic Transportation Income, is considered to be 100% derived from sources within the United States. Transportation Income attributable to transportation exclusively between non-U.S. destinations is considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally will not be subject to U.S. federal income tax.

We believe that we have not earned any U.S. Source Domestic Transportation Income, and we expect that we will not earn any such income in future years. However, certain of our activities give rise to U.S. Source International Transportation Income, and future expansion of our operations could result in an increase in the amount of our U.S. Source International Transportation Income. Unless the exemption from tax under Section 883 of the Code, or the Section 883 Exemption, applies, our U.S. Source International Transportation Income generally will be subject to U.S. federal income taxation under either the net basis tax and the branch profits tax or the 4% gross basis tax, all of which are discussed below.

The Section 883 Exemption

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder, or the Section 883 Regulations, it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

A non-U.S. corporation will qualify for the Section 883 Exemption if, among other things, it (i) is organized in a jurisdiction outside the United States that grants an exemption from tax to U.S. corporations on international Transportation Income, or an Equivalent Exemption, (ii) satisfies one of three ownership tests, or Ownership Test, described in the Section 883 Regulations and (iii) meets certain substantiation, reporting and other requirements.

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. We also believe that we will be able to satisfy all substantiation, reporting and other requirements necessary to qualify for the Section 883 Exemption. Consequently, our U.S. Source International Transportation Income will be exempt from U.S. federal income taxation provided we satisfy the Ownership Test and provided we file a U.S. federal income tax return to claim the Section 883 Exemption. We believe that we currently should satisfy the Ownership Test because our stock is primarily and regularly traded on an established securities market in the United States within the meaning of the Section 883 Regulations. We can give no assurance, however, that changes in the ownership of our stock subsequent to the date of this offering will permit us to continue to qualify for the Section 883 Exemption.

The Net Basis Tax and Branch Profits Tax

If the Section 883 Exemption does not apply, our U.S. Source International Transportation Income may be treated as effectively connected with the conduct of a trade or business in the United States, or Effectively Connected Income, if we have a fixed place of business in the United States and substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States.

We believe that we do not have a fixed place of business in the United States. As a result, we believe that none of our U.S. Source International Transportation Income would be treated as Effectively Connected

Income. While we do not expect to acquire a fixed place of business in the United States, there is no assurance that we will not have, or will not be treated as having, a fixed place of business in the United States in the future, which may, depending on the nature of our future operations, result in our U.S. Source International Transportation Income being treated as Effectively Connected Income.

Any income we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax (the highest statutory rate currently is 35%) and a 30% branch profits tax imposed under Section 884 of the Code. In addition, a 30% branch interest tax could be imposed on certain interest paid, or deemed paid, by us.

If we were to sell a vessel that has produced Effectively Connected Income, we generally would be subject to the net basis and branch profits taxes with respect to the gain recognized up to the amount of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we would not be subject to U.S. federal income tax with respect to gain realized on the sale of a vessel, provided the sale is not considered to occur in the United States under U.S. federal income tax principles.

The 4% Gross Basis Tax

If the Section 883 Exemption does not apply and we are not subject to the net basis and branch profits taxes described above, we generally will be subject to a 4% U.S. federal income tax on our U.S. Source International Transportation Income without the benefit of deductions.

Canadian Taxation

Under the Income Tax Act (Canada), or the Canada Tax Act, a corporation that is resident in Canada is subject to tax in Canada on its worldwide income.

Our place of residence, under Canadian law, would generally be determined on the basis of where our central management and control are, in fact, exercised. It is not our current intention that our central management and control be exercised in Canada but, even if it were, there is a specific statutory exemption under the Canada Tax Act that provides that a corporation incorporated, or otherwise formed, under the laws of a country other than Canada will not be resident in Canada in a taxation year if its principal business is the operation of ships that are used primarily in transporting passengers or goods in international traffic, all or substantially all of its gross revenue for the year consists of gross revenue from the operation of ships in transporting passengers or goods in that international traffic, and it was not granted articles of continuance in Canada before the end of the year.

Based on our operations, we do not believe that we are, nor do we expect to be, resident in Canada for purposes of the Canada Tax Act, and we intend that our affairs will be conducted and operated in a manner such that we do not become a resident of Canada under the Canada Tax Act. However, if we were or become resident in Canada, we would be or become subject under the Canada Tax Act to Canadian income tax on our worldwide income and our non-Canadian resident shareholders would be or become subject to Canadian withholding tax on dividends paid in respect of our shares.

Generally, a corporation that is not resident in Canada will be taxable in Canada on income it earns from carrying on a business in Canada and on gains from the disposition of property used in a business carried on in Canada. However, there are specific statutory exemptions under the Canada Tax Act that provide that income earned in Canada by a non-resident corporation from the operation of a ship in international traffic, and gains realized from the disposition of ships used principally in international traffic, are not included in a non-resident corporation’s income for Canadian tax purposes where the corporation’s country of residence grants substantially similar relief to a Canadian resident. A Canadian resident corporation that carries on an international shipping business, as described in the previous sentence, in the Republic of the Marshall Islands is exempt from income tax under the current laws of the Republic of the Marshall Islands.

We expect that we will qualify for these statutory exemptions under the Canada Tax Act. Based on our operations, we do not believe that we are, nor do we expect to be, carrying on a business in Canada for purposes of the Canada Tax Act other than a business that would provide us with these statutory exemptions from Canadian income tax. However, these statutory exemptions are contingent upon reciprocal treatment being provided under the laws of the Republic of the Marshall Islands. If in the future as a non-resident of Canada, we are carrying on a business in Canada that is not exempt from Canadian income tax, or these statutory exemptions are not accessible due to changes in the laws of the Republic of the Marshall Islands or otherwise, we would be subject to Canadian income tax on our non-exempt income earned in Canada which could reduce our earnings available for distribution to shareholders.

MANAGEMENT

Directors and Officers

The following table provides information about our directors and executive officers.

Name	Age	Position
Kyle R. Washington	40	Chairman of the board of directors
Gerry Wang	48	Chief Executive Officer and Director
Sai W. Chu	44	Chief Financial Officer
George H. Juetten	63	Director
Peter Lorange	67	Director
Peter S. Shaerf	56	Director
John C. Hsu	47	Director
Graham Porter	40	Director
Nicholas Pitts-Tucker	59	Director

Kyle R. Washington. Kyle R. Washington was appointed as chairman of the board in May 2005. He was also appointed as a director and the chairman of the board of our Manager in August 2005 and also serves as a director and officer of certain of our Manager’s operating subsidiaries. From 1998 to 2006, Mr. Washington was responsible for the overall corporate strategy of the Washington Marine Group and was active in developing senior level customer, supplier, competitor and governmental relationships. Within the Washington Marine Group, he was a director and the executive chairman of Seaspan International Ltd., a marine transportation company that is involved in shipdocking, barging and shipyard enterprises. In 2009, Mr. Washington returned as a director and executive chairman of Seaspan International Ltd. and was appointed as a director of Envirocon, Inc., Modern Machinery Co., Inc., Montana Rail Link, Inc., Montana Resources, Inc. and Southern Railway of British Columbia, Ltd., all of which are within the Washington Group of Companies. Mr. Washington was an ambassador to the 2010 Winter Olympics in Vancouver and is an active supporter of the Young Life Organization. He is a graduate of the University of Montana with a degree in business administration.

Gerry Wang. Gerry Wang was appointed our chief executive officer and director in May 2005. Mr. Wang joined the Offshore Division of Seaspan International Ltd. in early 1990 and is currently a director, chief executive officer and president of Seaspan Crew Management Ltd., or SCML. Mr. Wang was appointed as a director of our Manager in August 2005 and president and chief executive officer of SSML. From 1986 to 1989, Mr. Wang was the business manager for China Merchants Group in Hong Kong. He graduated from Shanghai Maritime University in 1983 with a Bachelor’s degree in Navigation, and in 1986, he earned a Master’s degree in International Economics under the sponsorship program of the United Nations Economic and Social Council Asia Pacific. In 1993, he obtained his Master of Science in Business Administration degree from the University of British Columbia in Vancouver, B.C., Canada.

Sai W. Chu. Sai W. Chu was appointed our chief financial officer in June 2007. Mr. Chu was appointed chief financial officer of SSML, SCLL, and SCML in May 2005 after joining SSML as corporate controller in September 2004 and the Washington Marine Group as corporate controller in April 2004. Mr. Chu qualified as a chartered accountant in 1992 having articled with KPMG LLP’s Vancouver office and also qualified as a certified management accountant in 1990. From 1995 to 1998, he was the assistant corporate controller with Imperial Parking Limited, an integrated parking management company with operations in Asia and North America. From 1998 to 1999, Mr. Chu was manager, financial reporting, of BC Gas Inc. (now Terasen Inc.), a natural gas and oil transmission and distribution utility. From 2000 to April 2004, he was controller of Datawest Solutions Inc., a technology provider of banking and payment solutions. All of Mr. Chu’s previous employers subsequent to 1995 and prior to joining us were companies listed on the Toronto Stock Exchange.

George H. Juetten. George H. Juetten was elected by our Series A Preferred shareholders as a director in July 2009 and has served as chair of our audit committee since September 2009. Prior to his election, Mr. Juetten was executive vice president and chief financial officer of Washington Group International (URS Corporation) from 2001 to 2009. Washington Group International was an integrated engineering, construction and management services company that was listed on the New York Stock Exchange. Prior to that, Mr. Juetten was with Dresser Industries, Inc. (Halliburton Company), an NYSE-listed company that provided technology, products and services for developing energy and natural resources. He served as vice president controller from 1993 to 1996 and as executive vice president and chief financial officer from 1996 to 1999. Mr. Juetten was an audit partner for Price Waterhouse from 1969 to 1993, serving in several jurisdictions including a three-year tour of duty in The Hague. He is a trustee of St. Alphonsus Regional Medical Centre and the College of Idaho and a member of the board of directors of the Boise Philharmonic Association. Mr. Juetten received a Bachelor of Science degree in Accounting from the Marquette University, Milwaukee, Wisconsin and is member of the American Institute of Certified Public Accountants. As a director elected by our Series A Preferred shareholders, Mr. Juetten is not a member of any of our board’s three classes of directors, which members are elected to hold office for a term of three years or until a successor is elected and qualifies.

Peter Lorange. Peter Lorange was appointed as a director in August 2005. Mr. Lorange is chairman, president and chief executive officer of Lorange Institute of Business Zurich. Mr. Lorange was president of International Institute for Management Development, or IMD, from July 1, 1993 to April 1, 2008, and until July 1, 2009, he was Professor of Strategy at IMD and held the Kristian Gerhard Jebsen Chair of International Shipping. He was formerly president of the Norwegian School of Management in Oslo. Mr. Lorange was affiliated with the Wharton School, University of Pennsylvania for more than a decade in various assignments, including director for the Joseph H. Lauder Institute of Management and International Studies and The William H. Wurster Center for International Management Studies, as well as The William H. Wurster Professor of Multinational Management. He has also taught at the Sloan School of Management (M.I.T.), IMEDE (now IMD), and the Stockholm School of Economics. Mr. Lorange serves on the board of directors of several corporations including Marsoft International A/S, Preferred Global Health, Zaruma Resources Inc., Global Praxis and Quartz & Co. He received his undergraduate education from the Norwegian School of Economics and Business, was awarded a Masters of Arts degree in Operations Management from Yale University and his Doctor of Business Administration degree from Harvard University.

Peter S. Shaerf. Peter S. Shaerf was appointed as director in August 2005 and is chair of the compensation committee and the conflicts committee. Since 2002, Mr. Shaerf has been a managing director of AMA Capital Partners, an investment bank and private equity firm specializing in the maritime industry. From 1998 until April 2002, Mr. Shaerf was a managing director of Poseidon Capital Corp., an independent maritime consulting and investment company that works extensively in the investment community. From 1980 to 2002, he was a partner of The Commonwealth Group, a brokerage and consulting company that specializes in the dry cargo and liner shipping industry. From 1977 to 1980, he was a director of Common Brothers U.S.A. Ltd., a shipbroking subsidiary of a British shipowner of dry cargo and tanker tonnage. He is a director of General Maritime Corporation, a company listed on the New York Stock Exchange, and a director of TBS International, a company listed on the NASDAQ exchange. Mr. Shaerf is chairman of New York Maritime Inc. (NYMAR), a leading global trade association that promotes New York as a maritime center. Mr. Shaerf holds a B.A. degree in international business law from the London Metropolitan University.

John C. Hsu. John Hsu was appointed as director in April 2008. He is currently a partner of Ajia Partners, one of Asia’s largest privately-owned alternative investment firms. Mr. Hsu’s family has been in the business of owning and operating bulkers, tankers and specialized ships, through affiliated entities such as Sincere Navigation Corp. (Taiwan listed) and Oak Maritime, Inc., for generations. Mr. Hsu is currently a director of Oak Maritime, Inc., and is also director of several other private companies, including TSSi, Inc. (a surveillance IC solutions provider) and Convergence Tech Venture (a venture capital fund). From 1998 to 2002, he was chief investment officer of Matrix Global Investments, a hedge fund in U.S.-listed technology companies. Since 1993, he has been responsible for managing the Hsu family’s investment portfolio, consisting of financial securities, hedge funds, and private equity investments. Mr. Hsu received his B.A. from Colgate University in 1986 and his MBA from Columbia University in 1992, and is fluent in Japanese and Mandarin.

Graham Porter. Graham Porter was appointed as a director in April 2010. Mr. Porter has also served as managing director, deputy chairman and director of our Manager since August 2005. Mr. Porter joined Seaspan International Ltd. in 1992 as part of the offshore heavy-lift and ocean towing division and is currently a director and secretary of SCLL. In 2000, Mr. Porter was part of the senior management and equity team to form SCLL, established to own and operate deep-sea container vessels. Mr. Porter is also a director, managing director and deputy chairman of our Manager. Mr. Porter is chairman of Tiger Group, an investment firm based in Hong Kong which, through its affiliated companies, holds shares in us and in other shipping ventures. He graduated in 1992 with a degree in business, major in transportation and logistics and minor in accounting, from the University of British Columbia in Vancouver, B.C. Canada. Mr. Porter currently resides in Hong Kong.

Nicholas Pitts-Tucker. Nicholas Pitts-Tucker was appointed as a director in April 2010 and is chair of the nominating and corporate governance committee. Mr. Pitts-Tucker joined Sumitomo Mitsui Banking Corporation in 1997, following 14 years at Deutsche Morgan Grenfell and over 10 years at Grindlays Bank Limited in Asia. At Sumitomo Mitsui Banking Corporation, Mr. Pitts-Tucker served as the head of project finance, co-head of the structured finance division of Sumitomo Mitsui Banking Corporation Europe Limited, or SMBC Europe, and co-head of the international finance department of SMBC Europe, with particular emphasis on shipping and aviation finance in Asia, Europe and the Middle East. He also served as an executive director of SMBC Europe and of Sumitomo Mitsui Banking Corporation in Japan, or SMBC Japan. He retired from SMBC Europe and SMBC Japan in April 2010, and now serves as a non-executive director and as a member of the audit committee of SMBC Europe. He also serves as a director of Investors in the Community GP, which governs a trust invested in infrastructure projects in the United Kingdom. In December 2010, Mr. Pitts-Tucker was appointed as a director of Black Rock Frontier Investment Trust PLC, which is listed on the London Stock Exchange, and is a member of the audit committee. Mr. Pitts-Tucker is a founder, director and current Head of the Finance Subcommittee of Riders for Health, an organization dedicated to providing reliable transport to remote rural African health networks. Mr. Pitts-Tucker has a Master of Arts degree from Christchurch, Oxford University and a Master of Business Administration from Cranfield University.

Directors and Officers of Our Manager

The following table provides information about the directors and officers of our Manager and officers of certain of its subsidiaries. As described below, our Manager and certain of its subsidiaries provide us with all of our technical, administrative and strategic services pursuant to the management agreements. Our Manager also provides all of our executive officers and employees.

Name	Age	Position
Kyle R. Washington	40	Chairman of the board of directors and Director of our Manager and Director and Officer of certain subsidiaries of our Manager
Gerry Wang	48	Director of our Manager and Director, President and Chief Executive Officer of SSML and SCML
Graham Porter	40	Managing Director, Deputy Chairman and Director of our Manager
Sai W. Chu	44	Chief Financial Officer of SSML and SCML
Peter Curtis	52	Vice President of SSML

As noted above, several of the directors and executive officers of our Manager or its subsidiaries also serve as our directors or executive officers. The business experience of these individuals is described above.

Peter Curtis. Peter Curtis was appointed vice president of SSML in April 2001. He is responsible for the ship building management, overall operations and commercial management of the vessels managed by

SSML, including all of our vessels. From 1981 to 1989, Mr. Curtis served in the South African Navy, where he attained the rank of Lt. Commander in charge of the submarine maintenance facility and design office. From 1989 to 1991, he was an associate with a firm of engineering consultants in Cape Town, working on offshore and naval architectural projects, such as offshore oil and gas as well as other marine projects. From 1991 to 1999, Mr. Curtis was with Safmarine, where he was responsible for the operations of a mixed fleet of containerships, handy-size and cape-size bulkcarriers and also oversaw a number of new building programs. Prior to joining SSML in 2001, Mr. Curtis was based in Cyprus for two years with Columbia Ship Management as technical director. In 1981, he obtained a B.Sc. Mechanical Engineering degree at Natal University in Durban, South Africa. In 1986, Mr. Curtis obtained his Master’s degree in Naval Architecture from University College in London, England and in 2000, he obtained his B.Sc. in business from Stellenbosch University in Cape Town, South Africa.

Board Practices

General

As of December 31, 2010, our board of directors consisted of eight members. Except for George H. Juetten, who was appointed by our Series A Preferred Shareholders on July 25, 2009 and who does not belong to a class of directors, the board of directors is divided into the following three classes, with members of each class elected to hold office for a term of three years in accordance with the classification indicated below and until his successor is elected and qualified:

•	Our Class I directors are Kyle R. Washington and Nicholas Pitts-Tucker and their term expires in 2012;

•	Our Class II directors are Gerry Wang, Peter Lorange and Graham Porter and their term expires in 2013; and

•	Our Class III directors are Peter S. Shaerf and John C. Hsu and their term expires in 2011.

There are no service contracts between us and any of our directors providing for benefits upon termination of their employment or service, however Gerry Wang, our chief executive officer, has entered into an employment agreement with SSML that provides for certain severance benefits. Please read “Our Manager and Management Related Agreements—Employment Agreement with Gerry Wang.”

The board of directors has determined that each of the current members of the board, other than Kyle R. Washington, Gerry Wang and Graham Porter, has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, and is, therefore, independent from management and our Manager. Peter Lorange, who was previously an officer of our subsidiary companies, resigned from that appointment on April 25, 2010 and was replaced with Mr. Porter. Our board of directors has determined that since his resignation as an officer of our subsidiaries, Mr. Lorange has no material relationship with us either directly or as a partner, shareholder or officer of an organization that has a relationship with us, and is independent from us, a standard that differs from the independence standard for domestic companies that is set forth in the NYSE listed company manual. Please read “—Exemptions from NYSE Corporate Governance Rules” for more information about the ways in which our corporate governance practices differ from those followed by domestic companies.

Committees

The board of directors has the following four committees: audit committee, compensation committee, conflicts committee and nominating and corporate governance committee (which was established in October 2010). The membership of these committees during 2010 and the function of each of the committees are described below. Each of our committees operates under a written charter adopted by our board of directors. All of the committee charters are available under “Corporate Governance” in the Investor Relations section of our website at www.seaspancorp.com.

During 2010, the board of directors held eight meetings, the audit committee held four meetings, the compensation committee held eight meetings, the conflicts committee held 14 meetings, and the nominating and corporate governance committee held one meeting. Each director attended at least 75% of the board meetings (held during the period for which such person was a director) during the last fiscal year. Each director attended at least 75% of the total number of committee meetings on which such person served (held during the periods for which such person served) during the last fiscal year with the exception of Peter Lorange, who attended five of 14 conflicts committee meetings.

Our audit committee is composed entirely of directors who currently satisfy applicable NYSE and SEC audit committee independence standards. As of December 31, 2010, our audit committee members were George H. Juetten, John C. Hsu and Nicholas Pitts-Tucker. All members of the committee are financially literate, and the board of directors has determined that all members qualify as financial experts. The audit committee assists the board of directors in fulfilling its responsibilities for general oversight of: the integrity of our consolidated financial statements; our compliance with legal and regulatory requirements; the independent auditors’ qualifications and independence; and the performance of our internal audit function and independent auditors.

Our compensation committee is composed entirely of directors who currently satisfy applicable NYSE independence standards. As of December 31, 2010, our compensation committee consisted of Peter S. Shaerf, John C. Hsu and George H. Juetten. The compensation committee reviews, evaluates and approves our agreements, plans, policies and programs to compensate our officers and directors. Each year the committee produces a report on executive compensation and publishes the report in our Annual Report on Form 20-F, otherwise discharges the Board’s responsibilities relating to the compensation of our officers and directors and performs such other functions as the Board may assign to the committee from time to time.

As of December 31, 2010, our conflicts committee consisted of Peter S. Shaerf, Peter Lorange and Nicholas Pitts-Tucker. The conflicts committee reviews and approves transactions between us and our directors, our officers and other related parties for potential conflicts of interest on an ongoing basis. Each member of the committee currently satisfies applicable NYSE independence standards, other than Mr. Lorange, who the board of directors has determined has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us.

Our nominating and corporate governance committee is composed entirely of directors who currently satisfy applicable NYSE independence standards. As of December 31, 2010, our nominating and corporate governance committee consisted of Nicholas Pitts-Tucker, George H. Juetten and John C. Hsu. The nominating and corporate governance committee assists the board with corporate governance practices, identifying qualified individuals to become members of the board, the process of recommending director nominees to the board for election at annual meetings of the shareholders or to fill vacancies on the board and the results of period performance evaluations of the members of the board and making any recommendations on consequent improvements that have been identified during such evaluations.

Exemptions from NYSE Corporate Governance Rules

As a foreign private issuer, we are exempt from certain corporate governance rules that apply to domestic companies under NYSE listing standards. The following are significant ways in which our corporate governance practices differ from those followed by domestic companies:

•	In lieu of obtaining shareholder approval prior to the adoption of equity compensation plans, the full board of directors approves such adoption.

•

Unlike domestic companies listed on the NYSE, foreign private issuers are not required to have a majority of independent directors and the standard for independence applicable to foreign private issuers may differ from the standard that is applicable to domestic issuers. Our board of directors has determined that four of our eight current directors (being John C. Hsu, George H. Juetten, Nicholas Pitts-Tucker and Peter Shaerf) satisfy the NYSE’s independence standards, which are not applicable to us.

Finally, U.S. issuers are required to have a compensation committee and a nominating and corporate governance committee, each comprised entirely of independent directors. Although as a foreign private issuer these rules do not apply to us, we have a compensation committee and a nominating and corporate governance committee that each consists of three directors, all of whom currently satisfy NYSE standards for independence.

OUR MANAGER AND MANAGEMENT RELATED AGREEMENTS

The following summary of the material terms of the management related agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the management agreements, omnibus agreement, the employment agreement with Gerry Wang and the change of control plan. Capitalized words and expressions used in this section and defined in the management agreements have the meanings set forth in those agreements. Because the following is only a summary, it does not contain all information that you may find useful. For more complete information, you should read each of the management agreements, the omnibus agreement, the employment agreement with Gerry Wang and the change of control agreement, each of which is incorporated herein by reference. Please read “Where You Can Find Additional Information.”

Our Manager, Seaspan Management Services Limited, is owned primarily by trusts established for members of the Washington family and an entity indirectly owned by Gerry Wang and Graham Porter. Mr. Wang is our chief executive officer and a member of our board of directors. Mr. Porter is a director and officer of both our Manager and SCLL. Please read “Related Party Transactions.”

Our Manager and certain of its wholly owned subsidiaries provide all of the technical, administrative and strategic services necessary to support our business and all of our directors and executive officers. Our Manager provides a variety of ship management services, including purchasing supplies, crewing, vessel maintenance, insurance procurement and claims handling, inspections, and ensuring compliance with flag, class and other statutory requirements. In addition to the ship management services provided to us, our Manager also provides limited ship management services to Dennis R. Washington’s personal vessel owning companies.

As of December 31, 2010, our Manager and its subsidiaries employed approximately 2,000 seagoing staff and approximately 140 shore staff. We expect our Manager and its subsidiaries will hire additional employees as we grow. We believe our Manager and its subsidiaries provide its seafarers competitive employment packages and comprehensive benefits and opportunities for career development.

We believe our Manager achieves high standards of technical ship management by pursuing risk reduction, operational reliability and safety. Our Manager achieves its standards by employing the following methods, among others:

•	developing a minimum competency standard for seagoing staff;

•	standardizing equipment used throughout the fleet, thus promoting efficiency and economies of scale;

•

implementing a voluntary vessel condition and maintenance monitoring program (our Manager was the first in the world to achieve accreditation by Det Norske Veritas on its hull planned maintenance system);

•	recruiting officers and ratings through an affiliate based in India that has a record of employee loyalty and high retention rates among its employees;

•	implementing an incentive system to reward staff for the safe operation of vessels; and

•	initiating and developing a cadet training program.

Our Manager’s personnel have experience in overseeing new vessel construction, vessel conversions and general marine engineering. The core management of our Manager previously has worked in various companies in the international ship management industry, including China Merchants Group, Neptune Orient Lines, Teekay Corporation, Safmarine Container Lines and Columbia Ship Management. Our Manager’s staff has skills in all aspects of ship management, including design and operations and marine engineering, among others. A number of senior officers also have sea-going experience, having served aboard vessels at a senior rank. Our crews are directly selected by our Manager and hired by its crew management affiliate, SCML. In all training programs, our Manager places an emphasis on safety and regularly trains its crew members and other employees to meet our high standards. Shore-based personnel and crew members are trained to be prepared to respond to emergencies related to life, property or the environment.

Our Manager is required to perform its services in a commercially reasonable manner. Our Manager is responsible for and will indemnify us for damages resulting from its obligations or liabilities under the management agreements, breaches of the agreements, fraud, willful misconduct, recklessness or gross negligence of our Manager or certain agents (other than the crew) or affiliates of our Manager in the performance of its duties.

Our Manager has agreed not to dispose of those wholly owned subsidiaries that provide services to us pursuant to the management agreements.

Management Agreements

Substantially all of the management services for our vessels are provided by our Manager, the provision of which is currently governed by the amended and restated management agreement that we entered into in 2007, or the Amended and Restated Management Agreement, and nine additional management agreements relating to specific vessels. We are in discussions with our Manager about potentially acquiring all or a portion of our Manager. Please read “Summary—Recent Developments—Potential Transactions—Potential Acquisition of Seaspan Management Services Limited and Change in Management Fees.” Under our current management agreements, our Manager is responsible for providing us with certain services, in each case, at the direction of our board of directors, which include the following:

•

Technical Services, which include managing day-to-day vessel operations, arranging general vessel maintenance, ensuring regulatory compliance and compliance with the law of the flag of each vessel and of the places where the vessel trades, ensuring classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging for the training, transportation, compensation and insurance of the crew (including processing all claims), arranging normally scheduled dry-docking and general and routine repairs, arranging insurance for vessels (including marine hull and machinery insurance, protection and indemnity insurance and risks and crew insurance), purchasing stores, supplies, spares, lubricating oil and maintenance capital expenditures for vessels, appointing supervisors and technical consultants and providing technical support, shoreside support, and attending to all other technical matters necessary to run our business;

•

Administrative Services, which include assistance with the maintenance of our corporate books and records, payroll services, the assistance with the preparation of our tax returns (and paying all vessel taxes) and financial statements, assistance with corporate and regulatory compliance matters not related to our vessels, procuring legal and accounting services (including the preparation of all necessary budgets for us for submission to our board of directors), assistance in complying with the U.S. and other relevant securities laws, human resources, cash management and bookkeeping services, development and monitoring of internal audit controls, disclosure controls and information technology, assistance with all regulatory and reporting functions and obligations, furnishing any reports or financial information that might be requested by us and other non-vessel related administrative services (including all annual, quarterly, current and other reports we are required to file with the SEC pursuant to the Exchange Act, assistance with office space, providing legal and financial compliance services, overseeing banking services (including the opening, closing, operation and management of all our accounts including making any deposits and withdrawals reasonably necessary for the management of our business and day-to-day operations), procuring general insurance and director and officer liability insurance, arranging for the licensing to us of the tradename “Seaspan” and associated logos, providing all administrative services required for subsequent debt and equity financings and attending to all other administrative matters necessary to ensure the professional management of our business; and

•

Strategic Services, which include chartering our vessels, managing our relationships with our customers, identifying and negotiating the purchase and sale of vessels and arranging for financing of such vessels, providing general strategic planning services and implementing corporate strategy, providing business development services, developing acquisition and divestiture strategies, working on the integration of any acquired business, providing pre-delivery services for vessels, including overseeing and supervising the plan approval and construction of new vessels and negotiating shipbuilding contracts and liaising with the shipbuilders, and providing such other strategic, corporate planning, business development and advisory services as we may reasonably identify from time to time.

Generally, our Manager is responsible for paying for all costs associated with the provision of technical services but is not responsible for certain “extraordinary costs and expenses,” which consist of: repairs for accidents; non-routine dry-docking; any improvement, structural change, installation of new equipment imposed by compulsory legislation; increase in crew employment and support expenses resulting from an introduction of new, or change in the interpretation of, applicable laws; or any other similar costs, liabilities and expenses that were not reasonably contemplated by us and our Manager as being encompassed by or a component of the technical services fee at the time the fee was determined. We carry insurance coverage consistent with industry standards for certain matters but our insurance may not be adequate to cover all extraordinary costs and expenses. If any extraordinary costs and expenses are caused by our Manager’s fraud, willful misconduct, recklessness or gross negligence, our Manager will be responsible for them. Except for newbuilding vessels covered under the Amended and Restated Management Agreement, we pay for the pre-delivery purchase of stores, spares, lubricating oils, supplies, equipment and services related to the delivery of the vessels and for fees associated with the classification society or registration under the relevant flag.

Term and Termination Rights

Subject to certain termination rights, the initial term of the management agreements will expire on December 31, 2025, except for two management agreements pertaining to two vessels financed under lease facilities, which are scheduled to expire at the end of the applicable lease. If not terminated, the management agreements (except for those pertaining to the two vessels described above) shall automatically renew for a five-year period and shall thereafter be extended in additional five-year increments if we do not provide notice of termination in the fourth quarter of the fiscal year immediately preceding the end of the respective term.

We may terminate a management agreement in certain circumstances, including, if:

•

our Manager materially breaches a management agreement (and the matter is unresolved after a 90-day dispute resolution period) or experiences certain bankruptcy events or experiences a change of control to which we do not consent;

•	we provide notice in the fourth quarter of 2019 after two-thirds of our board of directors elects to terminate a management agreement, which termination would be effective on December 31, 2020; or

•

except for the two management agreements pertaining to the two vessels described above that are financed under lease facilities, we provide notice in the fourth quarter of 2024, which termination would be effective on December 31, 2025. If a management agreement is extended pursuant to its terms, we can elect to exercise this optional termination right in the fourth quarter of the year immediately preceding the end of the respective term.

If we elect to terminate the Amended and Restated Management Agreement under the first circumstance described above, we may purchase the Manager’s Class C common shares for $100 at the time of termination. If we elect to terminate the Amended and Restated Management Agreement under either of the second or third circumstances described above, our Manager or its affiliates shall continue to receive dividends on the Class C common shares for a period of five years from the date of actual termination of the agreement, and at the end of such five year period the Class C common shares shall be surrendered to us at no cost to us. Please read “—Compensation of Our Manager,” which describes our grant of Class C common shares to our Manager.

Our Manager may terminate a management agreement prior to the end of its term under either of the following two circumstances:

•	after August 12, 2010 with 12 months’ notice; or

•	if we materially breach a management agreement and the matter is unresolved after a 90-day dispute resolution period.

If our Manager elects to terminate the Amended and Restated Management Agreement under the first circumstance described above, we may purchase its Class C common shares for $100 at the time of termination.

If our Manager elects to terminate a management agreement under the first circumstance described above, at our option, our Manager will continue to provide technical services to us for up to an additional two-year period from termination, provided that our Manager or its affiliates continue in the business of providing such services to third parties for similar types of vessels. The omnibus agreement (as described below) shall remain in effect and binding on the parties thereto for a two-year period from the date of such termination of the agreement.

If our Manager elects to terminate the Amended and Restated Management Agreement under the second circumstance described above, our Manager or its affiliates shall continue to receive dividends on its Class C common shares for a period of five years from the date of actual termination of the agreement, and at the end of such five year period the Manager’s Class C common shares shall be surrendered to us at no cost to us.

The management agreements will terminate automatically and immediately if we experience any of certain changes of control. Upon any such termination, we may purchase the Manager’s Class C common shares or the Manager may cause us, or our successor, to purchase its Class C common shares for the fair market value of such shares, which is to be determined by an appraisal process.

Reporting Structure

Our chief executive officer and our chief financial officer have been made available to us by our Manager to manage our day-to-day operations and affairs. Pursuant to his employment agreement described below, our chief executive officer devotes substantially all of his time to us and our Manager on our business and affairs. Our chief financial officer devotes substantially all of his business time to us and our Manager on our business and affairs. Our Manager reports to our board of directors through our chief executive officer and our chief financial officer and operates our business. Our board of directors and our chief executive officer and chief financial officer have responsibility for overall corporate strategy, acquisitions, financing and investor relations. Our chief executive officer and chief financial officer utilize the resources of our Manager to run our business.

Compensation of Our Manager

In return for its technical management of our ships, our Manager receives a daily fixed fee per vessel payable on a monthly basis once the vessels have been delivered. During 2008, in accordance with the terms of the management agreements, we negotiated with the Manager and agreed to the fixed fees ranging from $5,118 to $8,336, depending on vessel size, for the three year period commencing January 1, 2009. Pursuant to the existing terms of the management agreements, these fixed fees are in effect through December 31, 2011 and thereafter will be subject to renegotiation every three years (except for one vessel financed under a lease facility). We are currently in discussions with our Manager about potentially acquiring all or a portion of our Manager, or changing the amount and types of fees payable under the management agreements. Please read “Summary—Recent Developments—Potential Transactions—Potential Acquisition of Seaspan Management Services Limited and Change in Management Fees.”

With respect to fee renegotiation for the applicable vessels, if our Manager and our board of directors are unable to reach an agreement, an arbitrator will determine the fair market fee for technical services. If we acquire an additional vessel financed under an existing credit agreement, the technical services fee in respect of that vessel will be the same fee as is applicable to vessels of the same size. If there is a material difference in the operating costs associated with the new vessel, or if there are no vessels of a similar size already owned by us, we will negotiate a fair market fee with our Manager. If we are unable to reach an agreement, an arbitrator will determine the fair market fee.

In return for providing us with strategic and administrative services, our Manager is entitled to a service fee not exceeding $6,000 per month, and, except for certain supervisory services, to reimbursement for all of the reasonable costs and expenses incurred by it and its affiliates in providing us with such services. With respect to the reimbursement of certain costs and expenses for the provision of certain services related to the supervision of construction of our vessels, the Manager is paid a fixed amount per vessel, which fee is based on vessel class and has been agreed upon with our Manager. Our Manager provides these supervisory services to us directly but may subcontract certain of these services to other entities, including its affiliates. The management agreements provide that we have the right to audit the costs and expenses billed to us and also provides for a third party to settle any billing disputes between us and our Manager.

To provide an incentive for our Manager in its provision of strategic services to us, in connection with our initial public offering in 2005, we issued to our Manager’s affiliate 100 Class C common shares. The Class C common shares are entitled to a share of incremental dividends, based on specified sharing ratios, once dividends on our Class A common shares reach certain specified targets, beginning with the first target of $0.485 per share, and we have an adequate operating surplus to pay such a dividend. Under the terms of the Amended and Restated Management Agreement, we have the right to reacquire the Class C common shares from our Manager’s affiliate at a nominal price under specified circumstances and we have the obligation to reacquire such shares at a price determined by independent parties under other specified circumstances.

The following table further details this allocation among the Class A common shares and Class C common shares:

		Allocation of Incremental Operating Surplus Paid—as a Dividend
	Quarterly Common Share Dividend—Target Amount	Class A Common Shares	Class C Common Shares
Below First Target	up to $0.485	100%	0%
First Target	above $0.485 up to $0.550	90%	10%
Second Target	above $0.550 up to $0.675	80%	20%
Third Target	above $0.675	75%	25%

The table below illustrates the percentage allocations of operating surplus distributed between the Class A common shares and the Class C common shares as a result of certain quarterly dividend amounts per Class A common share. The amounts presented below are intended to be illustrative of the way in which the Class C common shares are entitled to an increasing share of dividends based on the target dividend levels described above as total dividends increase. This is not intended to represent a prediction of future performance.

Quarterly Dividend Per Class A Common Share	Class A Common Share Dividend as Percentage of Total Dividends	Class C Common Share Dividend as Percentage of Total Dividends
$0.485	100.00	0.00
$0.550	98.70	1.30
$0.675	94.61	5.39
$0.750	92.20	7.80
$1.000	87.20	12.80

Omnibus Agreement

In connection with our initial public offering, we entered into an omnibus agreement with our Manager, certain of our Manager’s subsidiaries that provide services to us, Norsk, a company within the Washington Marine Group, and Seaspan International, a company that owns substantially all of the Washington Companies’ marine transportation shipyards and ship management entities. The following discussion describes the provisions of the omnibus agreement.

Non-competition

Our Manager, Norsk and Seaspan International have agreed, and have caused their controlled affiliates (other than us and our subsidiaries) to agree, directly or indirectly, not to engage in or otherwise acquire or invest in any business involved in the chartering or rechartering of containerships to others, hereinafter referred to as the “containership business,” during the term of our Amended and Restated Management Agreement, except as provided below. “Containerships” includes any ocean-going vessel that is intended primarily to transport containers or is being used primarily to transport containers. If our Amended and Restated Management Agreement is terminated as a result of the breach thereof by our Manager or if our Manager elects to terminate our Amended and Restated Management Agreement pursuant to its optional termination right, the term of the non-competition agreement shall survive for two years from such date. The non-competition agreement does not prevent Seaspan International, Norsk, our Manager or any of their controlled affiliates (other than us and our subsidiaries) from:

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acquiring and subsequently operating assets that are within the definition of containership business as part of a business if a majority of the fair market value of the acquisition is not attributable to the containership business; however, if at any time a party completes such an acquisition, it must offer to sell the assets that are attributable to the containership business to us for their fair market value plus any additional tax or other similar costs to the acquiring party that would be required to transfer such assets to us separately from the acquired business;

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solely with respect to Seaspan International, acquiring and subsequently operating assets that are within the definition of containership business that relate to discussions, negotiations or agreements that occurred prior to the date of our initial public offering; provided, however, that Seaspan International must offer to sell the assets to us within one year from the acquisition date valued at their “fully built-up cost,” which represents the aggregate expenditures incurred by Seaspan International to acquire and bring such assets to the condition and location necessary for our intended use;

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collectively with Gerry Wang, Graham Porter and the controlled affiliates of Seaspan International, Norsk and our Manager, acquiring up to a 9.9% equity ownership, voting or profit participation for investment purposes only in any publicly traded entity that is engaged in the containership business;

•	acquiring operating assets that are within the definition of containership business pursuant to the right of first offer after our Amended and Restated Management Agreement is terminated;

•	acquiring, and subsequently operating, containerships that we do not purchase pursuant to the terms of the asset purchase agreement;

•	acquiring, and subsequently operating, containerships with a capacity of less than 1000 TEU; or

•	providing technical ship management services relating to containerships.

Rights of First Offer on Containerships

Our Manager and Seaspan International and their controlled affiliates have granted us a 30-day right of first offer on any proposed sale, transfer or other disposition of any assets that fall within the definition of containership business they might own. This right of first offer does not apply to a sale, transfer or other disposition of vessels between any affiliates, or pursuant to the terms of any charter or other agreement with a charterer. Our right of first offer is in effect during the term of our Amended and Restated Management Agreement and, unless the agreement is terminated as a result of a breach by us, or we terminate pursuant to our early termination right or optional termination right, shall extend for a two year period following its termination.

Prior to any disposition of assets that fall within the definition of containership business, Seaspan International, our Manager and their controlled affiliates, as appropriate, must deliver a written notice setting forth the material terms and conditions of any proposed sale, transfer or disposition of the assets. During the 30-day period after the delivery of such notice, we will negotiate in good faith with Seaspan International, our Manager or their controlled affiliates, as appropriate, to reach an agreement on the transaction. If an agreement is not reached within such 30-day period, Seaspan International or our Manager, as the case may be, will be able within the next 180 days to sell, transfer or dispose of such assets to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to the selling party than those offered pursuant to the written notice.

Our Manager and Seaspan International have a similar 30-day right of first offer on any of our assets that fall within the definition of containership business for a period beginning on the date of the termination of our Amended and Restated Management Agreement and extending for a period of two years, unless such agreement is terminated as a result of the breach thereof by our Manager or if our Manager exercises its optional termination right, in which case such right of first offer shall not apply.

Employment Agreement with Gerry Wang

Our chief executive officer has entered into an employment agreement with SSML, a subsidiary of our Manager. In connection with our recent offering of Series A Preferred Shares, or our Series A Preferred Share Offering, Mr. Wang and SSML entered into an amended employment agreement to extend the initial term of his employment until December 31, 2013. The employment agreement, as amended, provides that Mr. Wang receive an annual base salary of $600,000, subject to increases at the discretion of the board of directors of our Manager, half of which is being reimbursed by us under the Amended and Restated Management Agreement. Pursuant to this agreement, Mr. Wang serves as the chief executive officer of SSML and as our chief executive officer. He devotes substantially all of his time to us and our Manager on our business and affairs. The initial term of the agreement expires on December 31, 2013. However, unless written notice is provided between 180 days and 210 days prior to the termination date, the agreement automatically renews on December 31, 2013, and each subsequent year for an additional one-year term. Except in the case of a termination for cause, our Manager cannot terminate the chief executive officer without our prior consent, which cannot be unreasonably withheld.

Mr. Wang has acknowledged in the agreement that by virtue of his employment, he owes fiduciary obligations to us and to SSML. In such case where our interests and those of SSML conflict, Mr. Wang will act in our best interests and such action or inaction in fulfilling his obligations in our respect will not be a breach of his employment agreement with SSML. Please read “Related Party Transactions.”

Mr. Wang has agreed to be bound by the terms of the omnibus agreement and not to engage in any activity that our Manager is prohibited from engaging in pursuant to the omnibus agreement.

We are in discussions with Mr. Wang about the terms of his employment agreement. Please read “Summary—Recent Developments—Potential Transactions—Potential New Employment Agreements and Lock-Up Arrangement with CEO Gerry Wang.”

Change of Control Plan

We established a change of control severance plan, or the Change of Control Plan, for certain employees of our ship manager, SSML, effective as of January 1, 2009. We do not currently have any employees and we rely on the technical, administrative and strategic services provided by our Manager and its affiliates, including SSML. The purpose of the Change of Control Plan is to allow SSML to recruit qualified employees and limit the loss or distraction of such qualified employees that may result from the possibility of a change of control.

Under the terms of the Change of Control Plan, certain employees of SSML, or the Participants, are entitled to receive from us a severance benefit if their employment is terminated due to a qualifying termination. A qualifying termination means a termination by either SSML (if the Participant is terminated for reasons other than cause, death or disability) or by the Participant (if the Participant resigns for good reason, which includes a reduction in base salary or a material diminution in responsibilities, among other things) within a certain period of time following a change of control. A change of control includes:

•	the sale or other disposition of all or substantially all of our assets in certain circumstances;

•	a transaction where certain persons become the beneficial owner of more than a majority of our common shares;

•	a change in our directors after which a majority of our board are not continuing directors (as defined in the Change of Control Plan); or

•	the consolidation or merger of us with or into any person in certain circumstances.

A change of control does not include certain transactions or events involving certain of the original founders of SCLL, including Dennis R. Washington, Kyle R. Washington, Kevin L. Washington, Gerry Wang or Graham Porter or any of their respective affiliates.

The time period during which a Participant will be entitled to any benefits under the Change of Control Plan following a change of control and the severance benefit to which he or she will be entitled on a qualifying termination depends on the tier in which the Participant is placed in the Change of Control Plan. The Change of Control Plan is composed of three tiers of Participants and the chief executive officer of SSML may add or remove Participants from the Change of Control Plan at any time with our prior written consent.

Tier 1 Participants are entitled to severance benefits on a qualifying termination for a two-year period following a change of control and they will receive from us 30 months of their current base salary and bonuses. Tier 2 and Tier 3 Participants are entitled to severance benefits on a qualifying termination for a one year period following a change of control and will receive from us 18 months and 9 months, respectively, of their current base salary and bonus. All Participants will also become fully vested in all outstanding incentive awards in addition to receiving their severance benefits. Participants will also receive certain other benefits, including but not limited to health, dental and life insurance benefits for a three-month period subject to the permission of the benefits carrier.

We will require any entity who is our successor to assume and agree to perform our obligations under the Change of Control Plan. The Participants will only be entitled to benefits under the Change of Control Plan upon providing us and SSML with a release and waiver.

RELATED PARTY TRANSACTIONS

From time to time we have entered into agreements and have consummated transactions with certain related parties. These related party agreements include agreements relating to, among other things, the management of the vessels in our fleet, the provision of services by our executive officers and the sale and purchase of our common and preferred equity securities. We may enter into related party transactions from time to time in the future. In January 2009, we established a conflicts committee, which must approve all proposed material related party transactions.

Executive Officers and Certain Directors

Gerry Wang, our chief executive officer and one of our directors is also an executive officer and/or director of our Manager and certain of its subsidiaries that provide us with all of our technical, administrative and strategic services, together with all of our executive officers and employees. Please read “Our Manager and Management Related Agreements.” Mr. Wang is also a co-owner of our Manager, together with affiliated entities of Graham Porter, Kyle Washington and his brother Kevin Washington, respectively.

Kyle Washington, our chairman, is also the chairman of our Manager and certain of its subsidiaries that provide services to us. Mr. Washington is the son of Dennis R. Washington, who controls entities that together represent our largest beneficial owner of capital stock.

Sai Chu, our chief financial officer, is also the chief financial officer of certain subsidiaries of our Manager that provide services to us.

Graham Porter, one of our directors, is an executive officer and director of our Manager and its subsidiary Seaspan Advisory Services Limited, or SASL, which provides services to us. Mr. Porter is also a co-owner of our Manager. Previously, Mr. Porter served as chief executive officer of SASL. He resigned from this position in July 2010.

Because Messrs. Wang and Chu currently are employees of subsidiaries of our Manager, their compensation (other than any awards under our long-term incentive plan) is set and paid by such subsidiaries. Pursuant to an agreement with our Manager, we have agreed to reimburse our Manager or its applicable subsidiaries for time spent by our executive officers on our management matters.

Major Shareholder

As of December 31, 2010, entities controlled by Dennis R. Washington beneficially owned approximately 16% of our outstanding Class A common shares and approximately 80% of our outstanding Series A Preferred Shares, which represented in the aggregate approximately 28% of our total voting power as of that date. These amounts exclude shares beneficially owned by affiliated entities of his sons Kevin and Kyle Washington.

Transactions Related to Our Initial Public Offering

We, our Manager and certain affiliates entered into various documents and agreements that effected the transactions relating to our formation, our initial public offering and the application of the proceeds from our initial public offering. These agreements were not the result of arm’s-length negotiations and they, or any of the transactions that they provide for, may not have been effected on terms at least as favorable to the parties to these agreements as they could have obtained from unaffiliated third parties. For more information on the transactions that we entered into in connection with our initial public offering, please read “—Registration Rights Agreements,” “Our Manager and Management Related Agreements—Management Agreements,” “Our Manager and Management Related Agreements—Omnibus Agreement,” “Our Manager and Management Related Agreements—Employment Agreement with Gerry Wang,” “Our Manager and Management Related Agreements —Employment Agreement with Graham Porter” and “Summary—Recent Developments—Potential Transactions.”

Our Management Agreements

Our Manager provides all of our technical, administrative and strategic services, together with all of our executive officers and employees, under various management agreements. For more information about the agreements with our Manager that govern the provision of services to us, please read “Our Manager and Management Related Agreements—Management Agreements” and “Summary—Recent Developments—Potential Transactions—Potential Acquisition of Seaspan Management Services Limited and Change in Management Fees.”

We incurred the following aggregate costs under these various management agreements:

	Nine Months ended Sept. 30, 2010	Year ended December 31,
		2009	2008	2007
Technical services	$77,979,000	$81,844,000	$54,623,400	$47,956,500
Dry-dock activities included in technical services	3,359,000	3,575,000	2,945,000	2,566,000
Administrative and strategic services	54,000	72,000	72,000	72,000
Reimbursed expenses	2,263,000	2,458,000	2,242,000	1,526,000
Construction supervision (under fixed fee arrangements of $250,000 to $350,000 per vessel)	1,198,000	3,106,000	1,714,000	nil
Consulting services incurred with the Manager and parties related thereto	150,000	240,000	40,000	nil
Arrangement fee	1,500,000	nil	nil	nil

Change of Control Plan

Effective as of January 1, 2009, we established a change of control severance plan for certain employees of SSML. For more information on the Change of Control Plan, please read “Our Manager and Management Related Agreements—Change of Control Plan.”

Registration Rights Agreements

In connection with our initial public offering, we agreed to register for resale on a “shelf” registration statement under the Securities Act of 1933, or the Securities Act, and applicable state securities laws, common shares of certain shareholders upon expiration of a certain holding period if an exemption from the registration requirements is not otherwise available or advisable. These holders, which include affiliates of Dennis R. Washington, of his sons Kevin and Kyle and of our director Graham Porter, respectively, also have certain piggyback registration rights allowing them to participate in offerings by us to the extent that their participation does not interfere or impede with our offering. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

In connection with the Series A Preferred Share offering described below, we entered into a registration rights agreement, pursuant to which, in certain circumstances, we will be obligated to file a registration statement covering the potential sale by a holder of the common shares that are issuable upon the conversion of the Series A Preferred Shares unless the sum of the common shares held by such holder as a result of the conversion can be sold in a single transaction under Rule 144 of the Securities Act. These holders, which include affiliates of Dennis R. Washington, of his sons Kevin and Kyle and of our director Graham Porter, respectively, also have certain piggyback registration rights allowing them to participate in offerings by us to the extent that their participation does not interfere with or impede such offering. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts or commissions.

Offering of Common Shares Concurrently with Our April 2008 Equity Offering

In April 2008, in connection with an underwritten public offering our common shares, we sold 663,300 common shares directly to certain of our executive officers and directors, certain affiliates of our Manager and certain of their executive officers and directors and Dennis R. Washington.

Series A Preferred Share Offering

In January 2009, we sold for an aggregate of $200 million a total of 200,000 shares of Series A Preferred Shares to certain investors, including affiliates of Dennis R. Washington, of his sons Kyle (who is our chairman) and Kevin, and of our director Graham Porter, respectively. For information about our Series A Preferred Shares, please read “Description of Capital Stock—Preferred Stock—Series A Preferred Shares.”

Sale of Subordinated Shares

Concurrently with our initial public offering, we sold 7,145,000 subordinated shares to members of the Washington family, or trusts set up on their behalf, to an entity owned by our chief executive officer, Gerry Wang, and to an entity owned by our director Graham Porter, at a purchase price per share equal to the initial public offering price of our common shares. Effective October 1, 2008, the subordinated period ended and the rights and privileges on our subordinated shares became the same as our common shares.

Arrangement Fee to Tiger Group Investments

In connection with certain lease financing transactions involving us, Tiger Group Investments, or Tiger Group, will receive a fee up to $4.5 million (payable on a success basis) for certain services rendered in connection with the arrangement, including structuring and negotiation of the transactions. Tiger Group is controlled by our director Graham Porter. The terms of the fee were reviewed and approved by the conflicts committee of our board of directors.

Other Potential Transactions

For information about certain proposed transactions we are considering, please read “Summary—Recent Developments—Potential Transactions.”

FINANCING FACILITIES

The following is a summary of certain terms of our credit and lease facilities.

Our Credit Facilities

We primarily use our credit facilities to finance the construction and acquisition of vessels. Our credit facilities are, or will be upon vessel delivery, secured by first-priority mortgages granted on 61 of our vessels, together with other related security, such as assignments of shipbuilding contracts and refund guarantees for the vessels, assignments of time charters and earnings for the vessels, assignments of insurances for the vessels and assignment of management agreements for the vessels.

As of December 31, 2010, our revolving credit facilities and term loans provided for borrowings of up to $3.5 billion, of which $2.4 billion was outstanding. Approximately $267 million of such $3.5 billion was not available to us as of that date. Interest payments on the revolving credit facilities are based on LIBOR plus margins, which ranged between 0.5% and 0.85% as of December 31, 2010. We may prepay certain loans under our revolving credit facilities without penalty, other than breakage costs and opportunity costs in certain circumstances. We are required to prepay a portion of the outstanding loans under certain circumstances, such as the sale or loss of a vessel where we do not substitute another appropriate vessel or where the ratio of the loan-to-market value of the remaining collateral vessels exceeds a certain percentage. Amounts prepaid in accordance with these provisions may be reborrowed, subject to certain conditions, including, in one credit facility, requirements for a loan-to-value ratio condition to advances. Certain of our revolving credit facilities also require a commitment fee per annum calculated on the undrawn, uncancelled portion of the facility, where such fee ranges from 0.2% to 0.3%.

Interest payments on our term loans are based on either LIBOR plus margins, which ranged between 0.35% and 1.0% as of December 31, 2010 or, for a portion of one of our term loans, KEXIM plus margins, which was 0.65% as of December 31, 2010. We may prepay all term loans without penalty, other than breakage costs in certain circumstances. We are required to prepay a portion of the outstanding loans under certain circumstances, including the sale or loss of a vessel if we do not substitute another vessel. Our term loans also require a commitment fee per annum calculated on the undrawn, uncancelled portion of the facility, where such fee is 0.3% on one term loan and 0.35% on the other.

Our Lease Facilities

As at December 31, 2010, we had lease obligations of approximately $543 million. Under our lease agreements, subject to payment of a termination fee in certain circumstances, the lessee may voluntarily terminate a lease agreement during or after the construction period if the lease transactions are determined to be economically or commercially burdensome. The lessee will also be required to prepay rental amounts, broken funding costs and other costs to the lessor in certain circumstances, including, among others, a change in law which will result in the lessor incurring a material liability or increased liability arising out of its ownership of the vessel beyond its day-one liabilities that does not entitle the lessor to increase the rental payment.

Our wholly owned subsidiary Seaspan Finance I Co. Ltd. was a party, as lessee, to lease agreements with Peony, as lessor, for a lease facility used to finance the acquisition of five 4500 TEU vessels. The first vessel was delivered in October 2010. This vessel has commenced, and the remaining four vessels will commence, operations under 12-year fixed-rate time charters with K-Line upon delivery. The lessee is and will be a party to each of the time charters with K-Line, and we have guaranteed the performance of the lessee’s obligations to K-Line.

The lessee’s obligations under this facility are secured by a general assignment of earnings (other than those related to the time charters for the vessels), insurances and requisition hire for each vessel and a corporate guarantee issued by us in respect of the obligations of the lessee and our Manager. In October 2010, the lessee amended this facility to provide that our guarantee of scheduled rental and termination amounts is limited to a significantly reduced fixed amount of the lessee’s obligations. As part of this reduction, we have placed $60.0 million in a deposit account over which the lessor has a first priority interest.

In February 2010, we entered into a sale-leaseback transaction with an affiliate of a leading Chinese bank for a 12-year sale-leaseback of one of our 13100 TEU newbuilding vessels in an amount up to $150.0 million. This transaction involves a vessel that we had previously contracted to purchase from HHI and will be under a time charter with COSCON. Following the sale, the purchaser chartered the vessel to one of our subsidiaries and our subsidiary sub-chartered to us through an inter-company operating charter. We will still time-charter the vessel to COSCON in accordance with the terms of our original time charter. Our subsidiary’s financial indebtedness under the charter is non-recourse to us.

In October 2010, one of our subsidiaries entered into a sale-leaseback transaction for one of our 13100 TEU newbuilding vessels with an affiliate of Crédit Agricole CIB. This vessel is being constructed by HHI and will be under a time charter with COSCON. Upon delivery from HHI, the vessel will be purchased by the affiliate of Crédit Agricole CIB, and through an inter-company operating charter with our subsidiary, we will still time-charter the vessel to COSCON in accordance with the terms of our original time charter. Our subsidiary’s financial indebtedness under the charter is non-recourse to us.

Standard Terms under our Credit and Lease Facilities

We are subject to customary conditions before we may borrow under our credit and lease facilities, including, among others, that no event of default is outstanding and that there has been no material adverse change in our ability to make all required payments under the facilities. Under one of our revolving credit facilities, we are also subject to certain conditions subsequent to drawing including, among others, registration of certain refund guarantees with applicable authorities in China.

Our credit and lease facilities also contain various covenants limiting our ability to, among other things:

•	allow liens to be placed on the collateral securing the facility;

•	enter into mergers with other entities;

•	conduct material transactions with affiliates; or

•	change the flag, class or management of the vessels securing the facility.

Certain of our credit and lease facilities may also contain financial covenants, including, among others, those that require Seaspan Corporation and its subsidiaries to maintain:

•	a tangible net worth in excess of $450 million;

•	total borrowings at less than 65% of the total assets;

•	cash on hand and cash equivalents of $25 million if at any time more than 50% of the collateral vessels are subject to time charters having a remaining term of one year or less;

•	a net interest coverage ratio greater than 2.50 to 1.00; and

•	an interest and principal coverage ratio greater than or equal to 1.1 to 1.0.

Our credit and lease facilities contain customary events of default, including, among others, for non-payment of principal or interest, breach of covenants, material inaccuracy of representations, default under other material indebtedness and bankruptcy.

DESCRIPTION OF CAPITAL STOCK

The following is a description of certain material terms of our articles of incorporation. We refer you to our articles of incorporation, a copy of which have been filed as an exhibit to our registration statement filed in connection with our initial public offering and incorporated by reference into this prospectus.

Under our articles of incorporation, our authorized shares consist of 200,000,000 Class A common shares, par value $0.01 per share, 25,000,000 Class B common shares, par value $0.01 per share, 100 Class C common shares, par value $0.01 per share, and 65,000,000 shares of preferred shares, par value $0.01 per share. As of December 31, 2010, 200,000 Series A Preferred Shares, 260,000 Series B preferred shares, no Series C Preferred Shares, 68,601,240 Class A common shares, no Class B common shares and 100 Class C common shares were issued and outstanding.

Preferred Stock

Preferred Shares

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

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the number of shares in the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

For purposes of calculating operating surplus, dividends on preferred shares will be treated as if they were interest payments and not dividends.

Series A Preferred Shares

In January 2009, we issued a total of 200,000 of our Series A Preferred Shares to certain investors, including an entity affiliated with the chairman of our board of directors. Please read “Related Party Transactions” in this prospectus. The initial liquidation preference of the Series A Preferred Shares is $1,000 per share, subject to adjustment. No dividend will be payable in respect of the Series A Preferred Shares until March 31, 2014. Instead, the liquidation preference of the Series A Preferred Shares will increase at a rate of 12% per annum until January 31, 2014, compounded quarterly. If on January 31, 2014, the Series A Preferred Shares have not converted to Class A common shares, the liquidation preference of the Series A Preferred Shares will increase at a rate of 15% per annum, compounded quarterly. Commencing on March 31, 2014, the holders of our Series A Preferred Shares may elect to receive cash dividends in lieu of such guaranteed increases in liquidation preference. The Series A Preferred Shares will automatically convert into Class A common shares at a conversion price of $15.00 at any time on or after January 31, 2014 if the average closing price of the trailing 30 trading days of the Class A common shares is equal to or greater than $15.00. If at any time on or after January 31, 2014, the average closing price over the trailing 30 trading days of our Class A common shares is less than $15.00, we have the option to convert the Series A Preferred Shares at a conversion price of $15.00 and pay the holders of the Series A Preferred Shares 115% of the difference between the conversion price and average closing price of the trailing 30 trading days of the Class A common shares, payable in cash or Class A common shares at our option.

Upon any liquidation or dissolution of the company, holders of the Series A Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series A Preferred Shares, including any accrued but unpaid dividends, after satisfaction of all liabilities to our creditors but before any distribution is made to or set aside for the holders of junior stock, including our Series B and C Preferred Shares and Class A common shares.

In general, the holders of the Series A Preferred Shares will be entitled to vote together with the holders of Class A common shares on an as-converted basis on any matter submitted for a vote of Class A common shares. In addition, the holders of the Series A Preferred Shares, voting as a separate class, will have the right to approve any future issuance of senior or parity stock (except that we may freely issue additional Series A Preferred Shares up to an aggregate amount of $115 million), certain redemptions of our capital stock, certain amendments of our articles of incorporation, bylaws or the Statement of Designation for the Series A Preferred Shares or any share exchange, reclassification, merger, consolidation, liquidation, dissolution, sale or other disposition of all or substantially all of our assets. In addition, subject to certain exceptions, the holders of the Series A Preferred Shares have preemptive rights to prevent dilution and the right to elect up to two members of our board of directors.

Series B Preferred Shares

In May 2010, we issued 260,000 Cumulative Series B Preferred Shares to Jaccar Holdings Limited, an investor related to shipbuilder Zhejiang, for $26.0 million. The initial liquidation preference of the Series B Preferred Shares is $100 per share, subject to adjustment. The shares are redeemable by us at any time and they carry an annual dividend rate of 5% of the liquidation value until June 30, 2012, 8% from July 1, 2012 to June 30, 2013, and 10% thereafter. The Series B Preferred Shares are not convertible into Class A common shares and are not redeemable by the holder. Upon any liquidation or dissolution of us, holders of the Series B Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series B Preferred Shares after satisfaction of all liabilities to our creditors and holders of the Series A Preferred Shares, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. We can redeem the Series B Preferred Shares at any time following their issuance, provided that we provide proper notice to the holders of the Series B Preferred Shares.

Series C Preferred Shares

The Series C Preferred Shares offered hereby are a new series of preferred shares. Certain holders of our Series A Preferred Shares and Series B Preferred Shares have indicated potential interest in exchanging their shares of Preferred Stock for Series C Preferred Shares, together in the case of Series A Preferred Shares, warrants to purchase shares of our common stock in lieu of their conversion rights. Following the completion of this offering, we may effect such an exchange. Please read “Description of Series C Preferred Shares” for a description of the terms of these shares.

Common Stock

Class A Common Shares

Under our articles of incorporation, our Class A common shares may receive quarterly dividends from our operating surplus (as defined below) of $0.425 per share. The Class A common shares have the voting rights described below under “—Voting.”

Class C Common Shares

Our Manager owns Class C common shares that are entitled to share in incremental dividends if target dividend levels have been met. Please read “Our Manager and Management Related Agreements—Management Agreements.” Class C common shares will not convert to Class A common shares. The Class C common shares have the voting rights described below under “—Voting.”

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will depend upon our financial condition, our operations, our cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The Marshall Islands Business Corporations Act, or BCA, generally prohibits the payment of dividends other than from paid-in capital in excess of par value and our earnings or while we are insolvent or would be rendered insolvent on paying the dividend. In the discussion below, we refer to the quarterly dividend of $0.425 per share as our “base dividend.”

All dividends paid to shareholders will be treated as either a dividend from operating surplus (as defined below and in our articles of incorporation) or a liquidating dividend. Our board of directors will treat all dividends as coming from operating surplus until the sum of all dividends paid since the closing of our initial public offering equals the amount of operating surplus as of the most recent date of determination. Our undistributed operating surplus at any point in time will be our operating surplus accumulated since the closing of our initial public offering less all dividends from operating surplus paid since the closing of our initial public offering. We will treat dividends paid from any amount in excess of our operating surplus as liquidating dividends.

We will pay dividends on our common shares from operating surplus, if any, for any quarter, in the following manner:

•	first, 100% to all Class A common shares, pro rata, until they receive $0.425 per share;

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second, 100% to all Class A common shares, pro rata, subject to the right of the Class C common shares to share in incremental dividends, based on specified sharing ratios, once dividends on the Class A common shares reach specified target levels beginning with $0.485 per share.

Liquidating dividends will be paid to Class A common shares and will not be paid to Class C common shares. We do not expect to pay liquidating dividends.

Operating Surplus. Operating surplus generally means:

•	$15.0 million (which may be increased to $30.0 million as described below); plus

•

all of our cash receipts after the completion of our initial public offering, excluding cash receipts from (1) borrowings, (2) sales of equity and debt securities, (3) capital contributions, (4) corporate reorganizations or restructurings, (5) the termination of interest rate swap agreements, (6) sales or other dispositions of vessels and (7) sales or other dispositions of other assets other than in the normal course of business; plus

•

interest paid on debt incurred and cash dividends paid on equity securities issued by us, in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels (other than our Contracted Fleet (as such term is defined in our amended and restated articles of incorporation)) during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•

interest paid on debt incurred and cash dividends paid on our equity securities issued by us, in each case, to pay the construction period interest on debt incurred, or to pay construction period dividends on our equity issued to finance the construction projects described in the immediately preceding bullet; less

•

all of our cash expenditures after the completion of our initial public offering, including, but not limited to operating expenses, interest payments and taxes, but not (1) the repayment of borrowings, (2) the repurchase of debt and equity securities, (3) interest rate swap termination costs, (4) expenses and taxes related to borrowings, sales of equity and debt securities, capital contributions, corporate reorganizations or restructurings, the termination of interest rate swap agreements, sales or other dispositions of vessels, and sales or dispositions of other assets other than in the normal course of business, (5) capital expenditures and (6) payment of dividends; less

•

cash capital expenditures incurred after the completion of our initial public offering to maintain our vessels and other assets including dry-docking, replacement of equipment on the vessels, repairs and similar expenditures, but excluding capital expenditures for or related to the acquisition of additional vessels, and including capital expenditures for replacement of a vessel as a result of damage or loss prior to normal retirement, net of any insurance proceeds, warranty payments or similar property not treated as cash receipts for this purpose; less

•	the amount of cash reserves established by our board of directors for future (1) operating expenditures and (2) maintenance capital expenditures.

The $15.0 million amount in the first bullet point above may be increased by our board of directors to $30.0 million only if our board determines such increase is necessary to allow it to pay all or part of the base dividend on our Class A common shares. Expenditures in the fifth bullet above are referred to as operating expenditures and those in the sixth bullet are referred to as maintenance capital expenditures. When the term “interest” is used in the bullets above, it includes periodic payments made by us under interest rate swap agreements.

As described above, our operating surplus for determining whether we are paying ordinary dividends or liquidating dividends does not reflect only cash on hand that is generated from our operations. For example, it includes a provision that will enable us to pay, under circumstances described above, a dividend from our operating surplus of up to $30.0 million of cash we receive from non-operating sources, such as asset sales, issuances of securities and borrowings. In addition, the effect of including, as described above, certain dividends on equity securities or interest payments on debt related to the construction, replacement or improvement of an asset in operating surplus would be to increase our operating surplus by the amount of any such dividends or interest payments. As a result, we may also pay dividends from our operating surplus up to the amount of any such dividends or interest payments from cash we receive from non-operating sources.

In return for the fee we pay our Manager for the technical management of our vessels, our Manager is responsible for all maintenance capital expenditures for our vessels other than extraordinary items described in our management agreement. That fee is treated as an operating expenditure and deducted in determining our operating surplus. As a result, we will not separately deduct a maintenance capital item so long as we continue our existing arrangement with our Manager or a similar arrangement regarding technical services for our vessels.

Our articles of incorporation provide that the construction or application of the definition of operating surplus may be adjusted in the case of any particular transaction or matter or type of transaction or matter if our board of directors, with the concurrence of our audit committee, is of the opinion that the adjustment is necessary or appropriate to further the overall purpose and intent of the definition of operating surplus.

Liquidating Dividends. In general, liquidating dividends will only be generated from:

•	borrowings;

•	sales of debt and equity securities;

•	sales or other dispositions of vessels; and

•	sales or other dispositions of other assets, other than assets sold in the ordinary course of business.

We do not expect to pay liquidating dividends.

Adjustment of Base Dividend and Target Dividend Amounts. The base dividend and target dividend amounts for the Class C common shares are subject to downward adjustment in the case of liquidating dividends. The base dividend and the target dividend amounts will be reduced in the same proportion that the liquidating dividend had to the fair market value of the Class A common shares prior to the payment of the dividend. If the Class A common shares are publicly traded on a national securities exchange or market, that price will be the average closing sale price on each of the five trading days before the ex-dividend date. If the shares are not publicly traded, the price will be determined by our board of directors.

In addition to the adjustment for liquidating dividends, if we combine our shares into fewer shares or subdivide our shares into a greater number of shares, we will proportionately adjust the base dividend and the target dividend levels.

Voting

The Class A common shares each have one vote. A majority of the Class A common shares shall constitute a quorum. The Class C common shares have no voting rights except (i) that any amendment to the articles of incorporation, including those made pursuant to the terms of any merger, consolidation or similar transaction, that would increase or decrease the aggregate number of authorized Class C common shares, increase or decrease the par value of the Class C common shares, or alter or change the powers, preferences or rights of the Class C common shares so as to affect them adversely, must be approved by the holders of not less than a majority of the Class C common shares and (ii) for so long as our management agreement has not been terminated, any proposed amendment to our purpose as set forth in our articles of incorporation must be approved by not less than a majority of the votes entitled to be cast by the holders of the Class C common shares.

DESCRIPTION OF SERIES C PREFERRED SHARES

The following description of the Series C Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), including the Statement of Designation designating the Series C Preferred Shares (the “Statement of Designation”) and setting forth the rights, preferences and limitations of the Series C Preferred Shares. We will file the Statement of Designation with the Registrar of Corporations of the Republic of The Marshall Islands. A copy of the Statement of Designation may be obtained from us as described under “Where You Can Find Additional Information.”

General

The Series C Preferred Shares offered hereby are a new series of preferred shares. Upon completion of this offering, there will be 40,000,000 Series C Preferred Shares authorized, and 10,000,000 issued and outstanding. Subject to compliance with the covenant described under “—Certain Covenants—Limitation on Non-Convertible Preferred Stock,” we may, without notice to or consent of the holders of the then-outstanding Series C Preferred Shares, authorize and issue additional Series C Preferred Shares as well as Parity Securities and Junior Securities (each as defined under “—Ranking”) and, subject to the further limitations described under “—Voting Rights,” Senior Securities (as defined under “—Ranking”). Certain holders of our Series A Preferred Shares and Series B Preferred Shares have indicated potential interest in exchanging their shares of Preferred Stock for Series C Preferred Shares, together in the case of Series A Preferred Shares, warrants to purchase shares of our common stock in lieu of their conversion rights. Following the completion of this offering, we may effect such an exchange.

The holders of our common shares are entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common shares are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders of shares of any class or series of capital stock (including the Series C Preferred Shares) having preferential rights to receive distributions of our assets. Please read “Description of Capital Stock.”

The Series C Preferred Shares will entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. No fractional Series C Preferred Shares will be issued. When issued and paid for in the manner described in this prospectus supplement, the Series C Preferred Shares offered hereby will be fully paid and nonassessable. Each Series C Preferred Share will have a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. Please read “—Liquidation Rights.”

The Series C Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

All the Series C Preferred Shares offered hereby will be represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series C Preferred Shares will be entitled to receive a certificate representing such shares unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. Please read “—Book-Entry System.”

The Series C Preferred Shares will not be convertible into common shares or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series C Preferred

Shares will not be subject to mandatory redemption or to any sinking fund requirements. The Series C Preferred Shares will be subject to redemption, in whole or in part, at our option commencing on January 30, 2016. Please read “—Redemption.”

We have appointed American Stock Transfer & Trust Company, LLC as the paying agent (the “Paying Agent”) and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series C Preferred Shares. The address of American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, New York 11219.

Ranking

Prior to this offering, we have established two other series of preferred shares.

•

Series A Preferred Shares. As of December 31, 2010, a total of 200,000 Series A Preferred Shares were issued and outstanding and an additional 115,000 shares were authorized to be issued. Dividends in respect of the Series A Preferred Shares are non-cash and accrue at a rate of 12.00% per annum until January 31, 2014. As of December 31, 2010, the aggregate stated liquidation preference of the Series A Preferred Shares, together with the aggregate amount of accrued and unpaid dividends, was $241.4 million. The Series A Preferred Shares will automatically convert into Class A common shares at any time on or after January 31, 2014 if the trailing 30-day average trading price of the Class A common shares is equal to or above a specified price. If at any time on or after January 31, 2014, the trailing 30-day average trading price of the Class A common shares is less than the specified price, we have the option to convert the Series A Preferred Shares at the specified price and pay the holders 115% of the difference between the specified price and the trailing 30-day average trading price of the Class A common shares. If the Series A Preferred Shares have not converted into Class A common shares on or after January 31, 2014, the dividend rate will increase to 15% per annum on such date. After March 31, 2014, the holders have the option to have the dividend paid in cash or to continue to increase the liquidation value of the Series A Preferred Shares by 15% per annum.

•

Series B Preferred Shares. As of December 31, 2010, a total of 260,000 Series B Preferred Shares were issued and outstanding. The Series B Preferred Shares are redeemable by us at any time and cash dividends accrue at a rate of 5% per annum of the liquidation value until June 30, 2012, 8% per annum from July 1, 2012 to June 30, 2013, and 10% per annum from July 1, 2013. As of December 31, 2010, the aggregate stated liquidation preference of the Series B Preferred Shares, together with the aggregate amount of accrued and unpaid dividends, was $26.0 million.

The rights, preferences and limitations of the Series A Preferred Shares and the Series B Preferred Shares are described in more detail under “Description of Capital Stock” above.

The Series C Preferred Shares will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•

senior to all classes of our common shares (which currently consist of the Class A common shares, of which 68,601,240 shares were outstanding as of December 31, 2010, the Class B common shares, of which none were outstanding as of December 31, 2010, and the Class C common shares, of which 100 shares were outstanding as of December 31, 2010), and to each other class or series of capital stock established after the initial issue date of the Series C Preferred Shares by our board of directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series C Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively referred to with our common shares as “Junior Securities”);

•

on a parity with the Series B Preferred Shares (including any additional Series B Preferred Shares issued after the initial issue date of the Series C Preferred Shares) and any other class or series of capital stock established after the initial issue date of the Series C Preferred Shares by our board of directors, the terms of which class or series are not expressly subordinated or senior to the Series C Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively referred to as “Parity Securities”); and

•

junior to the Series A Preferred Shares (including any additional Series A Preferred Shares issued after the initial issue date of the Series C Preferred Shares) and to each class or series of capital stock established after the initial issue date of the Series C Preferred Shares by our board of directors, the terms of which class or series expressly provide that it ranks senior to the Series C Preferred Shares as to dividend distributions and distributions upon liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively referred to as “Senior Securities”).

Under the Statement of Designation, we may issue Junior Securities and Parity Securities from time to time in one or more series without the consent of the holders of the Series C Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

The holders of outstanding Series C Preferred Shares will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common shares or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series C Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series C Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series C Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

The Series C Preferred Shares will have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly dividends, whether consecutive or not, payable on Series C Preferred Shares are in arrears, the holders of Series C Preferred Shares will have the right, voting separately as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. The right of such holders of Series C Preferred Shares to elect a member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series C Preferred Shares have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series C Preferred Shares and any other Parity Securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the holders of the Series C Preferred Shares and any other Parity Securities shall each be entitled to one vote per director on any matter before our board of directors.

Unless (1) after giving pro forma effect thereto, we would be in compliance with the covenant described under “—Certain Covenants—Limitation on Non-Convertible Preferred Stock,” and (2) we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a single class, we may not:

•	adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series C Preferred Shares;

•

issue any Parity Securities or Senior Securities (other than Series A Preferred Shares that are (i) authorized for issuance on the initial issue date of the Series C Preferred Shares and (ii) issued as dividends in respect of Series A Preferred Shares outstanding on the initial issue date of the Series C Preferred Shares or issued as dividends thereafter) if the cumulative dividends payable on outstanding Series C Preferred Shares are in arrears; or

•

create or issue any Senior Securities (other than Series A Preferred Shares that are (i) authorized for issuance on the initial issue date of the Series C Preferred Shares and (ii) issued as dividends in respect of Series A Preferred Shares outstanding on the initial issue date of the Series C Preferred Shares or issued as dividends thereafter).

On any matter described above in which the holders of the Series C Preferred Shares are entitled to vote as a class, such holders will be entitled to one vote per share. The Series C Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Dividends

General

Holders of Series C Preferred Shares will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from January 28, 2011.

Determination of Dividend Rate

Dividends on Series C Preferred Shares will be cumulative, commencing on January 28, 2011, and payable on each Dividend Payment Date, commencing April 30, 2011, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series C Preferred Shares will accrue at a rate of 9.50% per annum per $25.00 stated liquidation preference per Series C Preferred Share, subject to increase upon (1) a Covenant Default, (2) a Cross Default, (3) a Dividend Payment Default or (4) a Failure to Redeem (such rate, as increased, if applicable, being the “Base Dividend Rate”).

Dividend Payment Dates

The “Dividend Payment Dates” for the Series C Preferred Shares will be each January 30, April 30, July 30 and October 30, commencing April 30, 2011. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period, and dividends will accrue on accumulated dividends at the applicable Base Dividend Rate. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series C Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem

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Our failure to comply with clauses (a), (b) or (c) under “—Certain Covenants” below, if such failure continues unremedied for 120 days and commencing at the end of such 120-day period, or our failure to comply with clause (d) under “—Certain Covenants” below, if such failure continues unremedied for 30 days and commencing at the end of such 30-day period, shall constitute a “Covenant Default.”

•	In the event that four quarterly dividends, whether consecutive or not, payable on Series C Preferred Shares are in arrears, such event shall constitute a “Dividend Payment Default.”

•	A default by us under any Credit Facility shall constitute a “Cross Default” if such default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under such Credit Facility (other than non-recourse indebtedness of any subsidiary) prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility (“payment default”); or

(b) results in the acceleration of such indebtedness prior to its maturity;

and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25 million or more.

•

Our failure to redeem all the Series C Preferred Shares on or prior to January 30, 2017, whether or not our board of directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which we are subject, shall constitute a “Failure to Redeem.”

If a Covenant Default, a Cross Default, a Dividend Payment Default or a Failure to Redeem occurs, then:

(1) effective as of the date of such Covenant Default, Dividend Payment Default or Failure to Redeem, and without duplication if more than one such event has occurred and is continuing at any time, the Base Dividend Rate payable on the Series C Preferred Shares shall increase to a number that is 1.25 times the Base Dividend Rate payable on the Series C Preferred Shares as of the close of business on the day immediately preceding the date of such Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem, and

(2) on each subsequent Dividend Payment Date, the Base Dividend Rate payable in respect of the succeeding quarterly dividend period shall increase to a number that is 1.25 times the Base Dividend Rate payable on the Series C Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until no Covenant Default, Cross Default or Dividend Payment Default exists or, in the case of a Failure to Redeem, until all the Series C Preferred Shares are no longer outstanding.

Notwithstanding the foregoing, in no event shall dividends accrue on the Series C Preferred Shares at a rate greater than 25% per annum in respect of any period prior to January 30, 2016 or 30% thereafter. If a Covenant Default, Cross Default or Dividend Payment Default, as applicable, ceases to exist, the Base Dividend Rate payable on the Series C Preferred Shares shall be reduced, effective as of the date such Covenant Default,

Cross Default or Dividend Payment Default ceases to exist (as evidenced by the delivery of an officer’s certificate by us to the Registrar and Transfer Agent), to such Base Dividend Rate that would have been applicable had such Covenant Default, Cross Default or Dividend Payment Default never existed.

Payment of Dividends

Not later than the close of business, New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series C Preferred Shares that have been declared by our board of directors to the holders of such shares as such holders’ names appear on our stock transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”) will be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with our bylaws then in effect and the Statement of Designations.

So long as the Series C Preferred Shares are held of record by the nominee of the Securities Depository, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series C Preferred Shares in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series C Preferred Shares and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series C Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series C Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series C Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series C Preferred Shares and any Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series C Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described under “—Dividends—Determination of Dividend Rate”, no interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series C Preferred Shares.

Redemption

Optional Redemption

Commencing on January 30, 2016, we may redeem, at our option, in whole or in part, the Series C Preferred Shares at a redemption price in cash equal to $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose.

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 15 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our stock transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series C Preferred Shares to be redeemed and, if less than all outstanding Series C Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series C Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series C Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares will be redeemed by such method of selection as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. So long as all Series C Preferred Shares are held of record by the nominee of the Securities Depository, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series C Preferred Shares to be redeemed, and the Securities Depository will determine the number of Series C Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series C Preferred Shares for its own account). A participant may determine to redeem Series C Preferred Shares from some beneficial owners (including the participant itself) without redeeming Series C Preferred Shares from the accounts of other beneficial owners.

So long as the Series C Preferred Shares are held of record by the nominee of the Securities Depository, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares as our shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series C Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request after which repayment the holders of the Series C Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series C Preferred Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series C Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series C Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series C Preferred Shares. Any shares repurchased and cancelled by us will revert to the status of authorized but unissued preferred shares, undesignated as to series.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series C Preferred Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares and any Parity Securities. Common shares and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series C Preferred Shares and any Parity Securities for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series C Preferred Shares will not have the benefit of any sinking fund.

Certain Covenants

The Statement of Designation includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(a) Limitation on Borrowings. We shall not permit Total Borrowings to equal or exceed 75% of Total Assets.

(b) Limitation on Non-Convertible Preferred Stock. We shall not permit the Non-Convertible Preferred Stock Ratio to exceed 33.33%.

(c) Limitation on Minimum Net Worth. We shall not permit the Net Worth to Preferred Stock Ratio to be less than or equal to 2.00.

(d) Mandatory Conversion of Series A Preferred Shares. If not previously converted prior to such date, we shall convert all outstanding Series A Preferred Shares into Class A common shares on or prior to March 31, 2014.

Reports. During the period that any Cross Default (as defined under “—Dividends—Dividend Payment Dates—Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Payment Default or Failure to Redeem”) exists, at the request of any holder of Series C Preferred Shares, we shall provide, to the extent that we are not prevented or restricted from doing so by the provisions of any relevant Credit Facility, to such holder any report or other information that is provided to any lender or other financier under the Credit Facility giving rise to the Cross Default. As a condition to the receipt of such report or other information, such holder must agree not to disclose such report or information to any third party or to purchase or sell any of our securities on the basis of any material, nonpublic information included in such report or other information.

Compliance with the foregoing covenants shall be measured on the last day of each of our fiscal quarters, commencing March 31, 2011. Within 60 days after the end of each fiscal quarter, we shall deliver to the Registrar and Transfer Agent an officer’s certificate confirming compliance with each of the covenants described above. Each such certificate will be made available to the holders of the Series C Preferred Shares upon request to the Registrar and Transfer Agent. We shall mail, within five Business Days of the discovery thereof, to all holders of the Series C Preferred Shares and the Registrar and Transfer Agent, notice of any default in compliance with the covenants described above.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Cash and Cash Equivalents” means, as of a given date, our cash and cash equivalents as determined in accordance with GAAP.

“Common Stock” means any of our capital stock that is not Preferred Stock.

“Credit Facility” means, with respect to Seaspan Corporation or any subsidiary, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans or any agreement treated as a finance or capital lease in accordance with U.S. GAAP.

“Intangible Assets” means, in respect of Seaspan Corporation as of a given date, the intangible assets of Seaspan Corporation of the types, if any, presented in Seaspan Corporation’s consolidated balance sheet.

“Net Worth” means, as of a given date, the result of, without duplication:

(a) Total Assets, less

(b) Intangible Assets, less

(c) Total Borrowings (without giving effect to any fair value adjustments pursuant to FASB’s Accounting Standards Codification 820).

“Net Worth to Preferred Stock Ratio” means, as of a given date, the result of dividing (x) Net Worth as of such date by (y) the aggregate Preferred Stock Amount as of such date.

“Non-Convertible Preferred Stock” means any series of our Preferred Stock that is not mandatorily convertible solely into shares of Common Stock. Upon the closing of this offering, (i) the Series A Preferred Shares (based upon their terms as of such date) would not constitute Non-Convertible Preferred Stock and (ii) the Series B Preferred Shares and the Series C Preferred Shares (in each case based upon their terms as of such date) would constitute Non-Convertible Preferred Stock for purposes of the “Limitation on Non-Convertible Preferred Stock” covenant described above.

“Non-Convertible Preferred Stock Amount” means, in respect of any series of Non-Convertible Preferred Stock, the sum, without duplication, of (x) the aggregate liquidation preference of the outstanding shares of such Non-Convertible Preferred Stock as of the relevant measurement date and (y) the aggregate amount of any accumulated and unpaid dividends or other distributions in respect of the outstanding shares of such Non-Convertible Preferred Stock as of the relevant measurement date.

“Non-Convertible Preferred Stock Ratio” means, as of a given date, the result of dividing (x) the aggregate Non-Convertible Preferred Stock Amount as of such date by (y) Total Shareholders’ Equity as of such date.

“Non-Recourse Liabilities” means, in respect of Seaspan Corporation as of a given date, the non-recourse liabilities as described in subparts (a)-(h) of the definition of Total Borrowings and of the types, if any, presented in Seaspan Corporation’s consolidated financial statements and disclosure.

“Preferred Stock” means any of our capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, over shares of our Common Stock including, without limitation, our Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares.

“Preferred Stock Amount” means, in respect of any series of Preferred Stock, the sum, without duplication, of (x) the aggregate liquidation preference of the outstanding shares of such Preferred Stock as of the relevant measurement date and (y) the aggregate amount of any accumulated and unpaid dividends or other distributions in respect of the outstanding shares of such Preferred Stock as of the relevant measurement date.

“Total Assets” means, in respect of Seaspan Corporation on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) all of the assets of Seaspan Corporation of the types presented on its consolidated balance sheet; less

(b) Cash and Cash Equivalents; less

(c) Non-Recourse Liabilities; and less

(d) indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that Seaspan Corporation is required to record on its books under U.S. GAAP even though Seaspan Corporation is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Borrowings” means, in respect of Seaspan Corporation on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h) the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by Seaspan Corporation to the extent that such guaranteed indebtedness is determined and given a value in respect of Seaspan Corporation on a consolidated basis in accordance with US GAAP; less

(i) Cash and Cash Equivalents; less

(j) Non-Recourse Liabilities.

Notwithstanding the foregoing, “Total Borrowings” shall not include any of the following:

(a) indebtedness or obligations arising from derivative transactions, such as protecting against interest rate or currency fluctuations; and

(b) indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that Seaspan Corporation is required to record on its books under U.S. GAAP even though Seaspan Corporation is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Shareholders’ Equity” means, as of a given date, the sum of:

(1) Total shareholders’ equity as presented in our consolidated financial statements, plus

(2) The carrying value of our derivative liabilities (or other financial liabilities remeasured to fair value on a recurring basis for the purposes of preparing our financial statements) as presented in our consolidated financial statements, less

(3) The carrying value of our derivative assets (or other financial assets remeasured to fair value on a recurring basis for the purposes of preparing our financial statements) as presented in our consolidated financial statements.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

Interpretation

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this “Certain Covenants” subsection is to be construed in accordance with U.S. GAAP in effect as of January 1, 2011.

Book-Entry System

All Series C Preferred Shares offered hereby will be represented by a single certificate issued to The Depository Trust Company (The Depository Trust Company, and its successors or assigns or any other securities depository selected by us, is referred to in this prospectus supplement as the “Securities Depository”) and registered in the name of its nominee (initially, Cede & Co.) The Series C Preferred Shares offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series C Preferred Shares offered hereby will be entitled to receive a certificate evidencing such shares, unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by us to holders of the Series C Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to holders of the Series C Preferred Shares, each purchaser of Series C Preferred Shares must rely on (1) the procedures of the Securities Depository and its participants to receive dividends, distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series C Preferred Shares and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series C Preferred Shares.

So long as the Securities Depository (or its nominee) is the sole holder of the Series C Preferred Shares, no beneficial holder of the Series C Preferred Shares will be deemed to be a shareholder of us. The Depository Trust Company, the initial Securities Depository, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depository maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series C Preferred Shares, whether as a holder of the Series C Preferred Shares for its own account or as a nominee for another holder of the Series C Preferred Shares.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and by the Business Corporation Act of the Republic of the Marshall Islands, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as shareholder “rights” plans. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Accordingly, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction that has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to certain shareholders’ rights.

Shareholder Meetings
Marshall Islands	Delaware
• Held at a time and place as designated in the bylaws	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

• May be held within or outside the Marshall Islands	• May be held within or outside Delaware

• Notice:	• Notice:

•   Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

•   Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	• Written notice shall be given not less than 10 nor more than 60 days before the meeting

Shareholders’ Voting Rights
Marshall Islands	Delaware
• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	• Shareholders may act by written consent signed by the holders of outstanding shares having the number of votes necessary to take action at a meeting

• Any person authorized to vote may authorize another person to act for him by proxy	• Any person authorized to vote may authorize another person or persons to act for him by proxy

•   Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting

•   For stock corporations, certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

• The articles of incorporation may provide for cumulative voting	• The certificate of incorporation may provide for cumulative voting

Directors
Marshall Islands	Delaware
• Board must consist of at least one member	• Board must consist of at least one member

• Number of members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board

•   Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

• If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

• Removal:	• Removal:

•   Any or all of the directors may be removed for cause by vote of the shareholders

•   If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders

•   Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Dissenters’ Rights of Appraisal
Marshall Islands	Delaware
• Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their share	• Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to exceptions

•   A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•   The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets

• Alters or abolishes any preferential right of any outstanding shares having preference; or

• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Shareholders’ Derivative Actions
Marshall Islands	Delaware

•   An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

•   In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort

• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic

• Attorney’s fees may be awarded if the action is successful

•   Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective holders of our Series C Preferred Shares and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing final and temporary regulations promulgated thereunder, or the Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to beneficial owners of our Series C Preferred Shares that own the shares as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain shareholders in light of their particular circumstances, such as shareholders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, partnerships or other pass-through entities and their investors or former citizens or long-term residents of the United States) or shareholders that will hold our Series C Preferred Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our Series C Preferred Shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Series C Preferred Shares, you should consult your tax advisor to determine the appropriate tax treatment to you of the partnership’s ownership of our Series C Preferred Shares.

No ruling has been requested from the Internal Revenue Service, or IRS, regarding any matter affecting us or our stockholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinion and statements made here may not be sustained by a court if contested by the IRS.

This discussion does not contain information regarding any U.S. state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of our Series C Preferred Shares. Shareholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of our Series C Preferred Shares.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our Series C Preferred Shares that is a U.S. citizen or U.S. resident alien, a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia, an estate whose income is subject to U.S. federal income taxation regardless of its source, or a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Distributions on Our Series C Preferred Shares

Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by us with respect to our Series C Preferred Shares to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail in the paragraph below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s Series C Preferred Shares, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s Series C Preferred Shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our Series C Preferred Shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the Series C Preferred Shares for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our Series C Preferred Shares will be treated as foreign source income and generally will be treated as “passive category income.”

Subject to holding-period requirements and certain other limitations, dividends received with respect to our Series C Preferred Shares by a U.S. Holder who is an individual, trust or estate, or a U.S. Individual Holder, generally will be treated as qualified dividend income that is taxable to such U.S. Individual Holder at preferential capital gain tax rates (provided we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year). In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on or after January 1, 2013 will be taxed at rates applicable to ordinary income.

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a share of preferred stock that is equal to or in excess of 5% of a preferred shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such preferred share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value). If we pay an extraordinary dividend on our Series C Preferred Shares that is treated as qualified dividend income, then any loss recognized by a U.S. Individual Holder from the sale or exchange of such Series C Preferred Shares will be treated as long-term capital loss to the extent of the amount of such dividend.

Certain U.S. Individual Holders will be subject to a 3.8% tax on certain investment income, including dividends, for taxable years beginning after December 31, 2012.

Sale, Exchange or Other Disposition of Our Series C Preferred Shares

Subject to the discussion of PFICs, below, a U.S. Holder generally recognizes capital gain or loss upon a sale, exchange or other disposition of our Series C Preferred Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares.

Subject to the discussion of extraordinary dividends above, gain or loss recognized upon a sale, exchange or other disposition of our Series C Preferred Shares will be (i) treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition and (ii) generally treated as U.S. source income or loss, as applicable, for foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain U.S. Individual Holders will be subject to a 3.8% tax on certain investment income, including gain from the disposition of our Series C Preferred Shares, for taxable years beginning after December 31, 2012.

Consequences of Possible CFC Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our outstanding shares entitled to vote) own directly, indirectly or constructively more than 50 percent of either the total combined voting power of all classes of our outstanding shares entitled to vote or the total value of all of our outstanding shares, we generally would be treated as a controlled foreign corporation, or a CFC.

CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions. In addition, CFC Shareholders are subject to certain burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC (as discussed below). In addition, a person who is or has been a CFC Shareholder may recognize ordinary income on the disposition of shares of the CFC. Although we do not believe we are or will become a CFC, U.S. persons purchasing a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder in the event we become a CFC in the future.

The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change in the event we become a CFC in the future.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. entity treated as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC for any taxable year in which either (i) at least 75% of our gross income (including the gross income of certain of our subsidiaries) consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or (ii) at least 50% of the average value of the assets held by us (including the assets of certain of our subsidiaries) is attributable to assets that produce passive income or are held for the production of passive income. For purposes of determining whether we are a PFIC, income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income.

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and that of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering, including:

•	All time charters we have entered into are substantially similar to those we have provided to Perkins Coie LLP:

•	The income from our chartering activities with CSCL Asia, COSCON, MOL, APM, K-Line, CSAV, and UASC will be greater than 25% of our total gross income at all relevant times;

•	The gross value of our vessels chartered to CSCL Asia, COSCON, MOL, APM, K-Line, CSAV, and UASC will exceed the gross value of all other assets we own at all relevant times;

•	The estimated useful life of each of our vessels subject to a time charter will be 30 years from the date of delivery under the charter; and

•	The total payments due to us under the charters are substantially in excess of the bareboat charter rate for comparable vessels in effect at the time the time charters were executed.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations, and therefore the composition of our income and assets, will remain the same in the future. Moreover, the market value of our stock may be treated as reflecting the value of our assets at any given time. Therefore, a decline in the market value of our stock (which is not within our control) may impact the determination of whether we are a PFIC. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, there can be no assurance that we will not be considered a PFIC for any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to one of three different U.S. income tax regimes, depending on whether the U.S. Holder makes certain elections.

Taxation of U.S. Holders Making a Timely QEF Election

If we were classified as a PFIC for a taxable year, a U.S. Holder making a timely election to treat us as a “Qualified Electing Fund” for U.S. tax purposes, or a QEF Election, would be required to report his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the U.S. Holder’s taxable year regardless of whether the U.S. Holder received distributions from us in that year. Such pro rata share would not exceed the income allocable to dividends on our Series C Preferred Shares, although ordinary earnings could be allocated to a shareholder in the taxable year before the dividend is paid. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The U.S. Holder’s adjusted tax basis in our Series C Preferred Shares would be increased to reflect taxed but undistributed earnings and profits, and distributions of earnings and profits that had previously been taxed would not be taxed again when distributed but would result in a corresponding reduction in the U.S. Holder’s adjusted tax basis in our Series C Preferred Shares. The U.S. Holder generally would recognize capital gain or loss on the sale, exchange or other disposition of our Series C Preferred Shares.

A U.S. Holder would make a QEF Election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his U.S. federal income tax return and a second copy in accordance with the instructions to such form. However, a U.S. Holder’s QEF Election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, you will not be able to make an effective QEF Election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF Election with respect to our Series C Preferred Shares.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our Series C Preferred Shares are treated as “marketable stock,” then a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our Series C Preferred Shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our Series C Preferred Shares at the end of the taxable year over the U.S. Holder’s adjusted tax basis in our Series C Preferred Shares. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our Series C Preferred Shares over the fair market value thereof at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). The U.S. Holder’s tax basis in our Series C Preferred Shares would be adjusted to reflect any such income or loss recognized. Gain realized on the sale, exchange or other disposition of our Series C Preferred Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our Series C Preferred Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year and if a U.S. Holder did not make either a QEF Election or a mark-to-market election for that year, the U.S. Holder would be subject to special rules resulting in increased tax liability with respect to (i) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on our Series C Preferred Shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our Series C Preferred Shares), and (ii) any gain realized on the sale, exchange or other disposition of our Series C Preferred Shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for our Series C Preferred Shares;

•	the amount allocated to the current taxable year and any taxable year prior to the year we were first treated as a PFIC with respect to the U.S. Holder would be taxed as ordinary income;

•	the amount allocated to each other taxable year would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If the U.S. Holder is an individual who dies while owning our Series C Preferred Shares, such shareholder’s successor generally would not receive a step-up in tax basis with respect to such shares. In addition, if we were treated as a PFIC for any taxable year after 2010, a U.S. Holder would be required to file an annual report with the IRS for that year with respect to the U.S. Holder’s Series C Preferred Shares.

U.S. Holders are urged to consult their own tax advisors regarding the applicability, availability and advisability of, and procedure for, making QEF Elections, mark-to-market elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. individuals that hold certain specified foreign financial assets, which include stock in a foreign corporation, may be subject to additional U.S. return disclosure obligations (and related penalties for failure to disclose). Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Series C Preferred Shares.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our Series C Preferred Shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Distributions

In general, a non-U.S. Holder is not subject to U.S. federal income tax on distributions received from us with respect to our Series C Preferred Shares unless the distributions are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States).

Sale, Exchange or Other Disposition

In general, a non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of our Series C Preferred Shares unless (i) such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the shareholder maintains in the United States) or (ii) the shareholder is an individual who is present in the United States for 183 days or more during the taxable year in which those shares are disposed (and certain other requirements are met).

Backup Withholding and Information Reporting

In general, payments of distributions or the proceeds of a disposition of our Series C Preferred Shares to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be shown on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States by certifying their status on an IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSEQUENCES

Marshall Islands Tax Consequences

The following discussion is the opinion of Reeder & Simpson, P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of Series C Preferred Shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Series C Preferred Shares.

Each prospective shareholder is urged to consult his tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him.

Canadian Federal Income Tax Consequences

The following discussion is the opinion of Farris, Vaughan, Wills & Murphy LLP, our Canadian tax counsel, as to the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the Canada Tax Act), as of the date of this prospectus, that we believe are relevant to holders of Series C Preferred Shares acquired in this offering who are, at all relevant times, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (the Canada-U.S. Treaty) resident only in the United States who are “qualifying persons” for purposes of the Canada-U.S. Treaty and who deal at arm’s length with us (U.S. Resident Holders). Holders that are United States limited liability companies should consult their own tax advisors.

Subject to the assumptions below, under the Canada Tax Act, no taxes on income (including taxable capital gains and withholding tax on dividends) are payable by U.S. Resident Holders in respect of the acquisition, holding, disposition or redemption of our shares. This opinion is based upon the assumptions that we are not a resident of Canada and such U.S. Resident Holders do not have, and have not had, for the purposes of the Canada-U.S. Treaty, a permanent establishment in Canada to which such shares pertain and, in addition, do not use or hold and are not deemed or considered to use or hold such shares in the course of carrying on a business in Canada. We will not be resident in Canada in a taxation year if our principal business is the operation of ships that are used primarily in transporting passengers or goods in international traffic, all or substantially all of our gross revenue for the year consists of gross revenue from the operation of ships in transporting passengers or goods in that international traffic, and we were not granted articles of continuance in Canada before the end of the year. Please read “Business—Taxation of the Company—Canadian Taxation” for a further discussion, separate from this opinion, of the tax consequences of us becoming a resident of Canada.

Each prospective shareholder is urged to consult his tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of his investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our Series C Preferred Shares, other than underwriting discounts and commissions, as follows:

Printing and Engraving Expenses	100,000
Legal Fees and Expenses	400,000
Accountants’ Fees and Expenses	100,000
The New York Stock Exchange Listing Fee	20,000
Transfer Agent Fees and Expenses	4,000
Miscellaneous Costs	20,000

Total	$644,000

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as sole-bookrunning manager and structuring agent of the offering and as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Series C Preferred Shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	7,400,000
Citigroup Global Markets Inc.	736,667
Credit Suisse Securities (USA) LLC	736,667
Dahlman Rose & Company, LLC	693,332
BNP Paribas Securities Corp.	216,667
DnB NOR Markets, Inc.	216,667

Total	10,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Series C Preferred Shares sold under the underwriting agreement if any of these Series C Preferred Shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Series C Preferred Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series C Preferred Shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the Series C Preferred Shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.50 per Series C Preferred Share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.25 per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

Per Series C Preferred Share
Public offering price	$25.00
Underwriting discount	$0.875
Proceeds, before expenses, to us	$24.125

The expenses of the offering, not including the underwriting discount, are estimated at $644,000 and are payable by us.

New York Stock Exchange Listing

No market currently exists for our Series C Preferred Shares. We intend to apply to list our Series C Preferred Shares on the NYSE. If the application is approved, trading of the Series C Preferred Shares is expected to commence within 30 days after the initial delivery of the Series C Preferred Shares. The underwriters have advised us that they intend to make a market in the Series C Preferred Shares prior to commencement of any trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series C Preferred Shares.

Price Stabilization, Short Positions

Until the distribution of the Series C Preferred Shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Series C Preferred Shares. However, the representative may engage in transactions that stabilize the price of the Series C Preferred Shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Series C Preferred Shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of Series C Preferred Shares than they are required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Series C Preferred Shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Series C Preferred Shares or preventing or retarding a decline in the market price of our Series C Preferred Shares. As a result, the price of our Series C Preferred Shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Series C Preferred Shares. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus may be available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Conflicts of Interest

Affiliates of BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and DnB NOR Markets, Inc. are lenders under certain of our credit facilities. As described under “Use of Proceeds,” we will use the net proceeds from this offering for general corporate purposes, which may include vessel acquisitions or investments, and funding capital expenditures or working capital needs. Pending the application of funds for these purposes, we may repay a portion of our outstanding debt under certain of our revolving credit facilities. As a result, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and DnB NOR Markets, Inc. or their respective affiliates may receive proceeds from this offering. Because this offering is being made in compliance with the requirements of FINRA Rule 5121, a qualified independent underwriter is not required.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Prospective Investors in the EEA

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of the Series C Preferred Shares is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of the Series C Preferred Shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the Series C Preferred Shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of Series C Preferred Shares may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Series C Preferred Shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any Series C Preferred Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any Series C Preferred Shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the Series C Preferred Shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where Series C Preferred Shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those Series C Preferred Shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Series C Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any Series C Preferred Shares to be offered so as to enable an investor to decide to purchase any Series C Preferred Shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

The Series C Preferred Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Series C Preferred Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, the Series C Preferred Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Series C Preferred Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of Series C Preferred Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Series C Preferred Shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for it. The Series C Preferred Shares to which this document relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the Series C Preferred Shares offered should conduct their own due diligence on the Series C Preferred Shares. If you do not understand the contents of this document, you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

This document has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The Series C Preferred Shares will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Series C Preferred Shares that is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to Series C Preferred Shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series C Preferred Shares may not be circulated or distributed, nor may the Series C Preferred Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Series C Preferred Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Series C Preferred Shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The Series C Preferred Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in the People’s Republic of China

This document has not been filed with or approved by the People’s Republic of China (for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan) authorities, and is not an offer of securities (whether public offering or private placement) within the meaning of the Securities Law or other pertinent laws and regulations of the People’s Republic of China. This document shall not be offered to the general public if used within the People’s Republic of China, and the Series C Preferred Shares so offered cannot be sold to anyone that is not a qualified purchaser of the People’s Republic of China.

Settlement

We expect that delivery of the Series C Preferred Shares will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which will be the five business days following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series C Preferred Shares on the date of this prospectus supplement or the next business day will be required, by virtue of the fact that the Series C Preferred Shares initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Series C Preferred Share who wish to trade the Series C Preferred Shares on the date hereof or the next three succeeding business days should consult their own advisor.

LEGAL MATTERS

The validity of the Series C Preferred Shares and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel to Marshall Islands law, Dennis J. Reeder, Reeder & Simpson, P.C. Certain other legal matters will be passed upon for us by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, Farris, Vaughn, Wills & Murphy LLP, Vancouver, British Columbia and by Perkins Coie LLP, Portland, Oregon. Blake, Cassels & Graydon LLP and Perkins Coie LLP may rely on the opinions of Dennis J. Reeder, Reeder & Simpson, P.C. for all matters of Marshall Islands law. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

The section in this prospectus supplement entitled “The International Containership Industry” has been included in reliance upon CRSL’s authority as an expert on such matters. CRSL has confirmed to us that it accurately describes the international containership market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in this prospectus supplement, as indicated in the consent of CRSL filed as an exhibit to our Report on Form 6-K filed on January 19, 2011 and incorporated by reference into the registration statement of which this prospectus supplement is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-(800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below:

•	Reports on Form 6-K, dated May 13, 2010, August 5, 2010 and October 28, 2010; and

•	Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on March 19, 2010.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain Reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the base prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the base prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the base prospectus as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Seaspan Corporation

Unit 2, 7th Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

(852) 2540-1686

Information Provided by the Company

We will furnish, on request, holders of our Series C Preferred Shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a foreign private issuer, we are exempt under the Exchange Act, from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation, and our executive offices are located outside of the United States in Hong Kong. A majority of our directors and officers and some of the experts named in this prospectus reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or those persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

In addition, there is substantial doubt that the courts of the Marshall Islands or Hong Kong would (1) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

Annual Survey. The inspection of a ship pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Ballast. A voyage during which the ship is not laden with cargo.

Bareboat Charter. A charter of a ship under which the shipowner is usually paid a fixed amount of charter hire for a certain period of time during which the charterer is responsible for the ship operating expenses and voyage expenses of the ship and for the management of the ship, including crewing. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”

Bunkers. Heavy fuel and diesel oil used to power a ship’s engines.

Charter. The hire of a ship for a specified period of time or a particular voyage to carry a cargo from a loading port to a discharging port. The contract for a charter is commonly called a charterparty.

Charterer. The party that hires a ship for a period of time or for a voyage.

Classification society. An independent organization that certifies that a ship has been built and maintained according to the organization’s rules for that type of ship and complies with the applicable rules and regulations of the country of the ship’s registry and the international conventions of which that country is a member. A ship that receives its certification is referred to as being “in-class.”

Dry-docking. The removal of a ship from the water for inspection and repair of those parts of a ship that are below the water line. During dry-dockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Dry-dockings for containerships are generally required once every five years, one of which must be a Special Survey.

Gross ton. A unit of measurement for the total enclosed space within a ship equal to 100 cubic feet or 2.831 cubic meters.

Hire rate. The payment to the shipowner from the charterer for the use of the vessel.

Hull. Shell or body of a ship.

IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.

Intermediate survey. The inspection of a ship by a classification society surveyor that takes place 24 to 36 months after each special survey.

Newbuilding. A new ship under construction or just completed.

Off-hire. The period in which a ship is not available for service under a time charter and, accordingly, the charterer generally is not required to pay the hire rate. Off-hire periods can include days spent on repairs, dry-docking and surveys, whether or not scheduled.

Protection and indemnity insurance. Insurance obtained through a mutual association formed by shipowners to provide liability indemnification protection from various liabilities to which they are exposed in the course of their business, and which spreads the liability costs of each member by requiring contribution by all members in the event of a loss.

Scrapping. The sale of a ship as scrap metal.

Ship operating expenses. The costs of operating a ship, primarily consisting of crew wages and associated costs, insurance premiums, management fee, lubricants and spare parts, and repair and maintenance costs. Ship operating expenses exclude fuel cost, port expenses, agents’ fees, canal dues and extra war risk insurance, as well as commissions, which are included in “voyage expenses.”

Special survey. The inspection of a ship by a classification society surveyor that takes place every five years, as part of the recertification of the ship by a classification society.

Spot market. The market for immediate chartering of a ship, usually for single voyages.

TEU. Twenty-foot equivalent unit, the international standard measure for containers and containership capacity.

Time charter. A charter under which the shipowner hires out a ship for a specified period of time. The shipowner is responsible for providing the crew and paying ship operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance. The shipowner is paid charter hire, which accrues on a daily basis.

Voyage charter. A charter under which a shipowner hires out a ship for a specific voyage between the loading port and the discharging port. The shipowner is responsible for paying both ship operating expenses and voyage expenses. Typically, the charterer is responsible for any delay at the loading or discharging ports. The shipowner is paid freight on the basis of the cargo movement between ports.

Voyage expenses. Expenses incurred due to a ship’s traveling from a loading port to a discharging port, such as fuel (bunkers) cost, port expenses, agents’ fees, canal dues, extra war risk insurance and commissions.

PROSPECTUS

$1,000,000,000

Common Shares

Preferred Shares

Warrants

Rights

Debt Securities

Units

Seaspan Corporation

Through this prospectus, we may offer, from time to time, in one or more series:

•	our common shares;

•	our preferred shares;

•	warrants to purchase common shares, preferred shares or debt securities;

•	rights to purchase common shares, preferred shares, warrants, debt securities or units;

•	debt securities, which may be secured or unsecured senior debt securities; and

•	our units.

The aggregate offering price of the securities issued under this prospectus may not exceed $1,000,000,000. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “SSW.” We will provide information in the prospectus supplement for the trading market, if any, for any preferred shares, warrants, rights, debt securities or units that we may offer.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each of our common shares includes one right that, under certain circumstances, entitles the holder to purchase from us a unit consisting of one-thousandth of a preferred share at a purchase price of $25.00 per unit, subject to specified adjustments.

The date of this prospectus is August 19, 2010.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. Information contained on our website does not constitute part of this prospectus. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of such incorporated documents, as the case may be.

ABOUT THIS PROSPECTUS

Unless we otherwise specify, when used in this prospectus, the terms “Seaspan Corporation,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its wholly owned subsidiaries and, for periods before our initial public offering, our predecessor, Seaspan Container Lines Limited. References to our Manager are to Seaspan Management Services Limited and its wholly owned subsidiaries that provide us with technical, administrative and strategic services. Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the securities, described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

In this prospectus, references to Samsung are to Samsung Heavy Industries Co., Ltd. References to HHI are to Hyundai Heavy Industries Co., Ltd. References to HSHI are to Hyundai Samho Heavy Industries Co., Ltd., a subsidiary of HHI. References to Jiangsu are to Jiangsu Yangzijiang Shipbuilding Co., Ltd. References to New Jiangsu are to Jiangsu New Yangzi Shipbuilding Co., Ltd. References to Zhejiang are to Zhejiang Shipbuilding Co. Ltd. References to Odense-Lindo are to Odense-Lindo Shipyard Ltd. Samsung, HHI, HSHI, Jiangsu, New Jiangsu, Zhejiang and Odense-Lindo are commonly referred to as our shipbuilders.

In this prospectus references to CSCL Asia are to China Shipping Container Lines (Asia) Co., Ltd., a subsidiary of China Shipping Container Lines Co., Ltd., or CSCL. References to APM are to A.P. Møller-Mærsk A/S. References to HL USA are to Hapag-Lloyd USA, LLC, a subsidiary of Hapag-Lloyd, AG, or Hapag-Lloyd. References to COSCON are to COSCO Container Lines Co., Ltd., a subsidiary of China COSCO Holdings Company Limited. References to K-Line are to Kawasaki Kisen Kaisha Ltd. References to MOL are to Mitsui O.S.K. Lines, Ltd. References to CSAV are to Compañia Sud Americana De Vapores S.A. References to UASC are to United Arab Shipping Company (S.A.G).

We use the term “twenty foot equivalent unit,” or “TEU,” the international standard measure of containers, in describing the capacity of our containerships, which are also commonly referred to as vessels. In this prospectus, we identify the classes of the vessels in our fleet by their approximate average TEU capacity of the vessels in each class. However, we note that the actual TEU capacity of the vessels may differ from the approximate average TEU capacity.

i

ABOUT SEASPAN

Overview

We are Seaspan Corporation, a Marshall Islands corporation that was incorporated on May 3, 2005. We are an owner of containerships, and we charter them pursuant to primarily long-term, fixed-rate time charters to major container liner companies. As of August 1, 2010, we owned a fleet of 53 containerships and have entered into contracts for the purchase of an additional 10 containerships and contracts to lease an additional six containerships.

Customers for our current fleet are CSCL Asia, HL USA, APM, COSCON, CSAV, MOL, K-Line and UASC. Customers for the additional 16 vessels will include K-Line and COSCON. Our primary objective is to continue to grow our business through accretive vessel acquisitions over the mid- to long-term as market conditions allow.

We deploy all our vessels on primarily long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters. As of August 1, 2010, the charters on the 53 vessels in our current fleet had an average remaining term of 7.1 years plus certain options.

Our Fleet

Our Current Fleet

The following table summarizes key facts regarding the 53 vessels as of August 1, 2010:

Vessel Name	Vessel Class (TEU)	Commencement of Charter	Year Built	Charterer	Length of Time Charter	Daily Charter Rate
						(in thousands)
CSCL Zeebrugge	9600	3/15/07	2007	CSCL Asia	12 years	$34.0	(1)
CSCL Long Beach	9600	7/5/07	2007	CSCL Asia	12 years	34.0	(1)
CSCL Oceania	8500	12/4/04	2004	CSCL Asia	12 years + one 3-year option	29.5	(2)
CSCL Africa	8500	1/24/05	2005	CSCL Asia	12 years + one 3-year option	29.5	(2)
COSCO Japan	8500	3/9/10	2010	COSCON	12 years + three one-year options	42.9	(3)
COSCO Korea	8500	4/5/10	2010	COSCON	12 years + three one-year options	42.9	(3)
COSCO Philippines	8500	4/24/10	2010	COSCON	12 years + three one-year options	42.9	(3)
COSCO Malaysia	8500	4/19/10	2010	COSCON	12 years + three one-year options	42.9	(3)
COSCO Indonesia	8500	7/5/10	2010	COSCON	12 years + three one-year options	42.9	(3)
MOL Emerald	5100	4/30/09	2009	MOL	12 years	28.9
MOL Eminence	5100	8/31/09	2009	MOL	12 years	28.9
MOL Emissary	5100	11/20/09	2009	MOL	12 years	28.9
MOL Empire	5100	1/8/10	2010	MOL	12 years	28.9
MSC Sweden	4800	11/6/06	1989	APM	5 years + two 1-year options + one 2-year option	23.5	(4)

Vessel Name	Vessel Class (TEU)	Commencement of Charter	Year Built	Charterer	Length of Time Charter	Daily Charter Rate
						(in thousands)
Cap Victor	4800	11/20/06	1988	APM	5 years + two 1-year options + one 2-year option	23.5	(4)
Cap York	4800	12/6/06	1989	APM	5 years + two 1-year options + one 2-year option	23.5	(4)
MSC Ancona	4800	12/22/06	1989	APM	5 years + two 1-year options + one 2-year option	23.5	(4)
CSCL Hamburg	4250	7/3/01	2001	CSCL Asia	10 years + one 2-year option	18.3	(5)
CSCL Chiwan	4250	9/20/01	2001	CSCL Asia	10 years + one 2-year option	18.3	(5)
CSCL Ningbo	4250	6/15/02	2002	CSCL Asia	10 years + one 2-year option	19.7	(6)
CSCL Dalian	4250	9/4/02	2002	CSCL Asia	10 years + one 2-year option	19.7	(6)
CSCL Felixstowe	4250	10/15/02	2002	CSCL Asia	10 years + one 2-year option	19.7	(6)
CSCL Vancouver	4250	2/16/05	2005	CSCL Asia	12 years	17.0
CSCL Sydney	4250	4/19/05	2005	CSCL Asia	12 years	17.0
CSCL New York	4250	5/26/05	2005	CSCL Asia	12 years	17.0
CSCL Melbourne	4250	8/17/05	2005	CSCL Asia	12 years	17.0
CSCL Brisbane	4250	9/15/05	2005	CSCL Asia	12 years	17.0
New Delhi Express	4250	10/18/05	2005	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Dubai Express	4250	1/3/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Jakarta Express	4250	2/21/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Saigon Express	4250	4/6/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Lahore Express	4250	7/11/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Rio Grande Express	4250	10/20/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Santos Express	4250	11/13/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Rio de Janeiro Express	4250	3/28/07	2007	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Manila Express	4250	5/23/07	2007	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
CSAV Loncomilla	4250	4/28/09	2009	CSAV	6 years	25.9
CSAV Lumaco	4250	5/14/09	2009	CSAV	6 years	25.9
CSAV Lingue	4250	5/17/10	2010	CSAV	6 years	25.9
CSAV Lebu	4250	6/7/10	2010	CSAV	6 years	25.9
UASC Madinah	4250	7/1/10	2009	UASC	2 years	20.5	(9)

Vessel Name	Vessel Class (TEU)	Commencement of Charter	Year Built	Charterer	Length of Time Charter	Daily Charter Rate
						(in thousands)
COSCO Fuzhou	3500	3/27/07	2007	COSCON	12 years	19.0
COSCO Yingkou	3500	7/5/07	2007	COSCON	12 years	19.0
CSCL Panama	2500	5/15/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL Montevideo	2500	9/6/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL São Paulo	2500	8/11/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL Lima	2500	10/15/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL Santiago	2500	11/8/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL San Jose	2500	12/1/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL Callao	2500	4/10/09	2009	CSCL Asia	12 years	16.8	(10)
CSCL Manzanillo	2500	9/21/09	2009	CSCL Asia	12 years	16.8	(10)
Guayaquil Bridge	2500	3/8/10	2010	K-Line	10 years	17.9
Calicanto Bridge	2500	5/28/10	2010	K-Line	10 years	17.9

(1)	CSCL Asia has a charter of 12 years with a charter rate of $34,000 per day, increasing to $34,500 per day after six years.
(2)	CSCL Asia has an initial charter of 12 years with a charter rate of $29,500 per day for the first six years, $29,800 per day for the second six years, and $30,000 per day during the option period.
(3)	COSCON has an initial charter of 12 years with a charter rate of $42,900 per day and $43,400 per day for the three one-year options.
(4)	APM has an initial charter of five years at $23,450 per day, two consecutive one-year options to charter the vessel at $22,400 and $21,400 per day, respectively, and a final two-year option to charter the vessel at $20,400 per day; provided, however, that APM may declare an initial charter term on one or two vessels that is up to 9 months less than 5 years so long as they declare an initial charter term that is correspondingly greater than 5 years for the same number of vessels. In addition, we pay an affiliate of APM a 0.5% commission on all hire payments for each of the APM charters.
(5)	CSCL Asia has an initial charter of ten years with a charter rate of $18,000 per day for the first five years, $18,300 per day for the second five years, and $19,000 per day for the final two-year option.
(6)	CSCL Asia has an initial charter of ten years with a charter rate of $19,933 per day for the first five years, $19,733 per day for the second five years, and $20,500 per day for the final two-year option.
(7)	HL USA has an initial charter of three years that automatically extends for up to an additional seven years with a charter rate of $18,000 per day, and $18,500 per day for the final two one-year options.
(8)	For these charters, the initial term is three years that automatically extends for up to an additional seven years in successive one-year extensions, unless HL USA elects to terminate the charters with two years’ prior written notice. The charterer is required to pay a termination fee of approximately $8.0 million to terminate a charter at the end of the initial term. The termination fee declines by $1.0 million per year per vessel in years four through nine. The initial terms of the charters for these vessels have expired, and these charters have automatically extended pursuant to their terms.
(9)	UASC has a charter of two years with a charter rate of $20,500 per day for the first year, increasing to $20,850 per day for the second year. In addition, we pay a 1.25% commission to a broker on all hire payments for this charter.
(10)	CSCL Asia has a charter of 12 years with a charter rate of $16,750 per day for the first six years, increasing to $16,900 per day for the second six years.

New Vessel Contracts

One of our principal objectives is to acquire additional containerships over the mid- to long-term as market conditions allow, and to enter into additional primarily long-term, fixed-rate time charters for such ships.

As of August 1, 2010, we contracted to purchase 10 additional containerships and to lease an additional six, all of which are currently or will be under construction. We expect to take delivery of these 16 containerships over approximately the next 21 months.

As at August 1, 2010, the 10 newbuilding containerships that we have contracted to purchase and the six that we have contracted to lease consist of the following vessels:

Vessel	Vessel Class (TEU)	Length of Time Charter(1)	Charterer	Daily Charter Rate		Shipbuilder
				(in thousands)
Hull No. S452	13100	12 years	COSCON	$55.0		HSHI
Hull No. 2177	13100	12 years	COSCON	55.0		HHI
Hull No. S453	13100	12 years	COSCON	55.0		HSHI
Hull No. 2178	13100	12 years	COSCON	55.0		HHI
Hull No. S454	13100	12 years	COSCON	55.0		HSHI
Hull No. 2179	13100	12 years	COSCON	55.0		HHI
Hull No. 2180	13100	12 years	COSCON	55.0		HHI
Hull No. 2181	13100	12 years	COSCON	55.0		HHI
COSCO Thailand	8500	12 years + three one-year options	COSCON	42.9	(2)	HHI
COSCO Pakistan	8500	12 years + three one-year options	COSCON	42.9	(2)	HHI
COSCO Vietnam	8500	12 years + three one-year options	COSCON	42.9	(2)	HHI
Brotonne Bridge	4500	12 years + two three-year options	K-Line	34.3	(3)	Samsung
Brevik Bridge	4500	12 years + two three-year options	K-Line	34.3	(3)	Samsung
Bilbao Bridge	4500	12 years + two three-year options	K-Line	34.3	(3)	Samsung
Berlin Bridge	4500	12 years + two three-year options	K-Line	34.3	(3)	Samsung
Budapest Bridge	4500	12 years + two three-year options	K-Line	34.3	(3)	Samsung

(1)	Each charter begins upon delivery of the vessel to the relevant charterer.
(2)	COSCON has an initial charter of 12 years with a charter rate of $42,900 per day and $43,400 per day for the three one-year options.
(3)	K-Line has an initial charter of 12 years with a charter rate of $34,250 per day for the first six years, increasing to $34,500 per day for the second six years, $37,500 for the first three-year option period and $42,500 for the second three-year option period.

Management Overview

Our operations are managed by our Manager under the supervision of our board of directors. We have entered into long-term management agreements pursuant to which our Manager and its affiliates will provide us with technical, administrative and strategic services. Our Manager is owned by trusts established for members of the Dennis Washington family and by an entity indirectly owned by certain directors and officers of our Manager.

Corporate Information

We maintain our principal executive offices at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference in evaluating an investment in us. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of any of our securities could decline, and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

We hereby incorporate by this reference all of our risk factors included in our Annual Report on Form 20-F for the year ended December 31, 2009, or our 2009 Annual Report, or included in any Annual or Quarterly Report on Form 20-F or Form 6-K filed after the date of this prospectus.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or a PFIC, for such purposes in any taxable year for which either (i) at least 75% of its gross income consists of certain types of “passive income” or (ii) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, those types of “passive income.” For purposes of these tests, “passive income” includes rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) and does not include income derived from the performance of services.

Based on the current and expected composition of our assets and income (and that of our subsidiaries), we believe that we were not a PFIC for our 2009 taxable year, and we do not expect to become a PFIC with respect to any other taxable year. However, there are legal uncertainties involved in this determination, including Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), in which the United States Court of Appeals for the Fifth Circuit concluded that certain time charters were appropriately characterized as leases rather than service agreements for purposes of the foreign sales corporation provisions of the Internal Revenue Code of 1986, as amended, or the Code. The U.S. Internal Revenue Service, or IRS, recently issued guidance stating that it disagrees with the holding in Tidewater and that the time charters at issue in that case should be treated as service agreements. However, the guidance may not be relied on or cited as precedent, and therefore, no assurance can be given that the IRS would not disagree with our position. Further, our PFIC status for any taxable year will not be determinable until after the end of such taxable year, and accordingly, there can be no assurance that we will not be treated as PFIC for any future taxable year. If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. shareholders if we are treated as a PFIC, please read “U.S. Federal Tax Considerations—PFIC Status and Significant Tax Consequences.”

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, for repayment of indebtedness, for working capital, to make vessel acquisitions or for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	For the Six Months Ended June 30, 2010	For the Years Ended December 31,				January 1 to August 11, 2005(1)	August 12 to December 31, 2005
		2009	2008	2007	2006
Ratio of earnings to fixed charges(2)	(4.7)	2.6	(1.7)	0.5	2.6	1.8	6.9
Dollar amount (in thousands) of deficiency in earnings to fixed charges	176,175	—	261,229	29,904	—	—	—

(1)	Represents data from our predecessor for the period prior to our initial public offering.

(2)	For purposes of calculating the ratios of earnings to fixed charges:

•

“earnings” consist of pre-tax income from continuing operations prepared under United States generally accepted accounting principles (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees; and

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount.

The ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus and has been calculated in accordance with SEC rules and regulations. This ratio is different from the ratios that we are required to maintain under our credit facilities and may not be a ratio used by investors to evaluate our overall operating performance.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Shares

Under our articles of incorporation, our authorized shares consist of 200,000,000 common shares (referred to in our articles of incorporation as the Class A Common Shares), par value $0.01 per share, 25,000,000 subordinated shares (referred to in our articles of incorporation as the Class B Common Shares), par value $0.01 per share, 100 incentive shares (referred to in our articles of incorporation as the Class C Common Shares), par value $0.01 per share, and 65,000,000 shares of preferred shares (referred to in our articles of incorporation as the Preferred Shares), par value $0.01 per share. On November 1, 2008, the 7,145,000 Class B Common Shares were converted to Class A Common Shares. As of August 1, 2010, 68,171,923 common shares, no subordinated shares, 100 incentive shares and 460,000 preferred shares are issued and outstanding.

Class A Common Shares

As of August 1, 2010, 68,171,923 common shares were issued and outstanding.

Class B Common Shares

On November 1, 2008, all issued and outstanding Class B Common Shares were converted to Class A Common Shares, and as of August 1, 2010, no Class B Common Shares were issued and outstanding.

Class C Common Shares

As of August 1, 2010, 100 incentive shares were issued and outstanding.

Series A Preferred Shares

As of August 1, 2010, there were 200,000 Series A Preferred Shares issued and outstanding. The Statement of Designation for the Series A Preferred shares permits us to issue and sell an additional 115,000 Series A Preferred Shares.

Series B Preferred Shares

As of August 1, 2010, there were 260,000 Series B Preferred Shares issued and outstanding.

Transfer Agent

The registrar and transfer agent for the common shares is American Stock Transfer and Trust Company, LLC.

Listing

Our common shares are listed on The New York Stock Exchange under the symbol “SSW.”

Characteristics of Our Capital Stock

A more detailed description of our capital stock and the terms of our shareholder rights plan can be found under the heading “Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A (File No. 001-32591), filed with the SEC on August 2, 2005. In addition, the rights, preferences and restrictions of the Series A and Series B Preferred Shares are set forth in the Statement of Designation of the Series A Preferred Shares and the Series B Preferred Shares, respectively, which are filed as exhibits to the registration statement of which this prospectus forms a part, and described more fully in the section of our 2009 Annual Report entitled “Information on the Company—B. Business Overview—Recent Equity Offerings—Our Series A Preferred Share Offering,” which is incorporated by reference into this prospectus. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and market prices and dividend information relating to our common stock.

DESCRIPTION OF PREFERRED SHARES

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•

the number of shares in the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

See “Description of Capital Stock” in this prospectus for information about our issued and outstanding Series A and Series B Preferred Shares. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

DESCRIPTION OF THE WARRANTS

General Description of Warrants

We may issue warrants for the purchase of common shares, preferred shares or debt securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants. The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including, among other things, the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities that maybe purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number or principal amount of securities that may be purchased upon exercise of a warrant and the price at which such securities may be purchased upon exercise;

•	the dates on which the warrants may be exercised;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	terms, procedures, and limitations relating to the exchange and exercise of the warrants; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number or principal amount of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date or on specified dates set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void unless the expiration date is otherwise extended in accordance with the terms of the applicable warrants. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Until you exercise your warrants to purchase securities, you will not have any rights as a holder of such securities, as the case may be, by virtue of your ownership of warrants.

DESCRIPTION OF THE RIGHTS

We may issue rights to purchase common shares, preferred shares, warrants, debt securities or units. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the person purchasing or receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

We will enter into a rights agent agreement with a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. A copy of the rights certificates relating to each series of rights will be filed with the SEC. The prospectus supplement relating to a particular offering of rights will describe the terms of the rights, including, among other things, the following:

•	the date of determining the shareholders entitled to the rights distribution;

•	the number of rights issued or to be issued;

•	the exercise price payable for each common share, preferred share, warrant or unit of debt securities upon the exercise of the rights;

•	the number and terms of the common shares, preferred shares, warrants or units of debt securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights.

DESCRIPTION OF THE DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under an indenture to be dated as of a date on or prior to our initial issuance of the debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture, and our subordinated debt securities would be issued under a subordinated indenture. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement and an applicable supplemental indenture, the senior debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt, and the subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all of our senior indebtedness with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement. The debt securities may be convertible into common shares or other securities if specified in the applicable prospectus supplement.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities are payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than denominations of $1,000 and any of its integral multiples, the denominations in which the series of debt securities will be issuable;

•	the applicability of the provisions described under “Defeasance;”

•	if the series of debt securities will be convertible into, or exchangeable for, our common stock or other securities, or subordinated in right of payment to our senior debt;

•	if the debt securities will be secured by any collateral and, if so, a general description of the collateral and of some of the terms of any related security or pledge;

•

if the series of debt securities will be issuable only in the form of a global security, the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if required;

•	whether and how you can instruct it to send you debt securities registered in your own name so that you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold debt securities in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor, you should be aware that if debt securities are issued only in the form of global securities:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “Legal Ownership—Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interest in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations when Global Security will be Terminated

In a few special situations described in the next paragraph, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described under “Legal Ownership” in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders.”

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and a successor depositary is not appointed by us within 90 days.

•	When we notify the trustee that we wish to terminate the global security.

•

When an event of default on the securities has occurred and has not been cured, disregarding for this purpose any requirement of notice or that the default exists for a specified period of time. (Default is discussed later under “Default and Related Matters.”)

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

IN THE REMAINDER OF THIS DESCRIPTION “YOU” MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ENTITLED “STREET NAME AND OTHER INDIRECT HOLDERS.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights in several Special Situations, such as if we merge with another company, or if we want to change a term of the debt securities via Modification and Waiver;

•	A Defeasance clause and a Satisfaction and Discharge provision, each of which may allow for us to be completely released from our payment and other obligations on the debt securities; and

•	Your rights if we Default.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the securities to pro rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices, and may cancel or change these offices, including the use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another entity. We are also permitted to sell or convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•

the successor (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

•

immediately before and after giving pro forma effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

•	several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

Modification and Waiver

We may modify or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to evidence the succession under the indenture of another person to us and to provide for its assumption of our obligations to holders of debt securities;

•

to make any changes that would add any additional covenants of us for the benefit of the holders of debt securities or that do not adversely affect the rights under the indenture of the holders of debt securities in any material respect;

•	to add any additional events of default;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•

to add to, change or eliminate provisions of the indenture in respect of one or more series of securities, provided such addition, change or elimination shall become effective only when there is no such security outstanding;

•	to secure the debt securities;

•	to establish the form or terms of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under the indenture of a successor trustee;

•	to cure any ambiguity, defect or inconsistency; or

•	in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior debt.

Other modifications and amendments of an indenture may be made by us and the applicable trustee with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any debt security;

•

modify the subordination provisions in the case of subordinated debt securities, or modify any conversion provisions, in either case in a manner adverse to the holders of the subordinated debt securities;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification, amendment or waiver; or

•	following the making of an offer to purchase debt securities from any holder that has been made pursuant to a covenant in such indenture, modify such covenant in a manner adverse to such holder.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series.

Absence of Restrictive Covenants

The indenture does not contain any promises by us on how we will operate our business, and does not restrict our ability to incur debt or grant liens on our assets. If we determine to include such a promise for the benefit of a particular series of debt securities, such promise, or restrictive covenant, will be described in the prospectus supplement relating to that series of debt securities.

Defeasance

We may be completely released from our payment and other obligations on the debt securities. The following discussion of defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

If there is a change in federal tax law, or if we obtain a ruling from the Internal Revenue Service, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full or legal defeasance, if we put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

There must be a change in federal tax law or a ruling from the Internal Revenue Service that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming, among other things, the tax law change described above.

If we are able to fully defease the debt securities, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment.

Satisfaction and Discharge

The indenture will cease to be of further effect as to all debt securities of any series when either:

•

we have delivered to the trustee for cancellation all debt securities of that series that have been authenticated (except for lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has already been deposited in trust and subsequently returned to us); or

•

all debt securities of that series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption under arrangements satisfactory to the trustee, and in any case we have deposited with the trustee as trust funds money in an amount sufficient to pay the entire indebtedness of all these debt securities to their stated maturity or redemption date; and we have paid all other sums payable by us under the indenture with respect to that series.

Notwithstanding any satisfaction and discharge or any defeasance with respect to the debt securities of any series, your rights of transfer and exchange, your rights to replace lost, stolen or destroyed debt securities, the rights and obligations of the trustee and your rights as beneficiaries with respect to the trust funds deposited with the trustee would survive.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an Event of Default?

The term “event of default” means any of the following:

•

failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•

failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•

failure to deposit any sinking fund payment, if any, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

•	failure to perform or comply with the provisions relating to mergers and similar events;

•

failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture;

•

any debt of ourself or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such debt unpaid or accelerated exceeds $40.0 million;

•

any judgment or decree for the payment of money in excess of $40.0 million is entered against us or any significant subsidiary and remains outstanding for a period of 90 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series, plus accrued interest, to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series.

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority of the aggregate principal amount of the securities of all series affected (voting as one class) may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee is required, within 90 days of acquiring knowledge of a default with respect to the debt securities of any series, to give you notice of the default, unless the default has been cured or waived before it gives the notice; however, the trustee may withhold notice of any non-payment default if it determines that withholding notice is in the interest of the holders of debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of at least 25% of the outstanding principal amount of all the securities of the relevant series must make a written request that the trustee take action because of an event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above written request and offer of indemnity and no directions inconsistent with the above written request must have been given to the trustee during such period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default and indicating the nature and status of the default.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all of our senior indebtedness, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•

any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of us, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of our assets and liabilities,

then the holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our senior indebtedness, or provision will be made for the payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of our senior indebtedness will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other of our indebtedness being subordinated to the payment of our subordinated debt securities. This payment may be payable or deliverable in respect of our subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of our other obligations that are not subordinated to our senior indebtedness may recover more ratably than the holders of our subordinated debt securities.

Subject to the payment in full of all of our senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, property or securities applicable to our senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, our subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to our subordinated debt securities, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any of our senior indebtedness has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations.

The subordinated indenture provides that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by us, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

Concerning the Trustee

The prospectus supplement relating to any series of debt securities will identify the trustee and describe any other relationships we may have with the trustee.

The indenture will contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if after an event of default has occurred and is continuing, the trustee acquires any conflicting interest (as described in the indenture) it must eliminate such conflict or resign.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, warrants, rights and debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, warrants, rights and debt securities, or in combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities,” “Description of the Rights,” and “Description of the Warrants,” will apply to each unit and to any common stock, preferred stock, warrant, right or debt security included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of the expected material U.S. federal income tax considerations applicable to us and the ownership and disposition of our common shares. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final and temporary regulations promulgated thereunder, or the Treasury Regulations, administrative rulings and pronouncements and judicial decisions, all as in effect currently and during the year ended December 31, 2009, or our 2009 Year, and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

The following discussion is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations applicable to us or an investment in us. No ruling has been or will be requested from the IRS regarding any matter affecting us or our shareholders. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

U.S. Federal Income Taxation of Our Company

Taxation of Operating Income

Unless exempt from U.S. federal income taxation under the rules contained in Section 883 of the Code, a non-U.S. corporation that earns U.S. source “transportation income” is subject to U.S. federal income taxation under one of two alternative tax regimes: (i) the net basis tax and branch profits tax or (ii) the 4% gross basis tax. For this purpose, “transportation income” includes income from the use (or hiring or leasing for use) of a vessel to transport cargo and the performance of services directly related to the use of any vessel to transport cargo and, thus, includes time charter or bareboat charter income. Further, for this purpose, (i) transportation income attributable to transportation that either begins or ends, but that does not both begin and end, in the United States, or U.S. Source International Transportation Income, is considered to be 50% derived from sources within the United States, (ii) transportation income attributable to transportation that both begins and ends in the United States, or U.S. Source Domestic Transportation Income, is considered to be 100% derived from sources within the United States, and (iii) transportation income attributable to transportation exclusively between non-U.S. destinations is considered to be 100% derived from sources outside the United States.

We believe that we did not earn any U.S. Source Domestic Transportation Income during our 2009 Year, and we expect that we will not earn any such income in future years. However, certain of our activities gave rise to U.S. Source International Transportation Income during our 2009 Year, and future expansion of our operations could result in an increase in the amount of our U.S. Source International Transportation Income. Unless the exemption from tax under Section 883 of the Code, or the Section 883 Exemption, applies, our U.S. Source International Transportation Income generally will be subject to U.S. federal income taxation under either the net basis tax and branch profits tax or the 4% gross basis tax, both of which are discussed below.

The Net Basis Tax and Branch Profits Tax

If the Section 883 Exemption does not apply, the U.S. source portion of our U.S. Source International Transportation Income may be treated as effectively connected with the conduct of a trade or business in the United States, or Effectively Connected Income, if we have a fixed place of business in the United States involved in the earning of U.S. Source International Transportation Income and substantially all of our U.S. Source International Transportation Income is attributable to “regularly scheduled” transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States.

Any income we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax (the highest statutory rate is currently 35%) as well as a 30% branch profits tax imposed under Section 884 of the Code. In addition, a 30% branch profits tax could be imposed on certain interest paid, or deemed paid, by us.

If we were to sell a vessel that has produced Effectively Connected Income, we generally would be subject to the net basis corporate income tax as well as to the 30% branch profits tax with respect to the gain recognized up to the amount of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we would not be subject to U.S. federal income tax with respect to gain realized on the sale of a vessel, provided the gain is not attributable to an office or other fixed place of business maintained by us in the United States under U.S. federal income tax principles.

We believe that during our 2009 Year we did not have a fixed place of business in the United States. As a result, we believe that none of our U.S. Source International Transportation Income earned during our 2009 Year is treated as Effectively Connected Income. While we do not expect to acquire a fixed place of business in the United States, there is no assurance that we will not have, or will not be treated as having, a fixed place of business in the United States in the future, which may result in our U.S. Source International Transportation Income being treated as Effectively Connected Income and our being subject to the net basis tax and branch profits tax as described above.

The 4% Gross Basis Tax

Provided we are not subject to the net basis tax and the branch profits tax described above, we generally will be subject to a 4% U.S. federal income tax on the U.S. source portion of our U.S. Source International Transportation Income (without benefit of deductions) unless the Section 883 Exemption applies (as more fully described below) and we file a U.S. federal income tax return to claim that exemption.

The Section 883 Exemption

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder, or the Section 883 Regulations, it will not be subject to the net basis tax and branch profits tax or the 4% gross basis tax described above on its U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

A non-U.S. corporation will qualify for the Section 883 Exemption if, among other things, it satisfies the following three requirements:

(i)	it is organized in a jurisdiction outside the United States that grants an exemption from tax to U.S. corporations on the types of U.S. Source International Transportation Income that the non-U.S. corporation earns, or an Equivalent Exemption;

(ii)	it satisfies one of the following three ownership tests: (a) the Qualified Shareholder Test, (b) the Controlled Foreign Corporation Test, or (c) the Publicly Traded Test; and

(iii)	it meets certain substantiation, reporting and other requirements.

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an exemption from tax to U.S. corporations on the type of income we have earned and are expected to earn; therefore, we meet the first requirement for the Section 883 Exemption.

Regarding the second requirement for the Section 883 Exemption, we do not believe that we met the Qualified Shareholder Test or the Controlled Foreign Corporation Test with respect to our 2009 Year, and we do not expect to meet those tests in future years. The analysis of our ability to meet the Publicly Traded Test follows.

The Publicly Traded Test

In order to meet the Publicly Traded Test, the stock of the non-U.S. corporation at issue must be “regularly traded” and “primarily traded” on one or more established securities markets either in the United States or in a jurisdiction outside the United States that grants an Equivalent Exemption. Stock of a non-U.S. corporation will be considered to be regularly traded on an established securities market if such stock satisfies certain listing and trading requirements. Generally, the listing requirement will be satisfied if one or more classes of the non-U.S. corporation’s stock that, in the aggregate, represent more than 50% of the vote and value of all of the corporation’s outstanding stock are listed on an established market during such year. The trading volume requirement generally will be satisfied if, with respect to each class of stock relied on to meet the listing requirement, (i) trades in such class are effected, other than in minimal quantities, on an established securities market on at least 60 days during the taxable year and (ii) the aggregate number of shares in such class of stock that are traded on an established securities market during the taxable year is at least 10% of the average number of shares outstanding in that class during the taxable year (with special rules for short taxable years). Alternatively, if the stock of the non-U.S. corporation is traded during the taxable year on an established securities market in the United States and the stock is “regularly quoted by dealers making a market in the stock” within the meaning of the Section 883 Regulations, the stock will be considered regularly traded on an established securities market in the United States. Notwithstanding these rules, a class of stock will not be treated as regularly traded on an established securities market if, for more than half of the number of days during the taxable year, one or more 5% shareholders (i.e., a shareholder that holds, directly, indirectly or constructively, at least 5% of the vote and value of a class of stock) own in the aggregate 50% or more of the vote and value of that class, unless the corporation can establish that a sufficient proportion of such shareholders are “qualified shareholders” for purposes of the Section 883 Exemption so as to preclude other persons who are 5% shareholders from owning 50% or more of the value of that class for more than half the days during the taxable year. For purposes of the Section 883 Exemption, qualified shareholders include individual residents of jurisdictions that grant an Equivalent Exemption and non-U.S. corporations organized in jurisdictions that grant an Equivalent Exemption and that meet the Publicly Traded Test.

The stock of a non-U.S. corporation will be considered to be “primarily traded” on one or more established securities market in a given country if, with respect to the class or classes of stock relied on to meet the regularly traded requirement described above, the number of shares of each such class of stock that are traded on established securities markets in that country exceeds the number of shares in such class that are traded during that year on established securities markets in any other single country.

Because our common shares are and have been traded solely on the New York Stock Exchange, which is considered to be an established securities market in the United States, we believe our common shares are and have been primarily traded on an established securities market for purposes of the Publicly Traded Test. Additionally, we believe our common shares represented more than 50% of our outstanding stock by voting power and value during our 2009 Year, our common shares satisfied the listing and trading volume requirements described above for our 2009 Year, and 50% or more of common shares were not owned by 5% shareholders at any time during such year. Consequently, we believe we satisfied the Publicly Traded Test, and therefore qualified for the Section 883 Exemption, for our 2009 Year.

While there can be no assurance that we will continue to meet the requirements of the Publicly Traded Test and while our board of directors could determine that it is in our best interests to take an action that would result in our not being able to satisfy the Publicly Traded Test, we expect to continue to satisfy the requirements of the Publicly Traded Test and the Section 883 Exemption for future years.

U.S. Federal Income Taxation of U.S. Shareholders

As used herein, the term “U.S. Shareholder” means a beneficial owner of our common shares that is (i) an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes), (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion applies only to beneficial owners of our common shares that own the shares as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain shareholders in light of their particular circumstances, such as shareholders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, partnerships or other pass-through entities and their investors or former citizens or long-term residents of the United States) or shareholders that will hold our common shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor to determine the appropriate tax treatment to you of the partnership’s ownership of our common shares.

This discussion does not contain information regarding any U.S. state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of our common shares. Shareholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of our common shares.

Distributions on Our Common Shares

Subject to the discussion below regarding the rules applicable to passive foreign investment companies, or PFICs, any distributions made by us with respect to our common shares to a U.S. Shareholder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail in the paragraph below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Shareholder’s tax basis in our common shares on a dollar-for-dollar basis and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Shareholder held the common shares for more than one year. U.S. Shareholders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our common shares will be treated as foreign source income and generally will be treated as “passive category income.”

Dividends received with respect to our common shares by a U.S. Shareholder who is an individual, trust or estate, or a U.S. Individual Shareholder, generally will be treated as qualified dividend income that is taxable to such U.S. Individual Shareholder at preferential capital gain tax rates, provided that: (i) our common shares are readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which our common shares are currently traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); and (iii) the U.S. Individual Shareholder has owned our common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend. There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a U.S. Individual Shareholder, and any dividends paid on our common shares that are not eligible for these preferential tax rates generally are taxed as ordinary income to a U.S. Individual Shareholder. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on or after January 1, 2011 will be taxed at rates applicable to ordinary income.

Special rules may apply to any amounts received in respect of our common shares that are treated as “extraordinary dividends.” Generally, an extraordinary dividend is a dividend with respect to a common share that is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such common share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value). If we pay an extraordinary dividend on our common shares that is treated as qualified dividend income, then any loss recognized by a U.S. Individual Shareholder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of the amount of such dividend.

The recently enacted Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act of 2010 will impose a 3.8% Medicare tax on certain investment income, including dividends, earned by individuals, estates or trusts for taxable years beginning after December 31, 2012.

Consequences of Possible CFC Classification

If more than 50 percent of either the total combined voting power of our outstanding shares entitled to vote or the total value of all of our outstanding shares were owned, directly, indirectly or constructively, by citizens or residents of the United States, U.S. partnerships or corporations, or U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned, directly, indirectly or constructively, 10% or more of the total combined voting power of our outstanding shares entitled to vote (each, a CFC Shareholder), we could be treated as a controlled foreign corporation, or a CFC. CFC Shareholders are treated as receiving current distributions of their shares of certain income of the CFC without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC. Although we do not believe we are or will become a CFC, U.S. persons purchasing a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder in the event we become a CFC in the future.

Sale, Exchange or Other Disposition of Our Common Shares

Subject to the discussion of PFICs, below, a U.S. Shareholder generally recognizes capital gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the shareholder from such sale, exchange or other disposition and the shareholder’s tax basis in such shares. A U.S. Shareholder’s ability to deduct capital losses is subject to certain limitations.

Subject to the discussion of extraordinary dividends above, gain or loss recognized upon a sale, exchange or other disposition of our common shares will be (i) treated as long-term capital gain or loss if the U.S. Shareholder’s holding period is greater than one year at the time of the sale, exchange or other disposition and (ii) generally treated as U.S. source income or loss, as applicable, for foreign tax credit purposes. Certain U.S. Shareholders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Shareholder that holds stock in a non-U.S. entity treated as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC for any taxable year in which either (i) at least 75% of our gross income (including the gross income of our subsidiaries) consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or (ii) at least 50% of the average value of the assets held by us (including the assets of our subsidiaries) is attributable to assets that produce passive income or are held for the production of passive income. For purposes of determining whether we are a PFIC, income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income.

Based on the composition of our assets and income (and that of our subsidiaries) for our 2009 Year, we believe that we were not a PFIC for such year. Furthermore, based on the expected composition of our assets and income (and that of our subsidiaries), we do not expect to become a PFIC with respect to any future years. Our belief in this regard is based principally on the position that, for purposes of determining whether we are a PFIC, the majority, if not all, of the gross income we derive (or are deemed to derive) from the chartering activities of our wholly owned subsidiaries should constitute service income rather than rental income. Correspondingly, such income should not constitute passive income, and the assets owned and operated by us or our subsidiaries in connection with the production of such income (in particular, the vessels) should not constitute passive assets under the PFIC rules. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. However, there is no legal authority specifically relating to the statutory provisions governing PFICs or relating to circumstances substantially similar to ours. Moreover, in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the United States Court of Appeals for the Fifth Circuit concluded that certain time charters were appropriately characterized as leases rather than service agreements for purposes of the foreign sales corporation provisions of the Code. While the IRS recently issued guidance stating that it disagrees with the holding in Tidewater and further stated that the time charters at issue there should be treated as services agreements, the guidance cannot be relied on or otherwise cited as precedent by taxpayers. Therefore, no assurance can be given that the IRS will agree with our position.

Although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations, and therefore the composition of our income and assets, will remain the same in the future. Moreover, the market value of our common shares may be treated as reflecting the value of our assets at any given time. Therefore, a decline in the market value of our common shares (which is not within our control) may impact the determination of whether we are a PFIC. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, there can be no assurance that we will not be considered a PFIC for any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Shareholder generally would be subject to one of three different U.S. income tax regimes, depending on whether the shareholder makes certain elections.

Taxation of U.S. Shareholders Making a Timely QEF Election

If we were classified as a PFIC for a taxable year, a U.S. Shareholder making a timely election to treat us as a “Qualified Electing Fund” for U.S. tax purposes, or a QEF Election, would be required to report his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the shareholder’s taxable year regardless of whether the shareholder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The shareholder’s adjusted tax basis in our common shares would be increased to reflect taxed but undistributed earnings and profits, and distributions of earnings and profits that had previously been taxed would not be taxed again when distributed but would result in a corresponding reduction in the shareholder’s adjusted tax basis in our common shares. The shareholder generally would recognize capital gain or loss on the sale, exchange or other disposition of our common shares.

A U.S. Shareholder would make a QEF Election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his U.S. federal income tax return and a second copy in accordance with the instructions to such form.

Taxation of U.S. Shareholders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our common shares are treated as “marketable stock,” then a U.S. Shareholder would be allowed to make a “mark-to-market”

election with respect to our common shares, provided the shareholder completes and files IRS Form 8621 in accordance with the relevant instructions. If that election is made, the shareholder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our common shares at the end of the taxable year over the shareholder’s adjusted tax basis in our common shares. The shareholder also would be permitted an ordinary loss in respect of the excess, if any, of the shareholder’s adjusted tax basis in our common shares over the fair market value thereof at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). The shareholder’s tax basis in our common shares would be adjusted to reflect any such income or loss recognized. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the shareholder.

Taxation of U.S. Shareholders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year and if a U.S. Shareholder did not make either a QEF Election or a mark-to-market election for that year, the shareholder would be subject to special rules resulting in increased tax liability with respect to (i) any excess distribution (i.e., the portion of any distributions received by the shareholder on our common shares in a taxable year in excess of 125% of the average annual distributions received by the shareholder in the three preceding taxable years, or, if shorter, the shareholder’s holding period for our common shares), and (ii) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the shareholder’s aggregate holding period for our common shares;

•	the amount allocated to the current taxable year and any taxable year prior to the year we were first treated as a PFIC with respect to the shareholder would be taxed as ordinary income; and

•

the amount allocated to each other taxable year would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax.

Additionally, if the shareholder is an individual who dies while owning our common shares, such shareholder’s successor generally would not receive a step-up in tax basis with respect to such shares.

U.S. Federal Income Taxation of Non-U.S. Shareholders

A beneficial owner of our common shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Shareholder is referred to as a non-U.S. Shareholder.

Distributions on Our Common Shares

In general, a non-U.S. Shareholder is not subject to U.S. federal income tax on distributions received from us with respect to our common shares unless the distributions are effectively connected with the shareholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the shareholder maintains in the United States).

Sale, Exchange or Other Disposition of Our Common Shares

In general, a non-U.S. Shareholder is not subject to U.S. federal income tax on any gain resulting from the disposition of our common shares unless (i) such gain is effectively connected with the shareholder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the shareholder maintains in the United States) or (ii) the shareholder is an individual who is present in the United States for 183 days or more during the taxable year in which those shares are disposed (and certain other requirements are met).

Backup Withholding and Information Reporting

In general, payments of distributions or the proceeds of a disposition of our common shares to a non-corporate U.S. Shareholder will be subject to information reporting requirements. These payments to a non-corporate U.S. Shareholder also may be subject to backup withholding if the shareholder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be shown on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Shareholders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States by certifying their status on an IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing U.S. federal income tax return with the IRS.

NON-U.S. TAX CONSIDERATIONS

Marshall Islands Tax Consequences

The following discussion is the opinion of Reeder & Simpson, P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the common shares.

Each prospective shareholder is urged to consult his tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him.

Canadian Federal Income Tax Consequences

The following discussion is the opinion of Farris, Vaughan, Wills & Murphy LLP, our Canadian tax counsel, as to the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the Canada Tax Act), as of the date of this prospectus, that we believe are relevant to holders of common shares acquired in this offering who are, at all relevant times, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (the Canada-U.S. Treaty) resident only in the United States who are “qualifying persons” for purposes of the Canada-U.S. Treaty and who deal at arm’s length with us (U.S. Resident Holders). Holders that are United States limited liability companies should consult their own tax advisors.

Subject to the assumptions below, under the Canada Tax Act, no taxes on income (including taxable capital gains and withholding tax on dividends) are payable by U.S. Resident Holders in respect of the acquisition, holding, disposition or redemption of our shares. This opinion is based upon the assumptions that we are not a resident in Canada and such U.S. Resident Holders do not have, and have not had, for the purposes of the Canada-U.S. Treaty, a permanent establishment in Canada to which such shares pertain and, in addition, do not use or hold and are not deemed or considered to use or hold such shares in the course of carrying on a business in Canada. We will not be resident in Canada in a taxation year if our principal business is the operation of ships that are used primarily in transporting passengers or goods in international traffic, all or substantially all of our gross revenue for the year consists of gross revenue from the operation of ships in transporting passengers or goods in that international traffic, and we were not granted articles of continuance in Canada before the end of the year. Income earned in Canada by a non-resident corporation from the operation of a ship in international traffic, and gains realized from the disposition of ships used principally in international traffic, are not included in a non-resident corporation’s income for Canadian tax purposes where the corporation’s country of residence grants substantially similar relief to a Canadian resident. For a further discussion, separate from this opinion, of the tax consequences of us becoming a resident in Canada, please read “Risk Factors—Tax Risks” in our latest Annual Report on Form 20-F.

Each prospective shareholder is urged to consult his tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of his investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common shares in this offering, other than underwriting discounts and commissions, as follows:

SEC Registration Fee		$71,300
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
NYSE Listing Fee		*
FINRA Filing Fee		*
Blue Sky Fees and Expenses		*
Transfer Agent’s Fees and Expenses		*
Miscellaneous Costs		*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel to Marshall Islands Law, Reeder & Simpson, P.C. Certain other legal matters will be passed upon for us by Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia and by Vinson & Elkins L.L.P., New York, New York. Farris, Vaughan, Wills & Murphy LLP and Vinson & Elkins L.L.P. may rely on the opinions of Reeder & Simpson, P.C. for all matters of Marshall Islands law.

PLAN OF DISTRIBUTION

We may sell securities described in this prospectus and any accompanying prospectus supplement through one or more underwriters for public offering and sale, and we also may sell securities to investors directly, through the exercise of warrants or rights, or through one or more broker-dealers or agents.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

If we use underwriters or dealers in the sale, they will acquire the securities for their own account and they may resell these securities from time to time in one or more transactions (which may involve crosses and block transactions), including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the securities at a level above that which might otherwise prevail in the open market.

We may sell the securities directly or through agents designated by us from time to time, including in connection with a distribution to our security holders of rights to purchase such securities. We will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act of 1933.

Certain of the underwriters, dealers and agents and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

We may offer our units into an existing trading market on terms described in the prospectus supplement relating thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

We may offer securities solicited directly by us and sell directly to institutional investors or offers, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

Because FINRA views our common units as a direct participation program, any offering of common units under the registration statement, of which this prospectus forms a part, will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2009 and 2008 and for each of the three years in the three year period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financing reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell up to $1,000,000,000 of the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including, in the case of warrants, rights and debt securities, the specific terms of the securities.

That prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below:

•	Current Reports on Form 6-K, dated May 13, 2010, June 4, 2010 and August 5, 2010;

•	Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Commission on March 19, 2010; and

•

The description of our securities contained in (a) our registration statement on Form 8-A (File No. 001-32591), filed with the SEC on August 2, 2005 and (b) any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Seaspan Corporation

Unit 2, 7th Floor

Bupa Centre 141

Connaught Road West

Hong Kong

China

(852) 2540-1686

ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company and our executive offices are located outside of the United States in Hong Kong. A majority of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Hong Kong would (1) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws, or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in the prospectus concerning our operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus. These risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	our expectations relating to dividend payments and our ability to make such payments;

•	pending acquisitions, business strategy and expected capital spending;

•	operating expenses, availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•

our financial condition and liquidity, including our ability to borrow funds under our credit facilities and to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve our capital base;

•	our expectations about the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of our ships;

•	our continued ability to enter into primarily long-term, fixed-rate time charters with our customers;

•	our ability to leverage to our advantage our Manager’s relationships and reputation in the containership industry;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	the financial condition of our shipyards, charterers, lenders, refund guarantors and other counterparties and their ability to perform their obligations under their agreements with us;

•	potential liability from future litigation; and

•	other factors discussed in the section titled “Risk Factors.”

We expressly disclaim any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the performance of our securities.

10,000,000 Shares

9.50% Series C Cumulative Redeemable Perpetual Preferred Shares

Seaspan Corporation

PROSPECTUS    SUPPLEMENT

January 21, 2011

Sole Book-Running Manager and Structuring Agent

BofA Merrill Lynch

Co-Managers

Citi	Credit Suisse	Dahlman Rose & Company

BNP PARIBAS		DnB NOR Markets